      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 5, 1996


                                                      REGISTRATION NO. 333-04097

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                               AMENDMENT NO. 1 TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                            TELETECH HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          7389                  84-1291044
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employee
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                        1700 LINCOLN STREET, SUITE 1400
                             DENVER, COLORADO 80203
                                 (303) 894-4000
         (Address, including zip code, and telephone number, including area code, of registrant's executive offices)

                               KENNETH D. TUCHMAN
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            TELETECH HOLDINGS, INC.
                        1700 LINCOLN STREET, SUITE 1400
                             DENVER, COLORADO 80203
                                 (303) 894-4000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              -------------------

                                WITH COPIES TO:

      CHARLES EVANS GERBER, ESQ.                 HOWARD S. LANZNAR, ESQ.
       HELEN N. KAMINSKI, ESQ.                      MARK D. WOOD, ESQ.
       Neal, Gerber & Eisenberg                   Katten Muchin & Zavis
       Two North LaSalle Street                   525 West Monroe Street
       Chicago, Illinois 60602                   Chicago, Illinois 60661
            (312) 269-8000                            (312) 902-5200

                              -------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                              -------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION ON SUCH DATE AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            TELETECH HOLDINGS, INC.
                             CROSS REFERENCE SHEET
                   PURSUANT TO REGULATION S-K, SECTION 501(B)

           FORM S-1 ITEM                                                           LOCATION IN PROSPECTUS
           -------------------------------------------------------  -----------------------------------------------------
 1.        Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus........................  Forepart of the Registration Statement and Outside
                                                                     Front Cover Page of Prospectus
 2.        Inside Front and Outside Back Cover Pages of
            Prospectus............................................  Inside   Front  and  Outside   Back  Cover  Pages  of
                                                                     Prospectus; Additional Information
 3.        Summary Information, Risk Factors and Ratio of Earnings
            to Fixed Charges......................................  Prospectus  Summary;  The   Company;  Risk   Factors;
                                                                     Business
 4.        Use of Proceeds........................................  Prospectus Summary; Use of Proceeds
 5.        Determination of Offering Price........................  Outside Front Cover Page of Prospectus; Underwriters
 6.        Dilution...............................................  Dilution
 7.        Selling Security Holders...............................  Principal and Selling Stockholders
 8.        Plan of Distribution...................................  Outside  and Inside Front  Cover Pages of Prospectus;
                                                                     Underwriters
 9.        Description of Securities to be Registered.............  Prospectus Summary;  Capitalization;  Description  of
                                                                     Capital Stock
10.        Interests of Named Experts and Counsel.................  Legal Matters; Experts
11.        Information with Respect to the Registrant.............  Cover  Page  of Registration  Statement;  Outside and
                                                                     Inside Front Cover  Pages of Prospectus;  Prospectus
                                                                     Summary; The Company; Risk Factors; Use of Proceeds;
                                                                     Dividend  Policy; Capitalization; Dilution; Selected
                                                                     Financial Data; Management's Discussion and Analysis
                                                                     of Financial  Condition and  Results of  Operations;
                                                                     Business;   Management;  Certain  Relationships  and
                                                                     Related Party  Transactions; Principal  and  Selling
                                                                     Stockholders;  Description of  Capital Stock; Shares
                                                                     Eligible for  Future Sale;  Legal Matters;  Experts;
                                                                     Financial Statements
12.        Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities........................                            *

- ---------
*Inapplicable

                               EXPLANATORY NOTES



    Amendment No. 1 is being filed for the sole purpose of filing the Report of Independent Public Accountants of Access 24 Service Corporation Pty Limited, which is found on page F-4, and certain additional exhibits, as indicated on the
Exhibit Index of the Registration Statement.



    This Registration Statement contains two forms of prospectuses: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and one to be used in connection with a concurrent international offering (the "International Prospectus") of the Common Stock, par value $.002 per share, of TeleTech Holdings, Inc. The form of U.S. Prospectus is included herein and is followed by the outside front cover page to be used in the International Prospectus, which is the only differing page of the International Prospectus. The outside front cover page of the International Prospectus included herein is labeled "Alternative Page for International Prospectus."

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED            , 1996

                                6,000,000 SHARES

                                     [LOGO]
                                  COMMON STOCK
                                 --------------

 OF THE 6,000,000 SHARES OF COMMON STOCK BEING OFFERED, 4,000,000 SHARES ARE BEING SOLD BY THE COMPANY AND 2,000,000 SHARES ARE BEING SOLD BY THE SELLING
  STOCKHOLDERS NAMED HEREIN. THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF SHARES BY THE SELLING STOCKHOLDERS. SEE "PRINCIPAL AND
   SELLING STOCKHOLDERS." OF THE SHARES  BEING OFFERED,         SHARES  ARE
     BEING  OFFERED INITIALLY IN  THE UNITED STATES AND  CANADA BY THE U.S.
     UNDERWRITERS AND        SHARES ARE BEING OFFERED INITIALLY OUTSIDE  OF
     THE UNITED STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS. SEE "UNDERWRITERS." PRIOR TO THE OFFERING, THERE HAS BEEN NO PUBLIC
       MARKET FOR THE COMMON STOCK OF THE COMPANY. IT IS CURRENTLY ANTICIPATED THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN
       $         AND $          . SEE  "UNDERWRITERS"             FOR  A
        DISCUSSION  OF THE FACTORS CONSIDERED IN DETERMINING THE INITIAL
                                OFFERING PRICE.
                            ------------------------

        THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                          COMMENCING ON PAGE 6 HEREOF.
                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES  COMMISSION
      PASSED  UPON  THE  ACCURACY  OR ADEQUACY  OF  THIS  PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                             PRICE $       A SHARE
                              -------------------

                                                             UNDERWRITING                           PROCEEDS TO
                                                             DISCOUNTS AND       PROCEEDS TO          SELLING
                                         PRICE TO PUBLIC    COMMISSIONS (1)      COMPANY (2)       STOCKHOLDERS
                                        -----------------  -----------------  -----------------  -----------------
PER SHARE.............................          $                  $                  $                  $
TOTAL (3).............................          $                  $                  $                  $

- ---------
    (1) THE COMPANY AND THE SELLING STOCKHOLDERS HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
    (2)   BEFORE  DEDUCTING  EXPENSES  PAYABLE   BY  THE  COMPANY  ESTIMATED  AT
       $          .  THE COMPANY HAS AGREED TO  PAY THE EXPENSES OF THE  SELLING
       STOCKHOLDERS, OTHER THAN UNDERWRITING DISCOUNTS AND COMMISSIONS.
    (3) ONE OF THE SELLING STOCKHOLDERS HAS GRANTED THE U.S. UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO AN AGGREGATE OF 900,000 ADDITIONAL SHARES OF COMMON STOCK AT THE PRICE TO PUBLIC LESS UNDERWRITING DISCOUNTS AND COMMISSIONS FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE U.S. UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS, PROCEEDS TO COMPANY AND PROCEEDS TO SELLING STOCKHOLDERS
       WILL  BE $       ,  $       , $        , AND $        , RESPECTIVELY. SEE
       "UNDERWRITERS."

                            ------------------------

    THE SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY KATTEN MUCHIN & ZAVIS, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT
DELIVERY  OF THE SHARES WILL BE MADE ON OR ABOUT         , 1996 AT THE OFFICE OF
MORGAN STANLEY & CO. INCORPORATED, NEW YORK, NEW YORK, AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                              -------------------

MORGAN STANLEY & CO.
   INCORPORATED
                               ALEX. BROWN & SONS
                                  INCORPORATED
                                                               SMITH BARNEY INC.
           , 1996

INSIDE FRONT COVER OF PROSPECTUS:

    The inside front cover is a gatefold which opens to a multicolor graphic layout containing, in the upper right-hand corner, the title "integrated
customer   lifecycle  management."  Under  the  title  is  written:  "TeleTech's solutions integrate all phases of the customer lifecycle -- customer acquisition, service and retention, satisfaction and loyalty -- and are designed to maximize the lifetime value of its client's customer relationships."

    The gatefold contains six photographs of the Company's call centers (two overlapping photographs in each of the lower left-hand, upper left-hand and upper right-hand corners with the word "TeleTech" superimposed). In the center of the gatefold, there is an oval photograph of a woman speaking on the telephone, which is labelled "Client's Customer." This photograph is surrounded by three smaller oval photographs of faces, each of which is labelled "TeleTech representative." Radiating outward from the center oval photograph of the Client's Customer are 16 curved lines, each of which terminates at an oval point, adjacent to which is a question or request that the customer might have regarding a particular product or service. Following this "customer lifecycle" clockwise from a point labelled "Start", the questions or requests that a customer might ask appear as follows:

"Tell me about it."
"Where can I buy it?"
"I want to order it."
"How do I activate it."
"Help me navigate it."
"Send someone to repair it."
"I want to upgrade it."
"My billing address has changed for it."
"How do I take care of it?"
"I want to complain about it."
"I want to rave about it."
"Make   me    a    preferred    customer   and    I'll    keep    buying    it."
"Register me for the event celebrating it."
"Contact my friend about trying it."
"I'd like to buy it again."

    These questions or requests are classified by color into the following three phases of the customer lifecycle: "CUSTOMER ACQUISITION/SHORT-TERM VALUE," "CUSTOMER SERVICE + RETENTION/SUSTAINED VALUE," "CUSTOMER SATISFACTION + LOYALTY/MAXIMUM VALUE."

    Centered along the lower edge of the gatefold, is an oval graphic containing text that lists under the heading "TeleTech's Core Strengths" the following words: "People -- Infrastructure -- Technology -- Process -- Strategy -- Innovation." On either side of this text is an arrow, one of which points to the left indicating "Customer Benefits" (listed as "Access to direct product and service providers -- Rapid, single-call resolution -- Personalized service -- Long-term, loyal supplier relationships"), and the other of which points to the right indicating "Client Benefits" (listed as "Reduced operating costs -- Core competency concentration -- Enhance service quality -- Enlightening customer relationships -- Maximum customer value").

    TeleTech's corporate logo appears in the lower left-hand corner of the gatefold, under which are written the words: "COPYRIGHT 1996."

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY ANY SELLING STOCKHOLDER OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                              -------------------

    UNTIL              , 1996 (25 DAYS AFTER COMMENCEMENT OF THIS OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                              -------------------

    For investors outside of the United States: No action has been or will be taken in any jurisdiction by the Company or by any Underwriter that would permit a public offering of the Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company and the Underwriters to inform themselves about and to observe any restrictions as to the offering of the Common Stock and the distribution of this Prospectus.

    In this Prospectus references to "dollars" and "$" are to United States dollars, and the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.
                              -------------------

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                             -----------
Prospectus Summary.........................................................................................           3
The Company................................................................................................           5
Risk Factors...............................................................................................           6
Use of Proceeds............................................................................................          11
Dividend Policy............................................................................................          11
Capitalization.............................................................................................          12
Dilution...................................................................................................          13
Selected Financial Data....................................................................................          14
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          17
Business...................................................................................................          23
Management.................................................................................................          34
Certain Relationships and Related Party Transactions.......................................................          41
Principal and Selling Stockholders.........................................................................          42
Description of Capital Stock...............................................................................          44
Shares Eligible for Future Sale............................................................................          46
Certain United States Federal Tax Consequences for Non-U.S. Holders of Common Stock........................          48
Underwriters...............................................................................................          50
Legal Matters..............................................................................................          53
Experts....................................................................................................          53
Additional Information.....................................................................................          53
Index to Financial Statements..............................................................................         F-1

                              -------------------

    The Company intends to furnish to its stockholders annual reports containing consolidated financial statements audited by an independent accounting firm and quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial information.
                              -------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE NOTED HEREIN, INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION,
(II) REFLECTS A FIVE-FOR-ONE SPLIT OF THE COMPANY'S COMMON STOCK TO BE EFFECTED IMMEDIATELY PRIOR AND SUBJECT TO THE CLOSING OF THIS OFFERING (THE "OFFERING") AND (III) REFLECTS THE CONVERSION OF ALL OUTSTANDING SHARES OF CONVERTIBLE PREFERRED STOCK, PAR VALUE $6.45 PER SHARE, OF THE COMPANY ("PREFERRED STOCK") INTO 9,300,000 SHARES OF COMMON STOCK TO BE EFFECTED IMMEDIATELY PRIOR AND SUBJECT TO THE CLOSING OF THE OFFERING (THE "PREFERRED STOCK CONVERSION"). SEE "DESCRIPTION OF CAPITAL STOCK" AND "UNDERWRITERS." UNLESS OTHERWISE INDICATED, REFERENCES TO "TELETECH" AND THE "COMPANY" MEAN TELETECH HOLDINGS, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES OR, FOR PERIODS PRIOR TO DECEMBER 1994, MEAN TELETECH TELECOMMUNICATIONS, INC. AND TELETECH TELESERVICES, INC., COLLECTIVELY. SEE "THE COMPANY."

                                  THE COMPANY

    TeleTech is a leading provider of customer care solutions for Fortune 1000 companies. Customer care encompasses a wide range of customer acquisition, retention and satisfaction programs designed to maximize the lifetime value of the relationships between TeleTech's clients and their customers. TeleTech's customer care programs involve all stages of the customer lifecycle and usually consist of a variety of customer service and technical and product support activities, such as product information, program enrollment, help desk support, account inquiries, problem resolution and satisfaction assessments. TeleTech works closely with its clients to rapidly design and implement large scale, tailored customer care programs that provide integrated, comprehensive solutions to specific business needs.

    TeleTech   delivers   its   customer   care   services   primarily   through
customer-initiated ("inbound") telephone calls and also over the Internet. Services are provided by trained customer care representatives ("Representatives") in TeleTech call centers ("Call Centers") in response to an inquiry that a customer makes by calling a toll-free telephone number or by sending an Internet message. Representatives respond to these inquiries utilizing state-of-the-art workstations that leverage TeleTech's advanced technology platform and enable them to provide rapid, single-call resolution.
This platform incorporates digital switching, client/server technology, object-oriented software modules, relational database management systems, proprietary call tracking management software, computer telephony integration and interactive voice response. TeleTech's services generally are provided on either a fully outsourced or facilities management basis.

    TeleTech seeks to establish long-term, strategic relationships, typically formalized by multi-year contracts, with selected clients in the telecommunications, technology, transportation, health care and financial services industries. TeleTech targets clients in these industries because of their complex product and service offerings and large customer bases, which require frequent, often sophisticated, customer interactions. The Company recently entered into significant, multi-year contracts with CompuServe and United Parcel Service and has obtained additional business from AT&T. Additional clients include Apple Computer, Bell Atlantic, Novell, NYNEX and Wells Fargo Bank.

    The Company was founded in 1982 and has been providing inbound customer care solutions since its inception. Since January 1995, the Company has opened, acquired or initiated management of seven Call Centers. As of April 30, 1996, TeleTech owned, leased or managed nine Call Centers in the United States, the United Kingdom, Australia and New Zealand equipped with a total of 4,560 state-of-the-art workstations. TeleTech currently plans to open two additional Call Centers and expand an existing Call Center by the end of 1996. In the first quarter of 1996, approximately 95% of the Company's call handling revenues were derived from inbound inquiries. TeleTech's revenues increased 42.3% to $50.5 million in 1995 from $35.5 million in 1994. In the first quarter of 1996, revenues increased 111.5% to $22.0 million from $10.4 million in the same period of 1995.

                                  THE OFFERING

Common Stock offered.........................  6,000,000 shares
                                               4,000,000 shares by the Company
                                               2,000,000 shares by the Selling Stockholders
  U.S. offering..............................  shares
  International offering.....................  shares
Common Stock to be outstanding after the
 Offering....................................  55,046,240 shares(1)
Use of proceeds to the Company...............  For working capital and general corporate purposes and to repay outstanding short-term
                                               indebtedness.
Proposed Nasdaq National Market Symbol.......  TTEC

- ------------

(1) Includes 9,300,000 shares of Common Stock to be issued upon the conversion of all 1,860,000 outstanding shares of Preferred Stock pursuant to the Preferred Stock Conversion. Excludes 4,968,500 shares of Common Stock issuable upon exercise of options outstanding at May 15, 1996 with a weighted average exercise price of $4.69 per share. See "Capitalization," "Management-- Compensation of Directors," "Management--Teletech Stock Option Plan," "Underwriters" and note 11 to the Company's Consolidated and Combined Financial Statements (the "Financial Statements").

                       SUMMARY FINANCIAL INFORMATION (1)
          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OPERATING DATA)

                                                         YEAR ENDED           ELEVEN            YEAR ENDED        THREE MONTHS ENDED
                                                         JANUARY 31,       MONTHS ENDED        DECEMBER 31,           MARCH 31,
                                                    ---------------------  DECEMBER 31,     ------------------    ------------------
                                                                   1993        1993          1994       1995       1995       1996
                                                                  -------  ------------     -------    -------    -------    -------
                                                       1992
                                                    -----------
                                                    (UNAUDITED)                                                      (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues..........................................    $ 5,751     $13,814    $19,520        $35,462    $50,467    $10,412    $22,019
Income (loss) from operations.....................       (332)        250        837          2,196      4,596        614      2,723
Net income........................................        214          52        548          1,695      4,156(2)   1,628(2)   1,258
Pro forma net income..............................        214          52        299(3)       1,037(3)   4,156(2)   1,628(2)   1,258
Pro forma net income per share of Common Stock and
 equivalents (4)..................................         --          --        .01(3)         .02(3)     .08(2)     .03(2)     .02
Weighted average shares outstanding (4)...........     44,085      44,085     44,085         44,085     54,658     54,586     54,682

OPERATING DATA:
Number of Call Centers............................          1           1          2              2          3          3          9
Number of workstations............................        300         300        560            560        960        960      3,107

                                                                                         MARCH 31, 1996
                                                                           -------------------------------------------
                                                                                                          PRO FORMA
                                                                            ACTUAL     PRO FORMA (5)   AS ADJUSTED (6)
                                                                           ---------  ---------------  ---------------
                                                                                           (UNAUDITED)
BALANCE SHEET DATA:
Working capital..........................................................  $   5,380     $   5,380
Total assets.............................................................     49,454        49,454
Long-term debt, net of current portion...................................      6,536         6,536
Total stockholders' equity...............................................      9,829        22,908

- ------------

(1) The Summary Financial Information presented in this table is derived from the "Selected Financial Information" and the Financial Statements included elsewhere in this Prospectus.

(2) Includes the $2.4 million pre-tax net proceeds of a one-time payment made by a former client to TeleTech in connection with such client's early termination of a contract.

(3) During 1993 and 1994, the Company was an S corporation under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"), and, accordingly, was not subject to federal income taxes. Pro forma net income includes a provision for income taxes at an effective rate of 44.4% for the 11 months ended December 31, 1993 and 39.5% for the year ended December 31, 1994.

(4) Calculated in the manner described in note 1 to the Financial Statements.

(5) Reflects the conversion of 1,860,000 shares of Preferred Stock into 9,300,000 shares of Common Stock pursuant to the Preferred Stock Conversion.

(6) Reflects  the sale  of 4,000,000  shares of  Common Stock  being offered  by
    TeleTech  at an assumed initial price to public of $       per share (net of
    approximately $ million of estimated offering expenses and underwriting discounts and commissions) and the application of the estimated net proceeds therefrom, including repayment of short-term indebtedness. See "Use of Proceeds" and "Capitalization."

                                  THE COMPANY

    TeleTech is a leading provider of customer care solutions for Fortune 1000 companies. Customer care encompasses a wide range of customer acquisition, retention and satisfaction programs designed to maximize the lifetime value of the relationships between TeleTech's clients and their customers. TeleTech's customer care programs involve all stages of the customer lifecycle and usually consist of a variety of customer service and technical and product support activities, such as product information, program enrollment, help desk support, account inquiries, problem resolution and satisfaction assessments. TeleTech delivers its customer care services primarily through customer initiated telephone calls and also over the Internet. Services are generally provided by customer care Representatives in Call Centers in response to an inquiry that a customer makes by calling a toll-free telephone number or by sending an Internet message. Representatives respond to these inquiries utilizing state-of-the-art workstations that leverage TeleTech's advanced technology platform and enable it to provide rapid, single-call resolution. TeleTech's services are generally provided on either a fully outsourced or facilities management basis.

    Companies today are finding it increasingly difficult to satisfy their customers' needs for service and information. The Company believes that customer care has become a clear competitive differentiator and that consumers increasingly consider the relative effectiveness, ease of use and responsiveness of customer service when evaluating comparable products or services. Historically, companies have provided customer care and support in-house because they believed that the "customer interface" was too critical to be outsourced. Many now acknowledge that they do not have the core competencies or are unwilling to invest the substantial resources necessary to provide high quality, inbound customer care solutions on a timely, cost effective basis. As a result of these trends, a large and rapidly growing customer care outsourcing industry has emerged. Management believes that companies considering outsourcing their customer care activities increasingly are seeking a strategic partner that can understand their business, can provide a comprehensive range of services, and has the flexibility, scalability, management expertise, facilities and sophisticated technological and educational resources to serve effectively their customers' long-term needs.

    TeleTech designs and implements customer care programs that are customized to provide an integrated solution tailored for each client. The Company's programs are designed to (i) improve the quality and yield of customer interactions, (ii) reduce the operating costs associated with the delivery of customer service and product support, (iii) minimize the client's required investment in and technology risks associated with operating in-house call centers, (iv) eliminate the need to manage large numbers of call center employees and (v) enable clients to focus on their core competencies. These programs address inbound customer interactions in a manner that is seamless with the client's operations and transparent to the customers. TeleTech effectively delivers these programs by rapidly deploying the technology and human resources required to implement and manage comprehensive, integrated customer care solutions.

    TeleTech seeks to establish long-term, strategic relationships, typically formalized by multi-year contracts, with selected clients in the telecommunications, technology, transportation, health care and financial services industries. TeleTech targets clients in these industries because of their complex product and service offerings and large customer bases that require frequent, often sophisticated, customer interactions.

    TeleTech's principal executive offices are located at 1700 Lincoln Street, Suite 1400, Denver, Colorado 80203 and its telephone number is (303) 894-4000. TeleTech was incorporated under the laws of Delaware in December 1994 in connection with a restructuring of the ownership of TeleTech Telecommunications, Inc., which was incorporated under the laws of California in October 1982, and TeleTech Teleservices, Inc., which was incorporated under the laws of Colorado in November 1992. As a result of such restructuring, TeleTech Teleservices and TeleTech Telecommunications became wholly-owned subsidiaries of TeleTech.

                                  RISK FACTORS

    IN EVALUATING THE COMPANY'S BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS.

    RELIANCE ON MAJOR CLIENTS. The Company has strategically focused its marketing efforts on developing long-term relationships with Fortune 1000 companies in targeted industries. As a result, a substantial portion of the Company's revenues is derived from relatively few clients. Collectively, the Company's 10 largest clients in 1995 accounted for approximately 82.1% of the Company's 1995 revenues. The Company's three largest clients in 1995 were AT&T, Continental Airlines and Apple Computer, which accounted for approximately 31% (including 11% from AT&T's subsidiary McCaw Communications d/b/a Cellular One), 18% and 9%, respectively, of the Company's 1995 revenues. The Company's program for Continental Airlines was completed in March 1996 and was not renewed. The Company expects that its three largest clients in 1996, which it anticipates will be AT&T, CompuServe and United Parcel Service, collectively will account for an even greater percentage of the Company's 1996 net revenues. There can be no assurance that the Company will be able to retain its significant clients or that, if it were to lose one or more of its significant clients, it would be able to replace such clients with clients that generate a comparable amount of revenues. Consequently, the loss of one or more of its significant clients could have a material adverse effect on the Company's business, results of operations or financial condition. See "Business--Business Strategy," "-- Markets and Clients," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    Substantially all of the Company's significant arrangements with its clients generate revenues based, in large part, on the amount of time which the Company's personnel devotes to such clients' customers. Consequently, and due to the primarily inbound nature of the Company's business, the amount of revenues generated from any particular client is generally dependent upon consumers' interest in, and use of, the client's products and/or services. Furthermore, a significant portion of the Company's expected revenues for 1996 relate to recently-introduced, unproven product or service offerings of the Company's clients, including two significant programs developed for two of the Company's largest clients. There can be no assurance as to the number of consumers who will be attracted to the products and services of the Company's clients and who will therefore need the Company's services, or that the Company's clients will develop new products or services that will require the Company's services.

    MANAGEMENT OF GROWTH. The Company has experienced rapid growth over the past several years and anticipates continued future growth. Continued growth depends on a number of factors, including the Company's ability to (i) initiate, develop and maintain new client relationships and expand its marketing operations, (ii) recruit, motivate and retain qualified management and hourly personnel, (iii) rapidly identify, acquire or lease suitable Call Center facilities on acceptable terms and complete build-outs of such facilities in a timely and economic fashion, and (iv) maintain the high quality of the services and products that it provides to its clients. The Company's continued rapid growth can be expected to place a significant strain on the Company's management, operations, employees and resources. There can be no assurance that the Company will be able to maintain or accelerate its current growth, effectively manage its expanding operations or achieve planned growth on a timely or profitable basis. If the Company is unable to manage growth effectively, its business, results of operations or financial condition could be materially adversely affected. See "Business--Growth Strategy," "--Operations" and "--Facilities."

    RISKS ASSOCIATED WITH THE COMPANY'S CONTRACTS. Although the Company currently seeks to sign multi-year contracts with its clients, the Company's contracts do not assure the Company a specific level of revenues and they generally do not designate the Company as the client's exclusive service provider. The Company believes maintaining satisfactory relationships with its clients has a more significant impact on the Company's revenues than the specific terms of its client contracts. Certain of the Company's current contracts (representing approximately 36% of the Company's 1995 revenues) have terms of one year or less and there can be no assurance that the clients will renew or extend such contracts. In addition, the Company's contracts are terminable by its clients on relatively short notice. Although many of such contracts require payment of a contractually agreed amount in the event of early termination, there can be no assurance that the Company will be able to collect such amount or that such amount, if received, will sufficiently compensate the Company for the investment it has made to support the cancelled program or for the revenues it may lose as a result of the early termination. In addition, some of the Company's contracts limit the aggregate amount the Company can charge for its services during the term of the contract and several prohibit the Company from providing services to a direct competitor of a client that are similar to the services the Company provides to such client. Although a few of the Company's more recently executed contracts provide for annual increases in the rates paid by clients in the event of increases in certain cost or price indices, most of the Company's contracts do not include such provisions and some of the contracts currently in effect provide that the service fees paid by clients may be adjusted downward if the performance objectives specified therein are not attained or, at least in one case, in the event of a decrease in a price index. Furthermore, there can be no assurance that the adjustments based upon increases in cost or price indices will fully compensate the Company for increases in labor and other costs that it may experience in fulfilling its contractual obligations. See "Business--Business Strategy," "--Services" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    DEPENDENCE ON LABOR FORCE. The Company's success is largely dependent on its ability to recruit, hire, train and retain qualified employees. The Company's industry is very labor intensive and has experienced high personnel turnover. A significant increase in the Company's employee turnover rate could increase the Company's recruiting and training costs and decrease operating effectiveness and productivity. Also, the addition of significant new clients or the implementation of new large-scale programs may require the Company to recruit, hire and train qualified personnel at an accelerated rate. There can be no assurance that the Company will be able to continue to hire, train and retain sufficient qualified personnel to adequately staff new customer care programs. Because a significant portion of the Company's operating costs relate to labor costs, an increase in wages, costs of employee benefits or employment taxes could have a material adverse effect on the Company's business, results of operations or financial condition. In addition, certain of the Company's facilities are located in geographic areas with relatively low unemployment rates, thus potentially making it more difficult and costly to hire qualified personnel. See "Business--Human Resources" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    DEPENDENCE ON KEY PERSONNEL. The Company's success to date has depended in large part on the skills and efforts of Kenneth D. Tuchman, the Company's founder, Chairman of the Board, President and Chief Executive Officer. There can be no assurance that the Company will be able to hire or retain the services of other officers or key employees. The loss of Mr. Tuchman or the Company's inability to hire or retain such other officers or key employees could have a material adverse effect on the Company's business, results of operations or financial condition. The Company's success and achievement of its growth plans depend on its ability to recruit, hire, train and retain other highly qualified technical and managerial personnel, including individuals with significant experience in the industries targeted by the Company. The inability of the Company to attract and retain the necessary technical and managerial personnel could have a material adverse effect on the Company's business, results of operations or financial condition. See "Management."

    DEPENDENCE ON KEY INDUSTRIES. The Company's clients are concentrated primarily in the telecommunications, technology and transportation industries and, to a lesser extent, the health care and financial services industries. The Company's business and growth is largely dependent on the continued demand for the Company's services from these industries and current trends in such industries to outsource certain customer care services. A general economic downturn in any of these industries or a slowdown or reversal of the trend in any of these industries to outsource certain customer care services could have a material adverse effect on the Company's business, results of operations or financial condition. Additionally, a substantial percentage of the revenues generated by clients in the telecommunications industry relate to the Company's provision of legally required third-party verification of long-distance service sales. The elimination of this requirement as a result of changes in the law could have a material adverse effect on the Company's business, results of operations or financial condition. See "Business--Industry Background" and "--Markets and Clients."

    RISK OF BUSINESS INTERRUPTION. The Company's operations are dependent upon its ability to protect its Call Centers, computer and telecommunications equipment and software systems against damage from fire, power loss, telecommunications interruption or failure, natural disaster and other similar events. In the event the Company experiences a temporary or permanent interruption at one or more of its Call Centers, through casualty, operating malfunction or otherwise, the Company's business could be materially adversely affected and the Company may be required to pay contractual damages to some clients or allow some clients to terminate or renegotiate their contracts with the Company. While the Company maintains property and business interruption insurance, such insurance may not adequately compensate the Company for all losses that it may incur. See "Business--Operations."

    RISKS ASSOCIATED WITH TECHNOLOGY. The Company's business is highly dependent on its computer and telecommunications equipment and software systems. The Company's failure to maintain the superiority of its technological capabilities or to respond effectively to technological changes could have a material adverse effect on the Company's business, results of operations or financial condition. The Company's future success also will be highly dependent upon its ability to enhance existing services and introduce new services or products to respond to changing technological developments. There can be no assurance that the Company can successfully develop and bring to market any new services or products in a timely manner, that such services or products will be commercially successful or that competitors' technologies or services will not render the Company's products or services noncompetitive or obsolete. See "Business--Technology."

    COMPETITION. The market in which the Company competes is highly competitive and fragmented. The Company expects competition to persist and intensify in the future. The Company's competitors include small firms offering specific applications, divisions of large entities, large independent firms and, most significantly, the in-house operations of clients or potential clients. A number of competitors have or may develop greater capabilities and resources than those of the Company. Similarly, there can be no assurance that additional competitors with greater resources than the Company will not enter the Company's market. Because the Company's primary competitors are the in-house operations of existing or potential clients, the Company's performance and growth could be negatively impacted if its existing clients decide to provide in-house customer care services that currently are outsourced or if potential clients retain or increase their in-house customer service and product support capabilities. In addition, competitive pressures from current or future competitors could cause the Company's services to lose market acceptance or result in significant price erosion, with a material adverse effect upon the Company's business, results of operations or financial condition. See "Business--Competition."

    RISKS ASSOCIATED WITH ACQUISITIONS AND JOINT VENTURES. One component of the Company's growth strategy is to pursue strategic acquisitions of companies that have services, products, technologies, industry specializations or geographic coverage that extend or complement the Company's existing business. There can be no assurance that the Company will be able successfully to identify, acquire on favorable terms or integrate such companies. If any acquisition is completed, there can be no assurance that such acquisition will enhance the Company's business, results of operations or financial condition. The Company may in the future face increased competition for acquisition opportunities, which may inhibit the Company's ability to consummate suitable acquisitions on terms favorable to the Company. A substantial portion of the Company's capital resources, including proceeds from the Offering, could be used for acquisitions. The Company may require additional debt or equity financing for future acquisitions, which financing may not be available on terms favorable to the Company, if at all. As part of its growth strategy, the Company may also pursue opportunities to undertake strategic alliances in the form of joint ventures. Joint ventures involve many of the same risks as acquisitions, as well as additional risks associated with possible lack of control of the joint ventures. See "Business--Growth Strategy."

    The Company recently acquired Access 24 Service Corporation Pty Limited, an Australian company ("Access 24"). Certain of Access 24's services, now provided as part of the Company's health care and financial services strategic business units ("SBUs"), differ from the traditional outsourcing services of the Company's United States business. The Company also recently entered into a joint venture with a subsidiary of PPP Healthcare Group plc ("PPP") to provide services in the United Kingdom and Ireland similar to those provided by Access
24. The anticipated benefits of the Access 24 acquisition and the joint venture with

PPP, including the successful offering in the United States of services similar to those provided by Access 24, may not be achieved. See "Business--Markets and Clients--Health Care," "Business--Markets and Clients--Financial Services" and "Business--International Operations."

    RISK ASSOCIATED WITH INTERNATIONAL OPERATIONS AND EXPANSION. As a result of the recent acquisition of Access 24 and the joint venture with PPP, the Company now conducts business in the United Kingdom, Australia and New Zealand. A key component of the Company's growth strategy is its continued international expansion. There can be no assurance that the Company will be able successfully to market, sell and deliver its services in international markets, or that it will be able successfully to acquire companies, or integrate acquired companies, to expand international operations. In addition, there are certain risks inherent in conducting international business, including exposure to currency fluctuations, longer payment cycles, greater difficulties in accounts receivable collection, difficulties in complying with a variety of foreign laws, unexpected changes in regulatory requirements, difficulties in staffing and managing foreign operations, political instability and potentially adverse tax consequences. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's international operations and, consequently, on the Company's business, results of operations or financial condition. See "Business-- Growth Strategy" and "--International Operations."

    VARIABILITY OF QUARTERLY OPERATING RESULTS. The Company has experienced, and in the future could experience, quarterly variations in revenues as a result of a variety of factors, many of which are outside the Company's control, including: the timing of new contracts; the timing of new product or service offerings or modifications in client strategies; the expiration or termination of existing contracts; the timing of increased expenses incurred to obtain and support new business; changes in the Company's revenue mix among its various service offerings; and the seasonal pattern of certain of the businesses serviced by the Company. In addition, the Company's planned staffing levels, investments and other operating expenditures are based on revenue forecasts. If revenues are below expectations in any given quarter, the Company's operating results would likely be materially adversely affected for that quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results."

    GOVERNMENT REGULATION. Because the Company's current business consists primarily of responding to inbound telephone calls, it is not highly regulated. However, in connection with the limited amount of outbound telemarketing services that it provides, the Company is required to comply with the Federal Communications Commission's rules under the Federal Telephone Consumer Protection Act of 1991 and the Federal Trade Commission's regulations under the Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994, both of which govern telephone solicitation. In the event that the Company decides to expand its outbound telemarketing services, such rules and regulations would apply to a larger percentage of the Company's business. Furthermore, there may be additional federal or state legislation, or changes in regulatory implementation, that limit the activities of the Company or its clients in the future or significantly increase the cost of compliance. Additionally, the Company could be responsible for its failure, or the failure of its clients, to comply with regulations applicable to its clients.

    CONTROL BY PRINCIPAL STOCKHOLDER. Following completion of the Offering, Kenneth D. Tuchman, the Company's Chairman, President and Chief Executive Officer, will beneficially own approximately 72.1% of the outstanding shares of Common Stock (approximately 70.5% if the Underwriters' over-allotment is exercised in full). As a result, Mr. Tuchman will continue to be able to elect the entire Board of Directors of the Company and to control substantially all other matters requiring action by the Company's stockholders. Such voting concentration may have the effect of discouraging, delaying or preventing a change in control of the Company. See "Principal and Selling Stockholders."

    NO PRIOR PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE. Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering. The initial public offering price of the Common Stock offered hereby was determined by negotiations between the Company and the Underwriters based upon several factors. See "Underwriters" for a discussion of the factors considered in determining the initial public offering price. The market price of the Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of new contracts or contract cancellations, announcements of technological innovations or new products or services by the Company or its competitors, changes in financial estimates by securities analysts or other events or factors. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many companies and that have often been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Any such litigation instigated against the Company could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, results of operations or financial condition.

    SHARES ELIGIBLE FOR FUTURE SALE. The sale of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. The Company is unable to make any prediction as to the effect, if any, that future sales of Common Stock or the availability of Common Stock for sale may have on the market price of the Common Stock prevailing from time to time. In addition, any such sale or such perception could make it more difficult for the Company to sell equity securities or equity related securities in the future at a time and price that the Company deems appropriate. Upon completion of the Offering, the Company will have outstanding an aggregate of 55,046,240 shares of Common Stock, excluding shares of Common Stock issuable upon exercise of outstanding options. The Common Stock offered hereby will be freely tradeable (other than by an "affiliate" of the Company as such term is defined under the Securities Act of 1933, as amended (the "Securities Act")) without restriction or registration under the Securities Act. All remaining outstanding shares of Common Stock may be sold under Rule 144 or Regulation S promulgated under the Securities Act, subject to the holding period, volume, manner of sale and other restrictions of Rule 144 or Regulation S and subject in certain cases to 180-day lock-up agreements with the Underwriters. See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriters."

    DILUTION. Investors participating in the Offering will incur immediate, substantial dilution. To the extent outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

    ANTI-TAKEOVER PROVISIONS. The Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any vote or action by the stockholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of the preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plan to issue any additional shares of preferred stock. Furthermore, certain provisions of the Company's Restated Certificate of Incorporation and By-laws and of Delaware law could delay or make difficult a merger, tender offer or proxy contest involving the Company. See "Description of Capital Stock."

                                USE OF PROCEEDS

    The net proceeds to TeleTech from the sale of the 4,000,000 shares of Common
Stock  being offered by  TeleTech are estimated  to be approximately $         ,
after deducting underwriting discounts and commissions and estimated offering expenses. TeleTech will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders." TeleTech intends to use the net proceeds it will receive from the Offering primarily for working capital and general corporate purposes, including the purchase of computer hardware and software needed to equip and open additional Call Centers and expand existing Call Centers. In addition, TeleTech intends to use a portion of the net proceeds of the Offering to repay outstanding short-term indebtedness under its $15 million unsecured revolving line of credit, which expires on May 31, 1998. Outstanding borrowings under this line of credit bear interest at various rates, selected by TeleTech at the time a draw is made. On May 17, 1996, a total of $6.0 million was outstanding under this line of credit, of which $3.5 million bears interest at a rate of 6.6875% and $2.5 million bears interest at a rate of 6.63%. The proceeds of such outstanding indebtedness have been used by TeleTech for general corporate purposes. See note 6 to the Financial Statements. A portion of the net proceeds also may be used for the acquisition of businesses, products and technologies that extend or complement TeleTech's existing business; however, TeleTech has no current plans, agreements or commitments and is not currently engaged in any negotiations with respect to any such transaction. Pending such uses, TeleTech plans to invest the net proceeds, other than net proceeds used to repay short-term indebtedness, in investment grade, interest bearing securities.

                                DIVIDEND POLICY

    In 1995 TeleTech paid a dividend of approximately $452,000 to its principal stockholder. TeleTech does not expect to pay dividends on its Common Stock in 1996 or in the foreseeable future. The Board of Directors anticipates that all cash flow generated from operations in the foreseeable future will be retained and used to develop and expand TeleTech's business. Any future payment of dividends will depend upon TeleTech's results of operations, financial condition, cash requirements and other factors deemed relevant by the Board of Directors.

                                 CAPITALIZATION

    The following table sets forth as of March 31, 1996 the Company's (i) actual short-term debt and capitalization, (ii) short-term debt and capitalization on a pro forma basis after giving effect to the Preferred Stock Conversion and (iii) short-term debt and capitalization as adjusted to reflect the sale of Common
Stock offered hereby (at an assumed initial offering price of $       per  share
and after deducting the estimated underwriting discounts and commissions and the Offering expenses payable by the Company) and the application of the net proceeds therefrom as described herein under "Use of Proceeds."

                                                                                      MARCH 31, 1996
                                                                         ----------------------------------------
                                                                                                     PRO FORMA
                                                                          ACTUAL      PRO FORMA     AS ADJUSTED
                                                                         ---------  -------------  --------------
                                                                                (UNAUDITED, IN THOUSANDS)
Short-term debt and current portion of long-term debt..................  $   5,819    $   5,819
                                                                         ---------  -------------
                                                                         ---------  -------------
Long-term debt, net of current portion (1).............................  $   6,536    $   6,536
                                                                         ---------  -------------
Mandatorily redeemable convertible preferred stock, par value $6.45 per
 share (2).............................................................     13,079           --
Stockholders' equity:
  Common stock, par value $.002 per share (3)..........................         83          102
  Additional paid-in capital...........................................      7,401       20,461
  Cumulative translation adjustment....................................        141          141
  Restricted stock.....................................................       (380)        (380)
  Retained earnings....................................................      2,584        2,584
                                                                         ---------  -------------
    Total stockholders' equity.........................................      9,829       22,908
                                                                         ---------  -------------
      Total capitalization.............................................  $  29,444    $  29,444
                                                                         ---------  -------------
                                                                         ---------  -------------

- ---------
(1) See notes 4, 5 and 7 to the Financial Statements contained elsewhere herein for information regarding the Company's long-term debt.

(2) The 1,860,000 shares of mandatorily redeemable convertible preferred stock, including accrued dividends thereon of $1.1 million, will be converted into 9,300,000 shares of Common Stock. See note 11 to the Financial Statements contained elsewhere herein.

(3) Does not include 7,750,000 shares reserved for issuance upon exercise of outstanding options under the TeleTech Holdings, Inc. Stock Plan (the "Option Plan") and the TeleTech Holdings, Inc. Directors Stock Option Plan (the "Directors Option Plan") and for future awards thereunder. At May 15, 1996, options to acquire 4,743,500 shares were outstanding under the Option Plan and options to acquire 225,000 shares were outstanding under the Directors Option Plan, which options have a weighted average exercise price of $4.68 per share and $5.00 per share, respectively. See "Management--Compensation of Directors," "Management--Executive Compensation" and "TeleTech Stock Option Plan."

                                    DILUTION

    The net tangible book value of TeleTech as of March 31, 1996, after giving effect to the five-for-one stock split and the Preferred Stock Conversion, was $16,635,826, or $0.33 per share of Common Stock. "Net tangible book value" per share is equal to the aggregate tangible assets of TeleTech less its aggregate liabilities, divided by the total number of shares of Common Stock outstanding on March 31, 1996. After giving effect to the estimated net proceeds to TeleTech of the Offering, the pro forma net tangible book value of TeleTech as of March
31, 1996 would have been approximately $       , or $       per share of  Common
Stock.  This represents  an immediate  increase in  net tangible  book value per
share of $          to existing stockholders  and an immediate  dilution in  net
tangible  book value per share of $         to purchasers of Common Stock in the
Offering, as illustrated in the following table:

Assumed initial public offering price per share.........................             $
Net tangible book value per share at March 31, 1996.....................  $    0.33
Increase in net tangible book value per share attributable to new investors..............................................................
                                                                          ---------
Pro forma net tangible book value per share after the Offering..........             $
                                                                                     ----------
Dilution per share to new investors.....................................             $
                                                                                     ----------
                                                                                     ----------

    TeleTech has reserved 7,750,000 shares of Common Stock, as adjusted to reflect the five-for-one stock split of the Company's Common Stock, for issuance upon exercise of outstanding options and future awards. As of May 15, 1996, there were outstanding options to purchase an aggregate of 4,743,500 shares of Common Stock under the Option Plan, at a weighted average price of $4.68 per share, and outstanding options to purchase an aggregate of 225,000 shares of Common Stock under the Directors Option Plan, at a price of $5.00 per share. Of the foregoing, options to purchase an aggregate of 472,085 shares of Common Stock are currently exercisable. See "Management--Stock Option Plan" and "Management--Compensation of Directors."

    The following table sets forth as of May 15, 1996 the relative investments of the existing TeleTech stockholders and of the new investors, giving pro forma effect to (i) the sale by TeleTech of 4,000,000 shares and the sale by the Selling Stockholders of 2,000,000 shares of the Common Stock being offered
hereby, at an assumed offering price of $       per share, (ii) the five-for-one
stock split and (iii) consummation of the Preferred Stock Conversion:

                                                        SHARES PURCHASED          TOTAL CONSIDERATION
                                                    -------------------------  --------------------------  AVERAGE PRICE
                                                       NUMBER       PERCENT       AMOUNT        PERCENT      PER SHARE
                                                    ------------  -----------  -------------  -----------  -------------
Existing stockholders.............................    49,046,240          89%  $                        %  $
New investors.....................................     6,000,000          11%                           %
                                                    ------------       -----   -------------       -----
    Total.........................................    55,046,240         100%  $                     100%
                                                    ------------       -----   -------------       -----   -------------
                                                    ------------       -----   -------------       -----   -------------

    The foregoing table assumes no exercise of the Underwriters' over-allotment option and no exercise of the options outstanding at May 15, 1996. To the extent that any of such options are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the related notes appearing elsewhere in this Prospectus. The following table presents selected (a) consolidated and combined financial data for TeleTech for (i) the year ended January 31, 1992, which have been derived from reviewed financial statements;
(ii) the year ended January 31, 1993, which have been derived from audited financial statements; (iii) the eleven months ended December 31, 1993, which have been derived from financial statements (including those set forth elsewhere in this Prospectus) that have been audited by Gumbiner, Savett, Finkel, Fingleson & Rose, Inc., independent public accountants (formerly Gumbiner, Savett, Friedman and Rose, Inc.); (iv) each of the two years in the period ended December 31, 1995, which are derived from financial statements (including those set forth elsewhere in this Prospectus) that have been audited by Arthur Andersen LLP, independent public accountants; and (v) the three months ended March 31, 1995 and 1996; and (b) unaudited pro forma consolidated financial data for the year ended December 31, 1995. The selected financial data for the three months ended March 31, 1995 and 1996 are derived from unaudited financial statements that, in the opinion of management, include all adjustments, consisting principally of normal recurring accruals, necessary for a fair presentation of such data. The results for the three months ended March 31, 1996 are not necessarily indicative of the results expected for the full fiscal year.

                                                                 ELEVEN
                                                                 MONTHS                                          THREE MONTHS
                                              YEAR ENDED         ENDED           YEAR ENDED                         ENDED
                                              JANUARY 31,       DECEMBER        DECEMBER 31,                      MARCH 31,
                                          -------------------  31,          --------------------               ----------------
                                                       1993       1993         1994       1995                  1995     1996
                                                      -------  ----------   ----------   -------               -------  -------
                                                                                                     PRO
                                                                                                  FORMA (1)
                                                                                                  YEAR ENDED
                                            1992                                                   DECEMBER
                                          ---------                                               31,
                                                                                                     1995
                                          (UNAUDITED)                                             ----------
                                                                                                  (UNAUDITED)    (UNAUDITED)
                                                                            (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Revenues................................  $ 5,751     $13,814  $19,520      $   35,462   $50,467  $60,706      $10,412  $22,019
  Costs of services.....................    2,703       7,324   10,726          17,406    27,246   31,239        5,469   11,194
  SG&A expenses.........................    3,380       6,240    7,956          15,860    18,625   24,908        4,329    8,102
                                          ---------   -------  ----------   ----------   -------  ----------   -------  -------
Income (loss) from operations...........     (332)        250      837           2,196     4,596    4,559          614    2,723
Other income (expenses).................      707        (125)    (299)           (481)    2,489(2)   2,784(2)   2,338(2)    (464)
Provision for income taxes..............     (161)        (73)      10             (20)   (2,929)  (3,353)      (1,324)  (1,001)
                                          ---------   -------  ----------   ----------   -------  ----------   -------  -------
Net income..............................      214          52      548           1,695     4,156(2)   3,990(2)   1,628(2)   1,258
Pro forma net income....................      214          52      299(3)        1,037(3)   4,156(2)   3,990(2)   1,628(2)   1,258
Pro forma net income per share of Common
 Stock and equivalents (4)..............       --          --      .01(3)          .02(3)     .08(2)     .07(2)     .03(2)     .02
Weighted average shares outstanding
 (4)....................................   44,085      44,085   44,085          44,085    54,658   54,658       54,586   54,682

OPERATING DATA:
  Number of Call Centers................        1           1        2               2         3                     3        9
  Number of workstations................      300         300      560             560       960                   960    3,107

                                                                                                      MARCH 31, 1996
                              JANUARY 31,                  DECEMBER 31,                           ----------------------
                        ------------------------  -------------------------------                                PRO
                                         1993       1993       1994       1995                     ACTUAL     FORMA (5)
                                       ---------  ---------  ---------  ---------                 ---------  -----------
                                                                                     PRO FORMA
                                                                                   DECEMBER 31,
                            1992                                                     1995 (1)
                        -------------                                              -------------
                         (UNAUDITED)                                                (UNAUDITED)        (UNAUDITED)
BALANCE SHEET DATA:
Working capital
 (deficit)............    $     221    $    (250) $    (228) $    (780) $  11,305    $   8,341    $   5,380   $   5,380
Total assets..........        2,238        4,617     12,034     10,102     30,583       39,882       49,454      49,454
Long-term debt, net of
 current portion......          828        1,416      3,528      2,463      3,590        5,468        6,536       6,536
Total stockholders'
 equity...............          338          394        942      2,197      3,791        8,220        9,829      22,908

                        PRO FORMA AS
                        ADJUSTED (6)
                        -------------
BALANCE SHEET DATA:
Working capital
 (deficit)............    $
Total assets..........
Long-term debt, net of
 current portion......
Total stockholders'
 equity...............

- ------------
(1) Reflects the consolidated operating results and financial position of Access 24 and its subsidiaries, which were acquired by the Company effective January 1, 1996, as if such acquisition had been completed on January 1, 1995. Costs and expenses of Access 24 have been reflected, for purposes of this presentation, as costs of services.

(2) Includes the $2.4 million pre-tax net proceeds of a one-time payment made by a former client to TeleTech in connection with such client's early termination of a contract.

(3) During 1993 and 1994, the Company was an S corporation and, accordingly, was not subject to federal income taxes. Pro forma net income includes a provision for income taxes at an effective rate of 44.4% for the 11 months ended December 31, 1993 and 39.5% for the year ended December 31, 1994.

(4) Calculated in the manner described in note 1 to the Financial Statements.

(5) Reflects the conversion of 1,860,000 shares of Preferred Stock into 9,300,000 shares of Common Stock pursuant to the Preferred Stock Conversion.

(6)  Reflects the  sale of  4,000,000 shares  of Common  Stock being  offered by
    TeleTech at an assumed initial price to public of $       per share (net  of
    approximately $ million of estimated offering expenses and underwriting discounts and commissions) and the application of the estimated net proceeds therefrom, including repayment of short-term indebtedness. See "Use of Proceeds" and "Capitalization."

             PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION

    The following unaudited pro forma consolidated condensed income statement gives effect to the acquisition of Access 24 as if it had occurred on January 1, 1995 and does not purport to represent what the Company's results of operations actually would have been if such transactions had in fact occurred on such date. See "Business--International Operations." The pro forma adjustments are based on currently available information and upon certain assumptions that management believes are reasonable under current circumstances. The unaudited pro forma consolidated financial information and accompanying notes should be read in conjunction with the Financials Statements and the related notes thereto, and other financial information pertaining to the Company and Access 24 including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--International Operations," included elsewhere in this Prospectus.

                                                                                 YEAR ENDED DECEMBER 31, 1995
                                                                             ------------------------------------
                                                                             TELETECH
                                                                             ---------   ACCESS 24     PRO FORMA
                                                                                        ------------  -----------
                                                                                        (UNAUDITED)   (UNAUDITED)
                                                                               (IN THOUSANDS, EXCEPT PER SHARE
STATEMENT OF OPERATIONS DATA:                                                               DATA)
Revenues...................................................................  $  50,467  $  10,239      $  60,706
Operating expenses.........................................................     45,871     10,276(1)      56,147
                                                                             ---------  ------------  -----------
Income (loss) from operations..............................................      4,596        (37)         4,559
Other income...............................................................      2,489        295          2,784
Provision for income taxes.................................................     (2,929)      (424)        (3,353)
                                                                             ---------  ------------  -----------
Net income (loss)..........................................................  $   4,156  $    (166)     $   3,990
                                                                             ---------  ------------  -----------
                                                                             ---------  ------------  -----------
Pro forma net income per share.............................................  $     .08                 $     .07
Shares used in computing pro forma net income per share (2)................     54,658                    54,658

- ---------
(1) Includes amortization of $422,000 of goodwill arising on the Company's acquisition of Access 24, approximately $300,000 associated with the opening of a Call Center in the United Kingdom and a $141,000 write-off of an unrecoverable loan associated with the disposition of an unrelated business.

(2) Includes outstanding shares of common stock and common stock equivalents.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    TeleTech generates its revenues by providing customer care solutions, both from TeleTech-owned Call Centers (traditional outsourcing) and client-owned Call Centers (facilities management). The Company normally bills for its services based on the amount of time Representatives devote to a client's program and revenues are typically recognized as services are provided. The Company seeks to enter into multi-year contracts that cannot be terminated early except upon the payment of a contractually agreed amount. In 1995, revenues from multi-year contracts represented 64% of total revenues. In the second half of 1995, the Company signed large, multi-year contracts with United Parcel Service and CompuServe and obtained additional business from AT&T for programs commencing principally in the first quarter of 1996. Accordingly, management expects revenues from multi-year contracts to increase as a percentage of total revenues in 1996.

    TeleTech's profitability is significantly influenced by its Call Center capacity utilization. The Company seeks to optimize new and existing Call Center capacity utilization during both peak and off-peak (night and weekend) periods to achieve maximum fixed cost absorption. The Company carefully plans the development and opening of new Call Centers to minimize the financial impact resulting from excess capacity.

    The Company records costs specifically associated with client programs as costs of services. These costs, which include direct labor wages and benefits, telecommunication charges, sales commissions and certain facility costs, are primarily variable in nature. All other expenses of operations, including expenses attributable to technology support, sales and marketing, human resource management and other administrative functions and Call Center operational expenses that are not allocable to specific programs are recorded as selling, general and administrative ("SG&A") expenses. SG&A expenses tend to be either semi-variable or fixed in nature. Historically, the majority of the Company's operating expenses have consisted of labor costs. Accordingly, Representative wage rates, which comprise the majority of the Company's labor costs, have been and are expected to continue to be a key component of the Company's expenses.

    The cost characteristics of TeleTech's traditional outsourcing programs differ significantly from the cost characteristics of its facilities management programs. Under facilities management programs, Call Centers are owned by the client but are staffed and managed by TeleTech. Accordingly, facilities management programs have higher costs of services as a percentage of revenues and lower SG&A expenses as a percentage of revenues than traditional outsourcing programs. As a result, the Company expects that its overall gross margin will fluctuate as revenues attributable to traditional outsourcing programs vary in proportion to revenues attributable to facilities management programs. Based on the foregoing, management believes that, for purposes of measuring profitability on a period-to-period basis, operating margin, which is income from operations expressed as a percentage of revenues, may be less subject to fluctuation as the proportion of the Company's business portfolio attributable to outsourcing contracts versus facilities management contracts changes.

    TeleTech's revenues and income from operations have grown significantly over the past three years. During this period, the Company's revenues have grown from $19.5 million for the 11 months ended December 31, 1993 to $50.5 million for the year ended December 31, 1995 and operating margin has increased from 4.3% in 1993 to 9.1% in 1995. In the first quarter of 1996, the Company's operating margin rose to 12.4%. Management attributes this growth to the successful implementation of the Company's strategy of developing long-term strategic relationships with large corporate clients in targeted industries and the Company's resulting ability to spread its fixed costs over a larger revenue base.

    The Company acquired Access 24 and its subsidiaries effective January 1, 1996 for consideration of $2.3 million cash and 970,240 shares of Common Stock. Access 24's consolidated results of operations are included in the Company's operating results beginning with the first quarter of 1996. The operations of Access 24, which consist of inbound, client-branded customer care services, have been substantially integrated into TeleTech's operations. Access 24 typically bills its clients monthly, based on the number of customers enrolled in a client's program, pursuant to multi-year agreements. Access 24 is headquartered in Sydney, Australia with Call Centers in Australia and New Zealand. On April 30, 1996, the Company sold a 50% interest in Access 24 Limited, the Company's United Kingdom subsidiary that owns and operates a Call Center in London, for $3.8 million to PPP Healthcare Group plc, a subsidiary of a large private health insurer in the United Kingdom. The Company anticipates recognizing an after-tax gain of approximately $1.6 million on this sale in the second quarter of 1996. TeleTech will account for its investment in Access 24 Limited as an unconsolidated subsidiary. See "Business--International Operations" and the Consolidated Financial Statements of Access 24 contained elsewhere in this Prospectus.

    During 1993 and 1994, the Company was an S corporation and, accordingly, was not subject to income taxes. Pro forma net income includes a provision for federal income taxes at an effective rate of 44.4% for the 11 months ended December 31, 1993 and 39.5% for the year ended December 31, 1994.

RESULTS OF OPERATIONS

    The following table sets forth certain income statement data as a percentage of revenues:

                                                                                                THREE MONTHS ENDED
                                                             PERIOD ENDED DECEMBER 31,               MARCH 31,
                                                        ------------------------------------  -----------------------
                                                          1993(1)      1994         1995          1995        1996
                                                        -----------  ---------  ------------  ------------  ---------
Revenues..............................................       100.0%      100.0%     100.0%        100.0%        100.0%
  Costs of services...................................        54.9        49.1       54.0          52.5          50.8
  SG&A expenses.......................................        40.8        44.7       36.9          41.6          36.8
Income from operations................................         4.3         6.2        9.1           5.9          12.4
Other income (expenses)...............................        (1.5)       (1.4)       4.9(2)       22.5(2)       (2.1)
Provision for income taxes (3)........................          --          --       (5.8)        (12.8)         (4.6)
Net income (3)........................................         2.8         4.8        8.2(2)       15.6(2)        5.7
Pro forma net income (3)..............................         1.5         2.9        8.2(2)       15.6(2)        5.7

- ---------
(1) Includes only eleven months due to a change in the Company's fiscal year end.

(2) Includes the $2.4 million pre-tax net proceeds of a one-time payment made by a former client to TeleTech in the first quarter of 1995 in connection with such client's early termination of a contract (the "One-Time Payment").

(3) During 1993 and 1994, the Company was an S corporation and, accordingly, was not subject to federal income taxes. Pro forma net income includes a provision for income taxes at an effective rate of 44.4% for the 11 months ended December 31, 1993 and 39.5% for the year ended December 31, 1994.

THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31, 1995

    REVENUES. Revenues increased $11.6 million, or 111.5%, to $22.0 million for the first quarter of 1996 from $10.4 million for the first quarter of 1995. This increase resulted from revenues of $9.6 million generated from new clients and $3.3 million in revenues of Access 24, which was acquired in the first quarter of 1996. These increases were partially offset by loss in revenues due to the expiration of certain contracts. The Company's program for Continental Airlines was completed in March 1996 and, due to Continental's excess in-house call center capacity, was not renewed. Revenues for the first quarter of 1996 reflect the first period in which the Burbank Call Center, which opened in February 1995, was fully utilized and additional capacity in the Denver Call Center, which was expanded in February 1996.

    COSTS OF SERVICES. Costs of services increased $5.7 million, or 104.7%, to $11.2 million for the first quarter of 1996 from $5.5 million for the first quarter of 1995. Costs of services decreased as a percentage of revenues to 50.8% for the first quarter of 1996 from 52.5% for the first quarter of 1995. This change was primarily due to increased productivity as revenues increased at a faster rate than personnel costs.

    SELLING, GENERAL AND ADMINISTRATIVE. SG&A expenses increased $3.8 million, or 87.2%, to $8.1 million for the first quarter of 1996 from $4.3 million for the first quarter of 1995. As a percentage of revenues,

SG&A expenses decreased to 36.8% for the first quarter of 1996 from 41.6% for the first quarter of 1995 reflecting economies of scale associated with spreading fixed and semi-variable costs over a larger revenue base. This decrease primarily resulted from a 3.5% decrease in wage expense as a percentage of revenues.

    INCOME FROM OPERATIONS. Operating income increased $2.1 million, or 343.2% to $2.7 million in the first quarter of 1996 from $0.6 million during the first quarter of 1995. Operating income as a percentage of revenues increased to 12.4% in the first quarter of 1996 from 5.9% in the same period in 1995.

    OTHER INCOME (EXPENSES). Other income (expenses) decreased $2.8 million, or (119.8%), to ($464,000) million for the first quarter of 1996 from $2.3 million for the first quarter of 1995. This decrease primarily resulted from the One-Time Payment.

    NET INCOME. As a result of the foregoing factors, net income decreased $370,000, or 27.7%, to $1.3 million for the first quarter of 1996 from $1.6 million for the first quarter of 1995. Excluding the One-Time Payment, net income for the three months ended March 31, 1995 would have been $116,000. Accordingly, net income would have increased $1.1 million, or 984.5%, in the first quarter of 1996 compared to the same period in 1995.

1995 COMPARED TO PRO FORMA 1995

    Pro forma 1995 reflects the combined operating results of TeleTech and Access 24, as if Access 24 had been acquired by TeleTech on January 1, 1995. For the 12 months ended December 31, 1995, Access 24 had revenue of $10.2 million, a loss from operations of approximately $37,000 and a net loss of $166,000. The results for such period reflect amortization of $422,000 of goodwill arising from the Company's acquisition of Access 24, approximately $300,000 of expenses associated with the opening of a Call Center in the United Kingdom and a $141,000 write-off of an unrecoverable loan associated with the disposition of an unrelated business. On April 30, 1996, the Company sold a 50% interest in the United Kingdom Call Center to PPP, a large private health insurer in the United Kingdom. See "Business--International Operations."

1995 COMPARED TO 1994

    REVENUES. Revenues increased $15.0 million, or 42.3%, to $50.5 million in 1995 from $35.5 million in 1994, reflecting an increase in revenues from existing clients of approximately $9.7 million and revenues from new clients of approximately $7.6 million. These increases were partially offset by the expiration without renewal of certain other client contracts. See "Other Income (Expense)" below.

    COSTS OF SERVICES. Costs of services increased $9.8 million, or 56.5%, to $27.2 million in 1995 from $17.4 million in 1994. The increase resulted in part from the opening in February 1995 of the Company's Burbank Call Center. Costs of services also increased as a percentage of revenues to 54.0% in 1995 from 49.1% in 1994. The new Call Center was not fully utilized immediately after opening, resulting in an increase in Call Center expenses without a corresponding increase in revenues.

    SELLING, GENERAL AND ADMINISTRATIVE. SG&A expenses increased $2.8 million, or 17.4%, to $18.6 million in 1995 from $15.9 million in 1994. As a percentage of revenues, SG&A expenses decreased to 36.9% in 1995 from 44.7% in 1994. A substantial part of this change resulted from a 4.0% reduction in wage expense as a percentage of revenues.

    INCOME FROM OPERATIONS. Income from operations increased $2.4 million, or 109.3%, to $4.6 million in 1995 from $2.2 million 1994. Operating income as a percentage of revenues increased to 9.1% in 1995 from 6.2% in 1994.

    OTHER INCOME (EXPENSES). Other income (expenses) increased $3.0 million to $2.5 million in 1995 from ($481,000) in 1994. This increase resulted from the One-Time Payment as well as increased interest income attributable to the $12.0 million proceeds received by the Company from the sale of Preferred Stock in 1995.

    NET INCOME AND PRO FORMA NET INCOME. Net income increased $2.5 million, or 145.2%, to $4.2 million in 1995 from $1.7 million in 1994. As a result of the foregoing factors, net income in 1995 increased $3.1 million, or 300.7%, to $4.2 million from pro forma net income of $1.0 million in 1994. Excluding the One-Time Payment, net income for 1995 would have been $2.6 million. Accordingly, net income for 1995 would have increased $1.6 million, or 60%, over pro forma income of $1.0 million for 1994.

1994 COMPARED TO 1993

    During 1993, the Company changed its fiscal year to December 31. As a result, the 1993 fiscal year consists of the eleven months ended December 31, 1993.

    REVENUES. Revenues increased $15.9 million, or 81.7%, to $35.5 million in 1994 from $19.5 million in 1993. This increase consisted primarily of $14.2 million of revenues generated from new clients, with the remaining increase generated from existing clients. The increase reflects a full year of operations of the Denver Call Center, which generated $13.9 million of revenue in 1994 versus $2.9 million of revenue in 1993.

    COSTS OF SERVICES. Costs of services increased $6.7 million, or 62.3%, to $17.4 million in 1994 from $10.7 million in 1993. Costs of services decreased as a percentage of revenues to 49.1% in 1994 from 55.0% in 1993. Much of this percentage decrease resulted from an increased proportion of services being performed in 1994 for higher-margin client programs compared to in 1993.

    SELLING, GENERAL AND ADMINISTRATIVE. SG&A expenses increased $7.9 million, or 99.3%, to $15.9 million in 1994 from $8.0 million in 1993. SG&A expenses increased as a percentage of revenues to 44.7% in 1994 from 40.8% in 1993. Much of this increase resulted from increased compensation expense associated with growth in administrative functions necessary to support projected expansion.

    INCOME FROM OPERATIONS. Income from operations increased $1.4 million, or 162.1%, to $2.2 million in 1994 from $837,000 in 1993. Operating income as a percentage of revenues increased to 6.2% in 1994 from 4.3% in 1993.

    PRO FORMA NET INCOME. As a result of the foregoing factors, and a decrease in the effective tax rate to 39.5% for the year ended December 31, 1994 from 44.4% for the 11 months ended December 31, 1993, pro forma net income increased $738,000, or 247.2%, to $1.0 million in 1994 from $299,000 in 1993.

QUARTERLY RESULTS

    The information set forth below is derived from unaudited quarterly operating results of the Company for each quarter of 1994 and 1995 and the first quarter of 1996. The data has been prepared by the Company on a basis consistent with the Financial Statements included elsewhere in this Prospectus and includes all adjustments, consisting principally of normal recurring accruals, that the Company considers necessary for a fair presentation thereof. These operating results are not necessarily indicative of the Company's future performance.

                                                                        THREE MONTHS ENDED
                                   --------------------------------------------------------------------------------------------
                                                        1994                                           1995
                                   ----------------------------------------------  --------------------------------------------
                                     MAR 31       JUN 30      SEP 30     DEC 31     MAR 31(1)    JUN 30     SEP 30     DEC 31
                                   -----------  -----------  ---------  ---------  -----------  ---------  ---------  ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.........................   $   8,976    $   8,406   $   8,080  $  10,000  $  10,412    $  11,879  $  12,692  $  15,484
  Costs of services..............       4,715        4,314       3,719      4,658      5,469        6,407      6,899      8,471
  SG&A expenses..................       3,556        4,014       3,702      4,588      4,329        4,265      4,575      5,456
Income from operations...........         705           78         659        754        614        1,207      1,218      1,557
Other income (expenses)..........        (118)        (154)       (102)      (107)     2,338(1)        35         38         78
Provision for income taxes.......         (15)           3          (2)        (6)    (1,324)        (449)      (394)      (762)
Net income.......................         572          (73)        555        641      1,628          793        862        873
Pro forma net income (2).........         359          (49)        336        391      1,628          793        862        873
Pro forma net income per share...         .01           --         .01        .01        .03          .01        .02        .02
Weighted average shares
 outstanding.....................      44,085       44,085      44,085     44,085     54,586       54,682     54,682     54,682


                                     1996
                                   ---------
                                    MAR 31
                                   ---------

Revenues.........................  $  22,019
  Costs of services..............     11,194
  SG&A expenses..................      8,102
Income from operations...........      2,723
Other income (expenses)..........       (464)
Provision for income taxes.......     (1,001)
Net income.......................      1,258
Pro forma net income (2).........      1,258
Pro forma net income per share...        .02
Weighted average shares
 outstanding.....................     54,682

    The following table sets forth certain income statement data as a percentage of revenues:

                                                                    THREE MONTHS ENDED
                            --------------------------------------------------------------------------------------------------
                                               1994                                         1995                       1996
                            -------------------------------------------  ------------------------------------------  ---------
                             MAR 31     JUN 30     SEP 30      DEC 31     MAR 31     JUN 30     SEP 30     DEC 31     MAR 31
                            ---------  ---------  ---------  ----------  ---------  ---------  ---------  ---------  ---------
Revenues..................      100.0%     100.0%     100.0%      100.0%     100.0%     100.0%     100.0%     100.0%     100.0%
  Costs of services.......       52.5       51.3       46.0        46.6       52.5       53.9       54.4       54.7       50.8
  SG&A expenses...........       39.6       47.8       45.8        45.9       41.6       35.9       36.0       35.2       36.8
Income from operations....        7.9        0.9        8.2         7.5        5.9       10.2        9.6       10.1       12.4
Other income (expenses)...       (1.3)      (1.8)      (1.3)       (1.0)      22.4(1)       0.3       0.3       0.5       (2.1)
Provision for income
 taxes....................        0.2         --         --          --      (12.7)      (3.8)      (3.1)      (4.9)      (4.6)
Net income................        6.4       (0.9)       6.9         6.5       15.6(1)       6.7       6.8       5.7        5.7
Pro Forma net income......        4.0       (0.6)       4.2(2)        3.9(2)      15.6       6.7       6.8       5.7       5.7

- ---------
(1) Includes the One-Time Payment.

(2) During 1993 and 1994, the Company was an S corporation and, accordingly, was not subject to federal income taxes. Pro forma net income includes a provision for income taxes at an effective rate of 44.4% for the 11 months ended December 31, 1993 and 39.5% for the year ended December 31, 1994.

    The Company has experienced and in the future could experience quarterly variations in revenues as a result of a variety of factors, many of which are outside the Company's control, including: the timing of new contracts, the timing of new product or service offerings or modifications in client strategies; the expiration or termination of existing contracts; the timing of increased expenses incurred to obtain and support new business; changes in the Company's revenue mix among its various service offerings; and the seasonal pattern of certain of the businesses serviced by the Company. In addition, the Company's planned staffing levels, investments and other operating expenditures are based on revenue forecasts. If revenues are below expectations in any given quarter, the Company's financial results would likely be materially adversely affected for that quarter.

    For the quarterly periods in 1994, revenues fluctuated principally due to a reduction in services provided for, and the ultimate termination of, a large client program in the first half of 1994. The decrease in revenues from this client program was partially offset by revenues from new client programs throughout 1994 and fully offset in the fourth quarter of 1994 by revenues relating to increased services for new and existing clients. The quarterly revenue increases throughout 1995 and the first quarter of 1996 reflect increased services provided for existing clients and the addition of certain new programs.

    In 1994, costs of services declined from 52.5% of revenues in the first quarter to 46.6% in the fourth quarter due to the implementation of certain higher margin programs as well as the lower wages that were paid to Representatives during the training phase of several new programs. The increase in costs of services from 46.6% of revenues in the fourth quarter of 1994 to 52.5% in the first quarter of 1995 resulted from a change in the allocation of certain costs from SG&A expenses to costs of services. For the final three quarters of 1995, costs of services ranged between 53.9% and 54.7% of revenues, but declined to 50.8% in the first quarter of 1996 due to increased productivity resulting from higher Call Center capacity utilization.

    SG&A expenses increased from 39.6% of revenues in the first quarter of 1994 to 47.8% in the second quarter of 1994 due to a lower revenue base, costs associated with the relocation of the Company's corporate offices to Denver, Colorado and increased management staffing to support the Company's growth. SG&A expenses decreased to 45.8% of revenues in the third quarter of 1994, due principally to lower travel and advertising costs, and 45.9% of revenues in the fourth quarter of 1994 as fixed and semi-variable costs were spread over a larger revenue base. Despite a shift of certain costs from SG&A expenses to costs of services in the first quarter of 1995, SG&A expenses as a percentage of revenues were essentially unchanged due to increased overhead costs associated with establishing the Company's Burbank Call Center without a corresponding increase in revenues for the first quarter of 1995. Once the Burbank Call Center became fully operational in the second quarter of 1995, SG&A expenses as a percentage of revenues ranged from 35.2% to 36.8% from the second quarter of 1995 through the first quarter of 1996.

    Income from operations fluctuated within the quarterly periods primarily based on the factors noted above. Additionally, other income (expenses) increased to $2.3 million in the first quarter of 1995 due to the One-Time Payment. The provision for income taxes in the first quarter of 1995 reflects the impacts of the One-Time Payment and the Company's change from an S corporation to a C corporation.

LIQUIDITY AND CAPITAL RESOURCES

    Historically, TeleTech has funded its operations and capital expenditures primarily through cash flow from operations, borrowings under several lines of credit and the sale of $12.0 million of Preferred Stock in January 1995. The Company has a $15.0 million unsecured revolving operating line of credit, which expires on May 31, 1998. Borrowings under this line bear interest at various rates that are selected by TeleTech each time a draw is made. At May 17, 1996, outstanding borrowings under this facility were $6.0 million, which accrue interest at rates varying from 6.63% to 6.6875%. Borrowings under this line have been made primarily to fund working capital. Under this line of credit, the Company has agreed to maintain certain financial ratios and has agreed that, during any fiscal year during which the line remains in place, it will not incur operating lease expenses or make investments in fixed assets or in capital leases in excess of $15.0 million in the aggregate.

    In addition, the Company has two master lease agreements. Under one agreement, the Company may lease equipment up to an aggregate value of $15.0 million. As of March 31, 1996, amounts outstanding under this agreement were approximately $3.4 million. Lease rates under this agreement are based upon a 125 basis points spread over 3-year U.S. Treasury notes. Under the second agreement, the Company's borrowings are approved, and specific terms are set, on a case-by-case basis. As of March 31, 1996, the total amount outstanding under this agreement was approximately $921,855.

    Cash provided by operating activities was $1.5 million for the first quarter of 1996, $4.1 million in 1995 and $3.6 million in 1994. From the beginning of 1994 through the first quarter of 1996, the Company generated an aggregate of $9.3 million in cash from operating activities, consisting of $12.0 million of total net income before depreciation, amortization and other non-cash charges, offset in part by $(2.7) million changes in working capital. Changes in working capital consist primarily of fluctuations in accounts receivable, accounts payable and accruals arising from the growth of the Company's operations.

    The amount of cash used by the Company in investing activities was $3.0 million for the first quarter of 1996 and $12.1 million and $1.9 million for 1995 and 1994, respectively. In the first quarter of 1996, the Company's capital expenditures were $3.3 million and the Company used $2.3 million for the Access 24 acquisition while short-term investments decreased by $2.5 million. In 1995, the Company's capital expenditures were $1.7 million and the Company's short-term investments increased by $10.4 million. In 1994, capital expenditures were $1.9 million. Historically, capital expenditures have been, and future capital expenditures are anticipated to be, primarily for the development of Call Center facilities and the acquisition of equipment to support expansion of the Company's existing Call Centers and expansion of and improvements to the Company's call and data management systems and management information systems. Capital expenditures, including new capital leases, equaled $5.8 million and $2.1 million in 1995 and 1994, respectively. The Company currently expects to make capital expenditures in 1996 of approximately $26 million, $3.3 million of which was spent during the first quarter.

    Cash provided by financing activities for the first quarter of 1996 was $2.1 million, representing borrowings on the Company's line of credit, net of capital lease payments. In 1995, cash provided by financing activities of $8.0 million resulted primarily from the sale of $12.0 million of Preferred Stock in January 1995, which was partially offset by $2.8 millon of loan repayments, tax distributions and dividends paid by the Company to its principal stockholder. In 1994, the Company used $1.7 million for financing activities, consisting primarily of repayments on the Company's bank line of credit and other long-term debt.

    The Company believes that the net proceeds of the Offering, together with cash from operations, existing cash and available borrowings under its line of credit and master lease agreements, will be sufficient to finance the Company's current operations, planned capital expenditures and anticipated growth at least through 1997. However, if the Company were to make any significant acquisitions for cash, it may be necessary for the Company to obtain additional debt or equity financing. Any sale of additional equity or equity-related securities could result in additional dilution to the Company's stockholders.

                                    BUSINESS

    TeleTech is a leading provider of customer care solutions for Fortune 1000 companies. Customer care encompasses a wide range of customer acquisition, retention and satisfaction programs designed to maximize the lifetime value of the relationships between TeleTech's clients and their customers. TeleTech's customer care programs involve all stages of the customer lifecycle and usually consist of a variety of customer service and technical and product support activities, such as product information, program enrollment, help desk support, account inquiries, problem resolution and satisfaction assessments. TeleTech works closely with its clients to rapidly design and implement large scale, tailored customer care programs that provide integrated, comprehensive solutions to specific business needs.

    TeleTech delivers its customer care services primarily through customer-initiated ("inbound") telephone calls and also over the Internet. Services are provided by trained customer care representatives ("Representatives") in TeleTech call centers ("Call Centers") in response to an inquiry that a customer makes by calling a toll-free telephone number or by sending an Internet message. Representatives respond to these inquiries utilizing state-of-the-art workstations that leverage TeleTech's advanced technology platform and enable them to provide rapid, single-call resolution. This platform incorporates digital switching, client/server technology, object-oriented software modules, relational database management systems, proprietary call tracking management software, computer telephony integration ("CTI") and interactive voice response (IVR). TeleTech's services generally are provided on either a fully outsourced or facilities management basis.

    TeleTech seeks to establish long-term, strategic relationships, typically formalized by multi-year contracts, with selected clients in the telecommunications, technology, transportation, health care and financial services industries. TeleTech targets clients in these industries because of their complex product and service offerings and large customer bases, which require frequent, often sophisticated, customer interactions. The Company recently entered into significant, multi-year contracts with CompuServe and United Parcel Service and has obtained additional business from AT&T. Additional clients include Apple Computer, Bell Atlantic, Novell, NYNEX and Wells Fargo Bank.

    The Company was founded in 1982 and has been providing inbound customer care solutions since its inception. Since January 1995, the Company has opened, acquired or initiated management of seven Call Centers. As of April 30, 1996, TeleTech owned, leased or managed nine Call Centers in the United States, the United Kingdom, Australia and New Zealand equipped with a total of 4,560 state-of-the-art workstations. TeleTech currently plans to open two additional Call Centers and expand an existing Call Center by the end of 1996. In the first quarter of 1996, approximately 95% of the Company's call handling revenues were derived from inbound inquiries. TeleTech's revenues increased 42.3% to $50.5 million in 1995 from $35.5 million in 1994. In the first quarter of 1996 revenues increased 111.5% to $22.0 million from $10.4 million in the same period of 1995.

INDUSTRY BACKGROUND

    Companies today are finding it increasingly difficult to satisfy their customers' needs for service and information. As products and services become more complex and product and service choices multiply, customers require more information to make intelligent purchase decisions and to use products and services properly. In addition, customers have less time to shop for, evaluate and learn how to use new products and services, driving demand for faster and better service. While these trends have been evolving, the burden of providing personalized customer service has largely shifted from traditional retailers to product manufacturers and service providers. Also, many companies have realized that retaining customers generally is more profitable than acquiring new customers. As a result of these and other factors, the Company believes that customer care has become a clear competitive differentiator and that consumers increasingly consider the relative effectiveness, ease of use and responsiveness of customer service and product support when evaluating comparable products or services.

    Many companies find it difficult to provide high quality customer service and product support without diverting significant resources away from their core businesses. Historically, companies have provided customer service in-house because they believed that the "customer interface" was too critical to be outsourced. Many now acknowledge that they do not have the core competencies or are unwilling to invest the substantial resources necessary to provide high quality, inbound customer care services on a timely, cost effective basis. As a result, a large and rapidly growing customer care outsourcing industry has emerged. Industry sources estimate that telephone-based direct marketing expenditures were $80 billion in 1995 with roughly 95% of the industry comprised of captive (in-house) telemarketing organizations. Management believes that large corporations are increasingly outsourcing their telephone-based marketing and customer services activities as part of an overall effort to focus internal resources on their core competencies, improve operating efficiencies and reduce costs. This is particularly true in industries that are undergoing deregulation and increased competition.

    Although there  are many  independent teleservices  firms, most  are  small, single facility operations that primarily provide outbound services. Many currently do not have the financial resources, industry expertise, technological capabilities, human resources or facilities to provide high-quality, inbound customer care. TeleTech believes that companies considering outsourcing their customer care activities increasingly are seeking a strategic partner that can understand their business, can provide a comprehensive range of services, and has the flexibility, scalability, management expertise, facilities and technological and educational resources to serve their customers' long-term needs effectively and efficiently.

THE TELETECH SOLUTION

    TeleTech develops and implements strategic customer care solutions designed to improve the lifetime value of its clients' customers by enhancing customer satisfaction and promoting long-term loyalty, which in turn can increase each client's revenues and profitability. The Company devotes significant resources to understanding a client's industry, products, services, processes and culture and then designs programs to (i) improve the quality of customer interactions,
(ii) capture customer data and feedback, (iii) reduce the operating costs associated with the delivery of customer service and product support, (iv) minimize the client's required investment in and technology risks associated with operating in-house call centers, (v) eliminate the need to manage large numbers of call center employees and (vi) enable clients to focus on their core competencies. These programs address inbound customer interactions in a manner that is seamless with the client's operations and transparent to the customers. TeleTech effectively delivers these programs by rapidly deploying the technology and human resources required to implement and manage comprehensive, integrated customer care solutions.

    TeleTech strives to be a strategic partner to its clients. TeleTech believes that its willingness to invest resources to identify the customer needs of a potential client and its ability to quickly understand the fundamental operations of a client's business differentiate TeleTech from its competitors and enable it to offer unique and effective customer care solutions. By fully understanding a client's industry, products, services, processes and culture, TeleTech can design customized solutions that add value to a client's day-to-day interactions with its customers. Additionally, TeleTech's responsive, flexible and scalable technology platform enables it to design customer care programs that can be adapted quickly and cost effectively to meet changing client and customer needs. TeleTech's open-systems, client/server technology can be integrated with its clients' information systems, enabling data captured from customer interactions to be reviewed and analyzed by TeleTech and its clients on a real-time basis.

BUSINESS STRATEGY

    Key elements of the Company's business strategy are to:

    ENHANCE CLIENTS' RELATIONSHIPS WITH THEIR CUSTOMERS THROUGH INNOVATIVE CUSTOMER CARE SOLUTIONS

    The Company believes that enhancing the client's relationship with its customers at each stage of the customer lifecycle is crucial to providing a value-added solution to a client's customer service and product support needs. TeleTech works closely with its clients to identify the particular needs of their customers, design appropriate solutions and implement specially tailored customer care programs. TeleTech's solutions are designed to be cost effective and to improve the quality of customer interactions and foster lifetime customer loyalty. As part of its integrated solutions, TeleTech collects and disseminates customer information to enable its clients to analyze and better manage their customer bases while identifying new revenue generating opportunities.

    DEVELOP LONG-TERM STRATEGIC RELATIONSHIPS WITH LARGE CLIENTS IN TARGETED INDUSTRIES

    TeleTech seeks  to  develop  long-term strategic  relationships  with  large corporate clients in targeted industries. The Company focuses on industries containing companies with complex product and service offerings and with large customer bases that require frequent, often sophisticated, customer interactions. In establishing long-term strategic relationships with its clients, TeleTech seeks to enter into multi-year contracts that generate recurring revenues for TeleTech and allow the Company to leverage its technology, human resource and training investments. The Company has established strategic business units ("SBUs"), with specialized business development personnel, that target the telecommunications, technology, transportation, health care and financial services industries.

    APPLY FLEXIBLE, INNOVATIVE TECHNOLOGICAL SOLUTIONS

    TeleTech's technological expertise and scalable open-systems, client/server architecture enable the Company to rapidly design customized customer care programs, achieve seamless integration with its clients' information systems and adapt quickly to new technologies. The Company seeks to differentiate itself from in-house and other outsourced competitive service providers by creatively employing hardware configurations and software applications to add flexibility and responsiveness to its clients' customer service and product support processes. TeleTech leverages its experience in the development of customized software applications by combining industry-leading operating software with its extensive library of proprietary, object-oriented applications to rapidly and cost-effectively design intuitive, user-friendly custom software applications.

    IMPLEMENT AND MAINTAIN SUPERIOR OPERATIONAL PROCESSES

    To manage its growth and provide high levels of client service, the Company is committed to implementing and maintaining superior operational processes capable of efficiently executing customer care programs. Recognizing that it is providing one of the client's most important and sensitive functions, the Company adheres to a rigorous framework of quality processes based on ISO 9002, an internationally recognized series of quality assurance standards, to ensure successful on-going delivery of client programs. The Company designs and builds its Call Centers based on a standardized model to provide efficient, fully-integrated operations while increasing employee productivity. By linking its Call Centers together into a seamless wide area network (WAN), the Company also ensures rapid transfer of voice and data information to provide additional call capacity and disaster recovery, as needed.

    MAINTAIN EXCELLENCE IN HUMAN RESOURCE AND CALL CENTER MANAGEMENT

    The Company believes that its ability to attract, hire, train and manage its employees and efficiently manage its Call Centers is critical to its ability to develop new and maintain existing long-term client relationships. TeleTech uses proprietary software to automate much of its hiring, training, quality assurance and staffing management functions. In an effort to reduce turnover and improve the quality of its services, the Company devotes significant resources to attracting and hiring skilled employees and provides extensive initial and on-going product and service training. The Company's Representatives generally are full-time and dedicated to a single client program. Representatives receive from one to five weeks of on-site training in TeleTech's or the client's training facilities before handling customer interactions, plus a minimum of six to eight hours per month of ongoing training. Representatives often receive supplemental laboratory training as needed to provide a specific customer service successfully.

GROWTH STRATEGY

    The Company's growth strategy is designed to capitalize on the increasing demand for outsourced customer care solutions and to maintain and expand its leadership position in its industry. The Company's primary growth strategies are to:

    EXPAND SERVICES PROVIDED TO EXISTING CLIENTS AND ESTABLISH NEW RELATIONSHIPS IN TARGETED INDUSTRIES

    The Company believes it has substantial opportunities to expand services provided to existing clients and obtain new clients within its currently targeted industries. Specifically, the Company is focusing on opportunities to expand existing programs while cross-selling TeleTech's services to other divisions or operations within its existing clients' organizations. For example, TeleTech implemented its initial program for AT&T in 1991 and has since expanded its relationship to include four separate programs for various AT&T products and services. As part of its SBU strategy, the Company also is focusing on developing new relationships with companies within its targeted industries.

    DEVELOP NEW PRODUCTS AND SERVICES

    Continued rapid technological advances, coupled with the on-going evolution in retail and product distribution trends, will create new opportunities for TeleTech. TeleTech expects that the proliferation of new interactive media will provide more sophisticated customer interactions and additional opportunities to provide expanded services to customers. TeleTech intends to capitalize on these trends by developing new products and services, such as database marketing solutions and real-time interactive support for Web sites on the Internet.

    EXPAND INTO NEW INDUSTRIES AND GEOGRAPHIC MARKETS

    TeleTech has identified additional industries that are experiencing many of the same trends affecting its currently targeted industries and may establish new SBUs to focus on evolving market opportunities. In addition, the Company believes that trends toward increased customer care and recognition of the benefits of outsourcing, which have been experienced in the U.S., are occurring in international markets. TeleTech also believes that many multi-national companies, including several of its existing clients, are seeking a single provider of world-wide customer care solutions. To capitalize on these international opportunities, the Company intends to further expand its operations outside of the United States.

    SELECTIVELY PURSUE COMPLEMENTARY ACQUISITIONS

    The Company may selectively acquire complementary companies that extend its presence into new geographic markets or industries, expand its client base, add new product or service applications or provide substantial operating synergies. The Company believes that there will be many potential domestic and international acquisition opportunities as the teleservices industry consolidates and as large corporations consider selling their existing call center facilities and operations. For example, the Company may consider acquiring a primarily outbound teleservices provider that could provide substantial operating synergies and improve Call Center utilization during the currently underutilized off-peak (night and weekend) periods resulting from the Company's focus on inbound interactions.

SERVICES

    TeleTech offers a wide range of services designed to provide superior customer care. An integral component of these services is process reengineering, by which the Company develops and applies enhanced processes to make a client's customer service or product support processes more cost-effective, productive and valuable. At the start of a potential new client relationship, TeleTech assesses the client's existing capabilities, goals and strategies, customer service or product support processes and related software, hardware and telecommunications systems and training. After presenting a proposed solution and being awarded a contract, TeleTech works closely with the client to further develop, refine and implement more efficient and productive customer interaction processes and technological solutions that seamlessly link the customer, the client and TeleTech. These processes generally include the development of event-driven software programs for the dynamic scripting of telephone interactions, where script flow is predicated on variables in the customer file or on the Representative's interaction with the customer.

    Following the design and development of a customer care program, Representatives provide a wide range of on-going voice and data communications services integrating customer acquisition, service and retention and satisfaction and loyalty programs. In a typical inbound customer interaction, a customer calls a toll-free number to request product, service or technical information or assistance. TeleTech's advanced telecommunications system automatically identifies each inbound call by its telephone number and routes the call to the appropriate Representative that is trained for that particular client program. Upon receipt of the call, the Representative's computer screen automatically displays the client's specific product, service or technical information to enable the Representative to assist the customer.

    Each customer interaction, even in its simplest form, presents TeleTech and its clients with an opportunity to capture valuable customer information, including the customer's demographic profile and preferences. This information can prompt the Representative to make logical, progressive inquiries about the customer's interest in additional services, identify additional revenue and cross-selling opportunities or resolve other customer issues relating to a client's products or services. TeleTech frequently provides several of the services listed below in an integrated program tailored to its clients' needs.

    CUSTOMER ACQUISITION PROGRAMS.   Customer acquisition programs are  designed
to secure new customers and can include a wide range of activities depending upon the customer inquiry. A sampling of these services includes:

    - providing pre-sales product or service education

    - processing and fulfilling information requests for product or service offerings

    - verifying sales and activating services

    - directing callers to product or service sources

    - receiving orders for and processing purchases of products or services

    - providing initial post-sales support, including operating instructions for new product or service use

    TeleTech's  current customer  acquisition programs  do not  include outbound
"cold  calling,"  which  is  an   outsourcing  service  typically  provided   by
traditional telemarketing firms.

    CUSTOMER  SERVICE AND  RETENTION PROGRAMS.   Customer  service and retention
programs are designed to maintain and extend the customer relationship and maximize lifetime customer value. These programs are generally driven by the customer's receipt of a product or service, or by the customer's need for on-going help-desk resources. The majority of the Company's revenues are generated in the provision of customer service and retention programs. A sampling of these services includes:

    - providing technical help desk, product or service support

    - activating product or service upgrades

    - responding to billing and other account inquiries

    - resolving complaints and product or service problems

    - registering warranty information

    - dispatching on-site service

    CUSTOMER SATISFACTION AND LOYALTY PROGRAMS. Customer satisfaction and loyalty programs are designed to enable clients to learn from their customers, to be more responsive to the customer's needs and concerns and to reward customers for their continued patronage. A sampling of these services includes:

    - responding to client promotional, affinity-building initiatives

    - developing and implementing client-branded loyalty programs

    - conducting satisfaction assessments

    - confirming receipt of promised products or services

    - reserving and reconfirming space at product or service seminars

    An example of a client-branded loyalty program is TeleTech's Emergency Home Assist, which it implements for many of Australia's leading insurers and financial institutions. Under Emergency Home Assist, if, for example, a storm damages the roof of a customer insured by a TeleTech client, the customer calls the toll-free number provided by the client. A Representative answers the telephone on the client's behalf and contacts, books and dispatches tradesmen to the customer's home to make repairs, while simultaneously opening an insurance claims file. TeleTech's insurance company client, which directly pays the tradesmen's invoices, is positioned as a caring, total solution provider, rather than just a reimbursement agent. In addition, the insurer is able to control costs by its early intervention and contracting in advance with qualified tradesmen to provide services at a reasonable price.

MARKETS AND CLIENTS

    TeleTech focuses its marketing efforts on Fortune 1000 companies in the telecommunications, technology, transportation, health care and financial services industries. To provide effective customer care solutions, TeleTech has developed a separate SBU to serve each of these industries. Each SBU is comprised of business development personnel, systems engineers, application specialists and other support personnel, most of whom have prior industry experience. Each SBU is responsible for developing and implementing customized, industry-specific customer service and product support.

    TELECOMMUNICATIONS. The Telecommunications SBU primarily services long-distance carriers, regional telephone companies, wireless providers and cable operators. Services include verifying long-distance service sales, responding to customer inquiries, providing consumer and business telephone service account management and providing on-going product and service support.
Clients include AT&T, NYNEX and Bell Atlantic. TeleTech believes that the Telecommunications Act of 1996 and the development of new wireless products, including products and services utilizing personal communication services (PCS) technology, will expand the breadth of product and service offerings that will require customer service and support and will create additional demand for TeleTech's services.

    TECHNOLOGY. The growth of high technology product offerings and service introductions, including Internet-related products and services, has increased demand for consumer and technical product support services. Clients include AT&T, CompuServe, Apple and Novell. The Company currently provides telephone and real-time, on-line interactive support to subscribers of CompuServe's WOW! service and to customers of AT&T. TeleTech intends to leverage its technological capabilities on the Internet and is exploring business opportunities related to new interactive media.

    TRANSPORTATION. TeleTech's Transportation SBU provides a variety of services to clients in the package delivery and travel industries. In October 1995, TeleTech was awarded a contract to manage several Call Centers and provide customer service and support on behalf of United Parcel Service, one of the nation's largest parcel delivery companies. Under its five-year contract, TeleTech will provide services to United Parcel Service from three Call Centers leased by United Parcel Service but staffed and managed by TeleTech. TeleTech also provides reservation call handling services for Reno Air and Midway Airlines. See "--Case Study."

    HEALTH CARE. TeleTech provides customer care solutions on behalf of health care providers in the United Kingdom, Australia and New Zealand, including Medical Benefits Funds of Australia Limited, Hospital Benefits Fund of Western Australia, Inc., Southern Cross Medical Care Society and PPP. These services include emergency and non-emergency medical information and referral services, neonatal information and assistance to parents of newborns, information about drug interventions, referrals to community support organizations such as home care, child care and counseling options, and medical claims review services. The Company provides these services to customers by means of telephone access to registered nurses, counselors, pharmacists, medical librarians, dieticians and other specially trained Representatives. TeleTech believes that there are substantial opportunities to introduce comparable services in the U.S. market. See "--International Operations."

    FINANCIAL SERVICES. TeleTech is developing new and more responsive delivery capabilities to satisfy the demands of financial institutions seeking to reduce customer reliance on face-to-face interactions and increase customer utilization of electronic and telephone banking and automated teller machines. From its Call Centers in Australia and New Zealand, TeleTech provides customer care solutions to customers of insurance company and automobile club clients, such as Mercantile Mutual Insurance (Australia) Ltd, Zurich Australian Insurance Ltd and Royal Automobile Club of Victoria (RACV) Insurance Pty Ltd. Solutions include emergency home repair assistance, responding to customer inquiries regarding property damage and insurance coverage, procuring emergency roadside automobile and medical assistance and facilitating motor vehicle claims. TeleTech believes that many of these customer care solutions are readily transferable to the U.S. market. See "--International Operations."

CASE STUDY

    In 1994, United Parcel Service operated regional Customer Service Telephone Centers across the United States that provided customers with information regarding package pick-ups and deliveries, package tracking and tracing and rate information. To re-engineer its telephone-based customer service and support strategy, United Parcel Service consolidated these regional centers into seven national centers and decided to outsource the facilities management and staffing functions. United Parcel Service benchmark studies led to the conclusion that this reengineering would result in significant quality improvements while creating a more efficient and much less costly operation.

    In October 1995, after a competitive bidding process, TeleTech was awarded a multi-year contract to staff and manage three United Parcel Service customer service telephone centers and was granted the option to manage a fourth facility if United Parcel Service requires additional capacity. By April 1996, TeleTech began operating Call Centers in Tucson, Arizona and Greenville, South Carolina. The third Call Center, located in Tampa, Florida, is scheduled to open in June 1996.

    Telephone calls from United Parcel Service customers primarily consist of customer service and package tracking inquires. TeleTech Representatives assist customers by scheduling package pick ups, tracking packages, calculating shipping rates, explaining package insurance options, describing types of service and rates and answering other types of inquires.

    TeleTech recruits, interviews, hires, and trains all personnel for the United Parcel Service Call Centers. To manage the considerable human resources and facilities management tasks associated with a customer care and support program of this magnitude and complexity, TeleTech identified and hired a separate project management team to launch and direct the program. In addition, the Company devised an innovative incentive and gain-sharing plan to motivate TeleTech personnel. TeleTech has introduced automated quality control processes, electronic applicant screening and assessment, and is working in concert with United Parcel Service to develop innovative technology to further optimize the call handling process.

SALES AND MARKETING

    As most companies consider the customer care function to be critical, the Company's business development personnel generally focus their marketing efforts on potential clients' senior executives. TeleTech hires business development personnel and employees for each SBU who have substantial industry expertise and can identify and generate sales leads.

    TeleTech employs a consultative approach to assess the current and prospective strategic needs of a potential client. Following initial discussions with a client, a carefully chosen TeleTech team, usually comprised of applications and systems specialists, operations experts, human resources professionals and other appropriate SBU management personnel, thoroughly studies the client's operations. The Company invests significant resources during the development of a client relationship to understand the client's existing customer service processes, culture, decision parameters and goals and strategies. TeleTech assesses the client's customer care needs and, with input from the client, develops and implements tailored customer care solutions.

    As a result of its consultative approach, TeleTech can identify new revenue generating opportunities, customer communication possibilities and product or service improvements previously overlooked or not adequately addressed by the client. TeleTech's technological capabilities enable it to develop working prototypes of proposed customer care programs and to rapidly implement strategic customer care solutions, generally with minimal capital investment by the client.

    TeleTech generally provides customer care solutions pursuant to written contracts with terms ranging from one to five years, which often contain renewal or extension options. Under substantially all of its significant contracts, TeleTech generates revenues based on the amount of time Representatives devote to a client's program. In addition, clients typically are required to pay fees relating to TeleTech's training of Representatives to implement the client's program, set-up and management of the program, and development of computer software and technology. Many of TeleTech's contracts also require the client to pay TeleTech a contractually agreed amount in the event of early termination. When negotiating new contracts, TeleTech strives to obtain a contract term of at least two years and contractual provisions adjusting the amount of TeleTech's fees if there are significant variances from estimated implementation expenses.

OPERATIONS

    TeleTech provides its customer care services through the operation of state-of-the-art Call Centers located in the United States, the United Kingdom, Australia and New Zealand. As of April 30, 1996, TeleTech leased seven Call Centers and also managed two Call Centers on behalf of United Parcel Service. Additional expansion planned for 1996 includes the opening of a new Company-owned Call Center, expansion of an existing facility and opening of a third United Parcel Service-owned Call Center. See "-- Facilities."

    TeleTech uses its standardized development procedures to minimize Call Center development lead times. The Company applies predetermined site selection criteria to identify locations conducive to operating large scale, sophisticated customer care facilities in a cost-effective manner. TeleTech can establish a new, fully operational, inbound Call Center containing 450 or more workstations within 90-150 days. In the last fourteen months, TeleTech has established two Company-owned Call Centers and two United Parcel Service-owned Call Centers, including a total of approximately 2,400 workstations.

    A typical U.S. TeleTech Call Center has approximately 50,000 square feet of space and contains approximately 450 workstations. Call Center capacity can vary based on the complexity and type of customer care programs provided. All TeleTech Call Centers are designed to operate 24 hours a day, seven days a week. TeleTech received ISO 9002 certification for its Burbank Call Center in 1995 and currently is involved in a Company-wide ISO 9002 certification process.

    CALL CENTER MANAGEMENT. TeleTech manages its U.S. Call Centers through its Technology Command Center in Colorado (the "Command Center"). The Command Center operates 24 hours per day, 7 days a week, and is responsible for monitoring, coordinating and managing TeleTech's U.S. operations. Each U.S. Call Center is connected to the Command Center and to other U.S. Call Centers through multiple fiber optic voice/data T-1 circuits to form an integrated and redundant wide area network. This network connectivity provides a high level of security and redundancy that is integral to TeleTech's ability to ensure recovery capabilities in the event of a disaster or structural failure. If a Call Center were to experience extreme excess call volume or become non-operational, the Command Center is configured to re-route incoming calls to another Call Center in a virtually transparent, uninterrupted manner.

    TeleTech also has established a set of uniform operational policies and procedures to ensure the consistent delivery of high-quality service at each Call Center. These policies and procedures detail specific performance standards, productivity and profitability objectives and daily administrative routines designed to ensure efficient operation. TeleTech believes that recruiting, training and managing full-time Representatives who are dedicated to a single client facilitates seamless integration between client and Representative, enhances service quality and efficiency and differentiates TeleTech from its competitors.

    TeleTech utilizes a number of sophisticated applications designed to minimize administrative burdens and maximize productivity. Such applications include a proprietary, integrated agent performance system that tracks Representative activity at each workstation and a proprietary billing system that tracks time expended on administration, training, data processing and other processes conducted in support of client or internal tasks.

    QUALITY ASSURANCE. TeleTech monitors and measures the quality and accuracy of its customer interactions through a quality assurance department located at each Call Center. Each department evaluates, on a real-time basis, at least 1.5% of all calls per day. TeleTech also has the capabilities to enable its clients to monitor customer interactions on a real-time basis. Quality assurance professionals monitor customer interactions and simultaneously score Representatives according to criteria mutually determined by the Company and the client. Representatives are evaluated and provided with feedback on their performance on a weekly basis and, as appropriate, recognized for superior performance or scheduled for additional training and coaching.

TECHNOLOGY

    Utilizing industry standard tools, the Company creates relational database management systems customized for each client. These systems enable it to track the details of each customer interaction and consolidate that information into a customer file, which can be accessed and referred to by Representatives as they deliver services. TeleTech Call Centers employ state-of-the-art technology that incorporates digital switching technology, object-oriented software modules, relational database management systems, proprietary call tracking and workforce management systems, CTI and interactive voice response. TeleTech's digital switching technology enables calls to be routed to the next available Representative with the appropriate knowledge, skill and language sets. Call tracking and workforce management systems generate and track historical call volumes by client, enabling the Company to schedule personnel efficiently to accommodate anticipated fluctuations in call volume. This technology base enables TeleTech to provide single call resolution and decrease customer hold times, thereby enhancing customer satisfaction.

    TeleTech-owned Call Centers utilize "Universal Representative" workstations with inbound, outbound, Internet and faxback capabilities, the majority of which run on Pentium-Registered Trademark--based computers. All workstations are PC-based and utilize CTI technology, which connects the computer to a telephone switch allowing calls and computer data to be transferred simultaneously. By using simple, intuitive graphical user interfaces (GUI), which substitute graphics for text, TeleTech enables its Representatives to focus on assisting the customer, rather than on the technology, and obtain customer information using significantly fewer keystrokes. The user-friendly interface also helps to decrease training time and increase the speed of call handling.

    TeleTech's applications software is designed using products developed by Microsoft, Oracle, Novell, IBM and others. TeleTech has invested significant resources in designing, developing and debugging industry-specific and open-systems software applications and tools. As a result, TeleTech maintains an extensive library of reusable object-oriented code modules for use by TeleTech's applications development professionals to develop customized customer care software. TeleTech's systems capture and download a variety of information obtained during each customer interaction into relational databases for real-time, daily, weekly or monthly reporting to clients. TeleTech runs its applications software on open-systems, client-server architecture that utilizes computer processors, server components and hardware platforms produced by manufacturers such as Compaq, Hewlett Packard, IBM and Sun Microsystems. TeleTech has and will continue to invest significant resources into the research and development of new and emerging customer care and technical support technologies.

HUMAN RESOURCES

    TeleTech's success in recruiting, hiring and training large numbers of skilled employees is critical to its ability to provide high-quality customer care solutions to its clients. TeleTech generally locates its Call Centers in metropolitan areas that have access to higher education and a major transportation infrastructure. TeleTech endeavors to offer a competitive pay scale, hire primarily full-time employees who are eligible to receive the full range of employee benefits and provide employees with a clear, viable career path.

    TeleTech is committed to the continued education and development of its employees and believes that providing TeleTech employees with access to new learning opportunities produces job satisfaction, ensures a higher quality labor force and fosters loyalty between TeleTech's employees and the clients they serve. Before taking customer calls, Representatives receive from one to five weeks of on-site training in TeleTech's or the client's training facilities to learn about the client's corporate culture, specific product or service offerings and the customer care program that TeleTech and the client will be undertaking. Representatives also receive a minimum of six to eight hours of on-going training per month and often receive supplemental laboratory training as needed to provide high-quality customer service and product support.

    As of April 30, 1996, TeleTech had 3,653 employees. Of its total employees, 2,795 were full-time Representatives, constituting 81.5% of its total Representatives. None of TeleTech's employees are subject to a collective bargaining agreement and TeleTech believes its relations with its employees are good.

INTERNATIONAL OPERATIONS

    TeleTech operates one Call Center in each of Australia and New Zealand, and a third Call Center located in the United Kingdom that is operated through the Company's joint venture with a subsidiary of PPP Healthcare Group plc ("PPP"), one of the largest private medical insurers in the United Kingdom. In January 1996, TeleTech acquired Access 24, a leading provider of customer care solutions to Australian and New Zealand companies primarily in the health care and financial services industries. The operations of Access 24 have been substantially integrated with TeleTech's operations and the Company intends to leverage Access 24's experience by introducing similar services in the United States. TeleTech operates Call Centers in Sydney, Australia and Auckland, New Zealand, containing an aggregate of 131 workstations, and intends to develop a traditional customer care outsourcing business in Australia and New Zealand, as well as the United Kingdom.

    On April 30, 1996, TeleTech entered into a joint venture with PPP, which currently serves more than 2.3 million customers throughout the United Kingdom and owns long-term health insurance, dental care and finance companies. TeleTech and PPP have agreed to provide, exclusively through the joint venture and initially solely in the United Kingdom and Ireland, distinct, value-added customer care services. Apart from the joint venture, TeleTech intends to provide traditional outsourcing services, similar to the type TeleTech provides in the United States, in the United Kingdom. See "Business--Services." The joint venture, which will operate initially from the 172-workstation Call Center located in London, currently provides services only to PPP customers but intends to eventually offer its services to customers of other companies.

COMPETITION

    The Company believes that it competes primarily with the in-house teleservices and customer service operations of its current and potential clients. TeleTech also competes with certain companies operating in the teleservices industry, including Access Health, Inc., APAC Teleservices, AT&T American Transtech, Electronic Data Systems, MATRIXX Marketing Inc., SITEL Corporation, STREAM and Sykes Enterprises Incorporated. TeleTech competes primarily on the basis of quality and scope of services provided, speed and flexibility of implementation and technological expertise. Although the teleservices industry is very competitive and highly fragmented with numerous small participants, management believes that TeleTech generally does not directly compete with traditional telemarketing companies, which provide primarily outbound "cold calling" services.

FACILITIES

    TeleTech's corporate headquarters are located in Denver, Colorado in approximately 27,000 square feet of leased office space that also contains a 553 workstation Call Center. As of April 30, 1996, TeleTech leased (unless otherwise noted) and operated the following Call Centers, containing an aggregate of approximately 225,000 square feet:

                                                                 YEAR OPENED OR       NUMBER OF
LOCATION                                                            ACQUIRED       WORKSTATIONS(1)
- ---------------------------------------------------------------  ---------------  -----------------
U.S. CALL CENTERS
Sherman Oaks, California.......................................          1985               388
Denver, Colorado...............................................          1993               553
Burbank, California............................................          1995               414
Thornton, Colorado.............................................          1996               475
INTERNATIONAL CALL CENTERS (2)
Sydney, Australia..............................................          1996               104
London, United Kingdom (3).....................................          1996               172
Auckland, New Zealand..........................................          1996                27
MANAGED ON BEHALF OF UNITED PARCEL SERVICE
Greenville, South Carolina.....................................          1996               725
Tucson, Arizona................................................          1996               762
Tampa, Florida (4).............................................          1996               940
                                                                                          -----
    Total number of workstations...............................                           4,560
                                                                                          -----
                                                                                          -----

- ---------
(1) Includes training positions, which are fully operative as production positions when necessary.

(2) Acquired January 1, 1996 through TeleTech's acquisition of Access 24. See "--International Operations."

(3) Managed through the Company's joint venture with PPP. See "--International Operations."

(4) The Company expects to commence operations at this Call Center in June 1996.

    The leases for TeleTech's U.S. Call Centers have terms ranging from one to eight years and generally contain renewal options. The Company plans to open a United Parcel Service-owned Call Center in Tampa, Florida in June 1996, as well as a Call Center in Houston, Texas in August 1996. It also plans to expand its Thornton Call Center by 267 positions by July 15, 1996. Pursuant to its agreement with United Parcel Service, if United Parcel Service opens a fourth call center, TeleTech has the option to staff and manage such Call Center. The Company believes that its existing Call Centers are suitable and adequate for its current operations but that additional Call Centers, including the expansion currently planned for 1996, will be required to support continued growth.

LEGAL PROCEEDINGS

    From time to time the Company is involved in litigation, most of which is incidental to its business. In the Company's opinion, no litigation to which the Company currently is a party is likely to have a material adverse effect on the Company's results of operations or financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information with respect to the executive officers and directors of the Company:

           NAME                 AGE                              POSITION
- --------------------------      ---      --------------------------------------------------------
Kenneth D. Tuchman                  36   Chairman of the Board, President, Chief Executive
                                          Officer and Director
Joseph D. Livingston                51   Senior Vice President and Chief Operating Officer
Steven B. Coburn                    42   Chief Financial Officer
Alan Silverman (1)                  52   Director
Richard Weingarten (1)              45   Director
Samuel Zell                         53   Director

- ---------
(1) Member of the Compensation and Audit Committees of the Board of Directors of the Company.

    MR. TUCHMAN founded TeleTech and has served as its Chairman of the Board of Directors, President and Chief Executive Officer since TeleTech's formation in December 1994. Mr. Tuchman also is the founder and has served as the President and Chief Executive Officer of each of TeleTech Telecommunications, Inc. and TeleTech Teleservices, Inc., two operating subsidiaries of TeleTech, since their formation in October 1982 and November 1992, respectively.

    MR. LIVINGSTON has served the Company since February 1992 in various capacities, including as Senior Vice President and Chief Operating Officer and previously as Vice President of Operations and Technology. From 1989 to 1992, Mr. Livingston was the Director of MIS Systems & Operations of Livestone Corporation, a division of American Eastern Securities, and from 1985 to 1989 he was employed by Coopers & Lybrand, an international accounting firm, as Director of West Region MIS and Strategic Management Services for International Business.

    MR. COBURN has served as Chief Financial Officer of the Company since October 1995. From October 1989 to September 1995, Mr. Coburn was employed by U S West, a diversified telecommunications company, and various of its affiliates, during which time he served as Finance Director and Chief Financial Officer of Interactive Video Enterprises, as Finance Director of U S West Marketing Resources Group and as Finance Director and Controller of U S West Marketing Services. In 1993, Mr. Coburn established and managed the finance, accounting and treasury activities of U S West Polska, a start up operation in Warsaw, Poland.

    MR. SILVERMAN, who has served as a director of TeleTech since January 1995, is an independent investor and has been a director of Exhibition Video International, a company that is developing technology for satellite and video transmissions, since 1992. Mr. Silverman has served since 1970 as a director and is President of Essaness Theatres Corporation ("Essaness"), an investment holding company. Mr. Silverman is a director of Keystone Biomedical, Inc., a company that develops, tests and licenses pharmaceutical agents, and, since 1980, has been a director of Video 44, a Hispanic television broadcasting company. Mr. Silverman also serves as a director of various private corporations.

    MR. WEINGARTEN has served as a director of TeleTech since January 1995. Mr. Weingarten founded Richard Weingarten & Company, Inc., a company that provides investment banking and financial advisory services, in 1991 and has served as its President since its formation. From 1988 through 1991, Mr. Weingarten was a Managing Director of Bear, Stearns & Co., Inc. and, from 1989 until 1991, served as Director of Corporate Finance for its Southeastern region. Mr. Weingarten currently serves as a director of Capsure Holdings Corp. ("Capsure"), a holding company whose principal subsidiaries are specialty property and casualty insurers.

    MR. ZELL has served as a director of TeleTech since January 1995. Mr. Zell serves as Chairman of the Board of Great American Management and Investments, Inc., a diversified holding company, Anixter International Inc., a provider of integrated network and cabling solutions, Falcon Building Products, Inc., a manufacturer and supplier of building products, American Classic Voyages Co., an owner and operator of cruise lines, Manufactured Home Communities, Inc., a real estate investment trust specializing in the ownership and management of manufactured home communities, Capsure, Equity Group Investments, Inc. and other private corporations. Mr. Zell also serves as Chairman of the Board of Trustees of Equity Residential Properties Trust, an owner and operator of multifamily residential properties, and as Co-Chairman of the Board of Revco D.S., Inc., a drug store chain. Mr. Zell is a director of Quality Food Centers, Inc., an independent supermarket chain, and Sealy Corporation, a maker of bedding and related products. Mr. Zell was President of Madison Management Group, Inc., a holding company of low-tech manufacturing companies ("Madison"), prior to October 4, 1991. Madison filed a petition for reorganization under the Federal bankruptcy laws in November 1991.

ARRANGEMENTS FOR NOMINATION AS DIRECTOR

    Directors are elected at each annual meeting of stockholders of the Company to serve for one-year terms. After the closing of the Offering, the directors intend to appoint persons in accordance with TeleTech's By-laws to fill the current vacancies on the Board of Directors.

    In connection with the sale of its Preferred Stock in January 1995, certain stockholders of TeleTech executed an agreement (the "Investment Agreement") pursuant to which they agreed to elect each year to TeleTech's Board of Directors two individuals nominated by TeleTech Investors General Partnership ("TIGP") and Essaness and five individuals designated by Mr. Tuchman. Each of the current directors of TeleTech was elected as a nominee of Mr. Tuchman or of TIGP and Essaness pursuant to the Investment Agreement. The rights and obligations of Mr. Tuchman, TIGP and Essaness to elect directors under the Investment Agreement will terminate upon the closing of the Offering.

    TeleTech's Certificate of Incorporation entitles the holders of Preferred Stock, as a class, to elect two individuals, and entitles the holders of Common Stock, as a class, to elect five individuals, to the Board of Directors of TeleTech. The Restated Certificate of Incorporation, to be filed immediately prior to the closing of the Offering, provides that the holders of a majority of the outstanding Common Stock will elect all directors.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has standing Audit and Compensation Committees, which assist the Board in the discharge of its responsibilities. Members of each such committee are elected by the Board at its first meeting following the annual meeting and serve for one year terms.

    The Audit Committee reports to the Board regarding the appointment of the independent public accountants of TeleTech, the scope and fees of the prospective annual audit and the results thereof, compliance with TeleTech's accounting and financial policies and management's procedures and policies relative to the adequacy of TeleTech's internal accounting controls. The current members of the Audit Committee are Alan Silverman and Richard Weingarten, neither of whom is an employee of TeleTech.

    The Compensation Committee reviews and approves the annual salary and bonus for each executive officer (consistent with the terms of any applicable employment agreement), reviews, approves and recommends terms and conditions for all employee benefit plans (and changes thereto) and administers the Option Plan and such other employee benefit plans as may be adopted by TeleTech from time to time. The current members of the Compensation Committee are Alan Silverman and Richard Weingarten, each of whom is a non-employee director of TeleTech.

COMPENSATION OF DIRECTORS

    TeleTech does not pay its directors a fee for their services as such; however, all directors are reimbursed for travel expenses incurred in attending board and committee meetings.

    The TeleTech Holdings, Inc. Directors Stock Option Plan, which was approved by the Board of Directors of the Company effective January 1996 (the "Directors Option Plan"), provides for the automatic annual grant, to each director who is neither an employee of the Company nor, after this Offering, the beneficial owner of 5% or more of the outstanding Common Stock, of options to acquire shares of Common Stock. A total of 750,000 shares of Common Stock are reserved for issuance pursuant to options granted under the Directors Option Plan. All options granted under the Directors Option Plan are non-qualified options that are not intended to qualify under Section 422 of the Code.

    The Directors Option Plan currently provides that each eligible director will receive options to acquire (i) 12,500 shares of Common Stock upon such director's initial election to the Board of Directors and (ii) on the date of each annual meeting of stockholders held each year thereafter at which such director is re-elected, 12,500 shares of Common Stock for services to be rendered as a director and 6,250 for services as a member on each committee of the Board of Directors to which such director is appointed. The exercise price of each option granted under the Directors Option Plan shall be equal to the fair market value of the Common Stock on the date of grant. Options granted under the Directors Option Plan (a) vest immediately, (b) are not exercisable until six months after the date of grant and (c) expire on the earliest to occur of the tenth anniversary of the date of grant, one year following the director's death or immediately upon the director's termination of membership on the Board of Directors for Cause (as defined in the Directors Option Plan).

    As of May 15, 1996, options to acquire an aggregate of 225,000 shares of Common Stock, at an exercise price of $5.00 per share, were outstanding under the Directors Option Plan. Each of Messrs. Silverman, Weingarten and Zell has been granted options under the Directors Option Plan to acquire 25,000 shares of Common Stock in consideration for services rendered as a director of the Company during 1995. In addition, each of Messrs. Weingarten and Silverman has been granted options under the Directors Option Plan to acquire an additional 25,000 shares of Common Stock for services rendered during 1995 as members of the Audit and Compensation Committees of the Board of Directors. Messrs. Weingarten, Silverman and Zell have been granted options to acquire 37,500, 37,500 and 25,000 shares of Common Stock, respectively, for services rendered and to be rendered as a director of the Company in 1996.

INCENTIVE COMPENSATION PLAN

    In order to attract, retain and motivate qualified employees, align employee interests with those of the stockholders and reward employees for enhancing the value of the Company, TeleTech has established the TeleTech Holdings, Inc. Incentive Compensation Plan (the "Incentive Plan"). Under the Incentive Plan, certain management-level employees of the Company are eligible to receive annual performance bonuses based upon the Company's achievement of certain predetermined financial goals. Awards under the Incentive Plan will be paid annually from an incentive pool, which is funded annually by a percentage of the amount by which the net income of the Company exceeds the established threshold performance level for that year. From this incentive pool, each SBU executive, manager and key employee is entitled to receive a cash incentive award up to an annual bonus limitation, which is determined each year based upon the recipient's base salary. No awards will be made under the Incentive Plan, which was adopted on May 14, 1996, until 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Alan Silverman and Richard Weingarten are the current members of the Compensation Committee of the Board of Directors.

    Pursuant to the Amended and Restated Investment Agreement to take effect upon the closing of the Offering, certain existing stockholders of the Company (the "Existing Stockholders") are entitled, by majority vote, to require TeleTech, at its sole expense, to register under the Securities Act all or part of their Common Stock. In addition, if TeleTech proposes to register any of its securities under the Securities Act for its own account, the Existing
Stockholders may require TeleTech, at its sole expense, to include in such registration all or part of the 8,300,000 shares of Common Stock owned by the Existing Stockholders. Mr. Silverman owns 258,330 shares of Common Stock. TIGP, a partnership of which Mr. Weingarten is a general partner, owns 8,525,000 shares of Common Stock; however, the managing general partner of TIGP holds sole power to vote and dispose of all shares owned by TIGP. The Company has been advised that, immediately following the closing of the Offering, TIGP will be dissolved and its assets will be distributed to its partners. See "Principal and Selling Stockholders."

EXECUTIVE COMPENSATION

    SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table sets forth information with respect to all compensation earned by TeleTech's chief executive officer and TeleTech's two other executive officers as of December 31, 1995 (collectively, the "Named Executive Officers") for services rendered to TeleTech during 1995.

                      SUMMARY COMPENSATION TABLE FOR 1995

                                                                  ANNUAL COMPENSATION
                                                      -------------------------------------------
                                                                                    OTHER ANNUAL     ALL OTHER
                                                         SALARY          BONUS      COMPENSATION   COMPENSATION
NAME AND PRINCIPAL POSITION                                ($)            ($)            ($)          ($) (1)
- ----------------------------------------------------  -------------  -------------  -------------  -------------
Kenneth D. Tuchman, Chairman, President & Chief
 Executive Officer..................................  $  750,000     $  250,000      $  56,300(2)    $  10,830
Joseph D. Livingston, Senior Vice President & Chief
 Operating Officer..................................     174,090(3)     168,743(4)          --           4,500
Steven B. Coburn, Chief Financial Officer...........      28,000(5)          --             --              --

- ---------
(1) Represents the full dollar value of premiums paid by the Company with respect to life insurance for the benefit of Mr. Tuchman or Mr. Livingston and his respective beneficiaries.

(2) Includes $20,000 in aggregate membership dues and initiation fees, $17,500 paid as a car allowance, $15,600 for lease of a townhouse and other perquisites and personal benefits paid by the Company to or on behalf of Mr. Tuchman.

(3) Includes approximately $11,340 paid to Mr. Livingston for accrued but unused vacation time.

(4) Includes a $75,000 annual performance bonus and an approximately $93,700 one-time bonus for Mr. Livingston's assistance in obtaining a client contract.

(5) Mr. Coburn joined TeleTech in October 1995 at an annual base salary of $120,000. See "--Employment Agreements."

    OPTION GRANTS. The following table sets forth information regarding grants of stock options under the Option Plan during 1995 to the Named Executive Officers.

                             OPTION GRANTS IN 1995

                                                                                                  POTENTIAL REALIZABLE
                                      NUMBER OF                                                 VALUE AT ASSUMED ANNUAL
                                       SHARES       PERCENTAGE OF                                 RATES OF STOCK PRICE
                                     UNDERLYING     TOTAL OPTIONS                               APPRECIATION FOR OPTION
                                       OPTIONS       GRANTED TO       EXERCISE                          TERM (3)
                                       GRANTED      EMPLOYEES IN      PRICE PER    EXPIRATION   ------------------------
NAME                                     (#)         FISCAL YEAR      SHARE (1)     DATE (2)        5%          10%
- -----------------------------------  -----------  -----------------  -----------  ------------  ----------  ------------
Kenneth D. Tuchman.................          --             --               --        --               --            --
Joseph D. Livingston...............     750,000             36%       $    1.29     1/1/2005    $  608,456  $  1,541,946
Steven B. Coburn...................     250,000             12%            2.00    9/15/2005       314,447       796,871

- ---------
(1) Each option has been granted pursuant to the Option Plan and expires on the date ten years after the date of grant. The exercise price equals the fair market value of the Common Stock on the grant date, as determined by the Board of Directors based upon the most recent price prior to the grant date at which the Company, in arms' length transactions, had issued Common Stock in connection with acquisitions or had sold Preferred Stock in capital raising transactions.

(2) Options granted to Messrs. Livingston and Coburn vest pro rata over the three years and five years, respectively, following the date of grant.

(3) The potential realizable value is calculated assuming that the fair market value on the date of grant, which equals the exercise price, appreciates at the indicated annual rate (set by the Commission), compounded annually for the term of the option. Based on the initial price to public in the Offering, the actual realizable value of the options will substantially exceed the potential realizable values shown in the table.

    OPTION HOLDINGS. No options were exercised by Named Executive Officers in 1995. The following table sets forth information with respect to the aggregate number and value of shares underlying unexercised options held by each of the Named Executive Officers as of December 31, 1995.

                         FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SHARES
                                                        UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                      OPTIONS AS OF DECEMBER 31,   IN-THE- MONEY OPTIONS AS
                                                                 1995              OF DECEMBER 31, 1995 (1)
                                                      --------------------------  --------------------------
NAME                                                  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- ----------------------------------------------------  -----------  -------------  -----------  -------------
Kenneth D. Tuchman..................................          --            --            --             --
Joseph D. Livingston................................     250,000       500,000     $ 927,500    $ 1,855,000
Steven B. Coburn....................................          --       250,000            --        750,000

- ---------
(1) The exercise price of each option was based on the deemed fair market value of the option shares at fiscal year end ($5.00 per share as determined by the Board of Directors based on the most recent price prior to December 31, 1995 at which the Company had issued or agreed to issue Common Stock) less the exercise price payable for such shares.

TELETECH STOCK OPTION PLAN

    The Company's Option Plan was adopted by the Board of Directors in December 1994 and by the Company's stockholders in January 1995 and was amended and restated in January 1996. The Option Plan authorizes the issuance of up to 7,000,000 shares of Common Stock through the grant of (i) incentive stock options ("ISOs") within the meaning of Section 422 of the Code, (ii) stock options that are not intended to qualify under Section 422 of the Code ("NSOs" and together with ISOs, "Options"), (iii) stock appreciation rights ("SARs"),
(iv) restricted stock and (v) phantom stock. Directors, officers, employees, consultants and independent contractors of the Company or any subsidiary of the Company, as selected from time to time by the committee administering the Option Plan, are eligible to participate in the Option Plan. As of May 15, 1996, Options to acquire an aggregate of 472,085 shares of Common Stock and 76,000 shares of restricted stock were outstanding. No SARs or phantom stock have been issued under the Option Plan.

    The Option Plan provides that it is to be administered by a committee comprised of two or more disinterested directors appointed by the Board of Directors (the "Committee"). The Compensation Committee of the Board of Directors, which is comprised of two disinterested directors of the Company, currently acts as the Committee under the Option Plan. Subject to certain limitations, the Committee has complete discretion to determine which eligible individuals are to receive awards under the Option Plan, the form and vesting schedule of awards, the number of shares subject to each award and the exercise price, the manner of payment and expiration date applicable to each award.

    All awards under the Option Plan are subject to vesting and forfeiture. Unless the Committee establishes otherwise at the time of award, all awards under the Option Plan vest at an accelerating rate over a period of five years.

    Set forth below is a summary of the terms of the Option Plan that are applicable to each of the various types of awards covered thereby.

    OPTIONS. All Options expire on the date that is the earliest of three months after the holder's termination of employment with the Company (other than termination for Cause), six months after the holder's death and 10 years after the date of grant. Options also are subject to forfeiture upon termination of employment or directorship for "Cause." The exercise price per share of an ISO is determined by the Committee at the time of grant but in no event may be less than the fair market value of the Common Stock on the date of grant. Notwithstanding the foregoing, if an ISO is granted to a participant who owns more than 10% of the voting power of all classes of stock of the Company, the exercise price must be at least 110% of the fair market value of the Common Stock and the exercise period must not exceed five years from the date of grant. The exercise price per share of an NSO is determined by the Committee in its sole discretion.

    SARS. SARs may be issued independent of an Option or, alternatively, in connection with an Option (a "Tandem SAR"), in which case the Tandem SAR terminates simultaneously upon the expiration of the related Option. A Tandem SAR is only exercisable if the fair market value of a share of Common Stock exceeds the exercise price of the related Option.

    RESTRICTED STOCK. Restricted stock entitles the holder thereof to participate as a stockholder of the Company; however, the holder may not sell, transfer, pledge or otherwise encumber such stock prior to the time it vests. A holder of restricted stock forfeits all unpaid accumulated dividends and all shares of restricted stock that have not vested prior to the date that such holder's employment with the Company is terminated for any reason.

    PHANTOM STOCK. Phantom stock entitles the holder thereof to surrender any vested portion of such phantom stock in exchange for cash or shares of Common Stock, as the Committee may determine, in an amount equal to the fair market value of Common Stock on the date of surrender.

EMPLOYMENT AGREEMENTS

    TeleTech entered into an employment agreement with Kenneth D. Tuchman as Chairman of the Board and President of TeleTech for a term commencing on January 1, 1995 and ending on December 27, 1997 (the "Term"). Subsequent thereto, Mr. Tuchman also was elected as the Chief Executive Officer of TeleTech. Pursuant to the agreement, Mr. Tuchman is entitled to receive an annual base salary of $750,000, as adjusted on January 1 of each year during the Term by the annual percentage increase in the Consumer Price Index for Urban Wage Earners and Clerical Workers for the Denver metropolitan area (the "CPI Percentage"). Mr. Tuchman also is eligible to receive an annual performance bonus not to exceed $250,000, as adjusted annually by the CPI Percentage, based upon TeleTech's achievement of certain predetermined performance goals. The agreement requires the Company to maintain, on behalf of Mr. Tuchman, a $24 million life insurance policy (half of which is payable to his beneficiaries), disability insurance, accident, death and dismemberment insurance, errors and omissions insurance with a policy limit of not less than $1 million and entitles Mr. Tuchman to receive certain perquisites specified therein. Under the terms of his agreement, Mr. Tuchman is prohibited, during his employment and for three years thereafter, from disclosing any confidential information or trade secrets of TeleTech. Mr. Tuchman also is prohibited, during his employment and for three years after the Company terminates his employment for Good Cause (as defined therein) or Mr. Tuchman voluntarily terminates his employment with the Company, from engaging in any business, or becoming employed by or otherwise rendering services to any company (other than TeleTech) that has as its primary business inbound or outbound teleservices. The agreement provides that if TeleTech terminates Mr. Tuchman's employment for Good Cause, TeleTech will pay Mr. Tuchman his salary as accrued through the date of termination. If TeleTech terminates Mr. Tuchman's employment without Good Cause, TeleTech will pay to him the lesser of (i) the sum of his salary as accrued through the date of termination, his performance bonus, prorated for any portion of the year remaining and calculated as if TeleTech had achieved its performance goals, and the present value of all payments that otherwise would have been made to him during the remainder of the Term, calculated as if TeleTech had achieved its performance goals, or (ii) three times the aggregate salary and performance bonus earned by him in the immediately preceding year.

    TeleTech entered into an employment agreement with Joseph D. Livingston as Senior Vice President and Chief Operating Officer of TeleTech effective January 1, 1995. Pursuant to the agreement, as amended,

Mr. Livingston is entitled to receive an annual base salary of $160,000 for 1995 and $250,000 for 1996 and thereafter and also is eligible to receive an annual performance bonus based upon TeleTech's achievement of certain predetermined performance goals. TeleTech also has granted Mr. Livingston options to purchase 750,000 and 75,000 shares of Common Stock at an exercise price of $1.29 and $8.00 per share, respectively, which options vest over three and five years from the date of grant, respectively. Mr. Livingston's employment with TeleTech is terminable at any time by either party, with or without cause. Upon termination of employment, Mr. Livingston will be entitled to unpaid compensation for services rendered through the date of termination, together with employee benefits accrued through the date of termination. Under the terms of his agreement, Mr. Livingston is prohibited from disclosing any confidential information or trade secrets of TeleTech. The Agreement also prohibits Mr. Livingston, for the three years after termination of his employment with TeleTech, from engaging in any business or becoming employed or otherwise rendering services to any company engaging in, inbound or outbound teleservices, development or maintenance of voice or data communication, certain software applications, customer communications services or technological innovation or support for any of the foregoing.

    The Company entered into a three year employment agreement commencing on October 2, 1995 with Steven B. Coburn. Pursuant to the agreement, Mr. Coburn serves as Chief Financial Officer of the Company and is entitled to receive an annual base salary of $120,000 for 1995 and, commencing January 1, 1996, an annual base salary of $135,000. Mr. Coburn also is eligible to receive an annual performance bonus of not more than twenty-five percent of his salary upon the Company's achievement of certain predetermined performance goals. The Company has granted Mr. Coburn options to purchase 250,000 shares of Common Stock at an exercise price of $2.00 per share, which options vest over a period of five years beginning with the thirteenth month of his employment. The agreement prohibits Mr. Coburn from disclosing any confidential information or trade secrets of the Company. Mr. Coburn also is prohibited, during his employment and for three years after the Company terminates his employment for Good Cause (as defined therein) or Mr. Coburn voluntarily terminates his employment with the Company, from engaging in any business, or becoming employed by or otherwise rendering services to any company (other than TeleTech), that has as its primary business inbound or outbound teleservices or technological innovation or support with respect thereto.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    TeleTech's Restated Certificate of Incorporation and By-laws provide that TeleTech shall indemnify its directors, and may indemnify its officers, employees and other agents, to the fullest extent permitted by Delaware law. The Company also is authorized to secure insurance on behalf of any person it is required or permitted to indemnify. Pursuant to this provision, TeleTech maintains liability insurance for the benefit of its directors and officers.

    TeleTech has entered into agreements to indemnify its directors and certain of its officers, in addition to the indemnification provided for in TeleTech's Restated Certificate of Incorporation and By-laws. These agreements provide, among other things, that TeleTech will indemnify its directors and officers for all direct and indirect expenses and costs (including, without limitation, all reasonable attorneys' fees and related disbursements, other out-of-pocket costs and reasonable compensation for time spent by such persons for which they are not otherwise compensated by TeleTech or any third person) and liabilities of any type whatsoever (including, but not limited to, judgements, fines and settlement fees) actually and reasonably incurred by such person in connection with either the investigation, defense, settlement or appeal of any threatened, pending or completed action, suit or other proceeding, including any action by or in the right of the corporation, arising out of such person's services as a director, officer, employee or other agent of TeleTech, any subsidiary of TeleTech or any other company or enterprise to which the person provides services at the request of TeleTech. TeleTech believes that these provisions and agreements are necessary to attract and retain talented and experienced directors and officers.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    In addition to the transactions described elsewhere in this Prospectus, the following transactions have been effected, or are being contemplated, involving the Company, and its directors, executive officers or stockholders. See "Management--Compensation Committee Interlocks and Insider Participation" and "Shares Eligible for Future Sale."

    During 1995, TeleTech provided reservations call handling services to Midway Airlines Corporation ("Midway"), a majority-owned subsidiary of Zell/Chilmark Fund, L.P. Samuel Zell, a director of TeleTech, is an affiliate of Zell/Chilmark Fund, L.P. During the twelve months ended December 31, 1995 and March 31, 1996, TeleTech charged Midway an aggregate of $1,291,862 and $600,904, respectively, for services rendered by TeleTech. As of December 31, 1995 and March 31, 1996, the total amounts due from Midway for services rendered by TeleTech were
$535,845   and  $570,274,   respectively,  of   which  $354,526   and  $462,958,
respectively, were past due. TeleTech has continued to provide reservations call handling services to Midway in the current fiscal year.

    In April 1996, TeleTech agreed to accept from Midway, and Midway delivered to the Company, a promissory note in the principal amount of $500,000 to evidence a portion of the total amount due and owing. The note bears interest at a rate of 8% per annum and is payable in 12 equal installments of principal, together with interest, commencing May 1, 1996.

    TeleTech has agreed to pay, prior to the closing of the Offering, $1 million to Equity Group Investments, Inc. ("EGI"), an affiliate of Mr Zell, a director of TeleTech, for certain advisory services rendered by EGI in connection with the Offering, the acquisition of Access 24 and the joint venture with PPP. The Company may retain EGI, or other affiliates of Mr. Zell, to render similar services after the Offering. Any such engagement, and the terms upon which such engagement will occur, will be subject to the prior approval of disinterested directors of the Company. Of the $1 million payable to EGI, approximately $500,000 relate to services rendered in connection with the Offering and are included as expenses thereof.

    TeleTech has utilized the services of The Riverside Agency, Inc. in reviewing, obtaining or renewing various insurance policies. The Riverside Agency, Inc. is a wholly-owned subsidiary of EGI. During the twelve months ended December 31, 1995, The Riverside Agency, Inc. invoiced TeleTech an aggregate of $23,965 and $47,930, respectively, for services rendered.

    Under the terms of the Stock Transfer and Registration Rights Agreement among Access 24 Holdings Pty Limited and Bevero Pty Limited, existing holders of Common Stock (the "Common Stockholders"), and TeleTech, if TeleTech proposes to register any of its securities under the Securities Act for its own account, the Common Stockholders may require TeleTech, at its sole expense, to include in such registration all or part of the 970,240 shares of Common Stock held by the Common Stockholders. None of such shares are being registered in connection with the Offering.

    In 1993 and 1994, Mr. Tuchman made loans to the Company that were evidenced by subordinated promissory notes with an interest rate of 8% per annum. In 1995, the Company paid interest of $11,000 to Mr. Tuchman on such notes. In connection with the Company's restructuring and sale of $12 million of Preferred Stock in January 1995, the Company repaid the approximately $1.2 million outstanding balance of such notes. Also in 1995, TeleTech paid a dividend of approximately $452,000 to Mr. Tuchman.

    TeleTech believes that all transactions disclosed above have been, and TeleTech's Board of Directors intends that any future transactions with its officers, directors, affiliates or principal stockholders will be, on terms that are no less favorable to TeleTech than those that are obtainable in arms' length transactions with unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of May 15, 1996, and as adjusted to reflect the sale of shares of Common Stock being offered hereby, by
(i) each stockholder who is known by the Company to beneficially own more than 5% of the currently outstanding shares of Common Stock, (ii) each of the Company's directors and the Named Executive Officers, (iii) all directors and executive officers of the Company as a group and (iv) the Selling Stockholders.

                                                 SHARES BENEFICIALLY OWNED PRIOR                    SHARES BENEFICIALLY OWNED
                                                         TO THE OFFERING             NUMBER OF          AFTER THE OFFERING
DIRECTORS, EXECUTIVES OFFICERS                   -------------------------------   SHARES BEING    ----------------------------
AND CERTAIN STOCKHOLDERS (1)                           NUMBER          PERCENT      OFFERED (2)        NUMBER         PERCENT
- -----------------------------------------------  ------------------  -----------  ---------------  ---------------  -----------
Kenneth D. Tuchman.............................    40,700,000(3)          79.7%      1,000,000       39,700,000          72.1%
Joseph D. Livingston...........................       354,167(4)             *              --          354,167             *
Steven B. Coburn...............................            --                *              --               --             *
Alan Silverman.................................       345,830(5)(6)          *              --          345,830             *
Richard Weingarten.............................        87,500(6)(7)          *              --          255,834(7)          *
Samuel Zell....................................     8,575,000(8)          16.8         950,000(9)     2,570,973(8)        4.7%
All directors and executive officers as a group
 (6 persons)...................................    50,049,997             98.1       1,950,000(10)   42,647,637          77.7
Jack Silverman.................................       258,340(11)            *          50,000          208,340             *
TeleTech Investors General Partnership
c/o Equity Group Investments, Inc.
Two North Riverside Plaza
Chicago, Illinois 60606........................     8,525,000(12)         16.7         950,000               --             *

- ---------
 *  Less than one percent

 (1)The address of each director and executive officer is in care of the Company, 1700 Lincoln Street, Suite 1400, Denver, Colorado 80203.

 (2)Assumes no exercise of the Underwriters' over-allotment option. If the Underwriters' over-allotment option is exercised, Mr. Tuchman will sell up to 900,000 additional shares and, assuming all such shares are sold, he will beneficially own 38,800,000 shares or 70.5% of the total outstanding shares.

 (3)Mr. Tuchman is the founder, Chairman of the Board of Directors, President and Chief Executive Officer of TeleTech. See "Management."

 (4)Includes 354,167 shares of Common Stock subject to options granted under the Option Plan, which are exercisable as of the date of this Prospectus. Mr. Livingston is the Senior Vice President and Chief Operating Officer of the Company. See "Management."

 (5)Includes 258,330 shares of Common Stock issuable upon conversion of 51,666 shares of Preferred Stock owned by Mr. Silverman, which he has agreed to convert into Common Stock pursuant to the Preferred Stock Conversion, and 87,500 shares subject to options exercisable as of the date of this Prospectus. See note (6) below.

 (6)Includes 87,500 shares of Common Stock subject to options granted to each of Messrs. Silverman and Weingarten under the Directors Option Plan. See "Management--Compensation of Directors."

 (7) Mr. Weingarten, as a general partner of TeleTech Investors General Partnership ("TIGP"), owns an undivided interest in the 8,525,000 shares of Common Stock issuable upon conversion of TIGP's 1,705,000 shares of Preferred Stock. Zell General Partnership, Inc., an affiliate of Mr. Zell and the managing general partner of TIGP (the "Managing General Partner"), has the sole power to vote and dispose of these shares. Upon dissolution of TIGP (see note (8) below), Mr. Weingarten will receive a distribution of his proportionate share of the net proceeds from TIGP's sale of Common Stock and the remaining shares of Common Stock not sold by TIGP in the Offering. Following such distribution, Mr. Weingarten will own 255,834 shares of Common Stock, which includes 87,500 shares of Common Stock subject to options granted under the Directors Option Plan.

 (8) Includes 50,000 shares of Common Stock subject to options granted to Mr. Zell under the Directors Option Plan and, prior to the Offering 8,525,000 shares of Common Stock issuable upon conversion of the 1,705,000 shares of Preferred Stock owned by TIGP. See note (10) below and "Certain Relationships and Related Party Transactions." The Managing General Partner has agreed to convert, pursuant to the Preferred Stock Conversion, all of its shares of Preferred Stock into shares of Common Stock. The Company has been advised that, immediately after the closing of the Offering, TIGP will be dissolved and the net proceeds from TIGP's sale of Common Stock, and the remaining shares of Common Stock not sold by TIGP in the Offering, will be distributed to its partners. Following such distribution, Mr. Zell will beneficially own 2,570,973 shares of Common Stock, which includes 50,000 shares of Common Stock subject to options granted under the Directors Option Plan. See "Management" and "Certain Relationships and Related Party Transactions."

 (9) Represents the shares being sold by TIGP.

(10) Represents the shares being sold by Mr. Tuchman and TIGP.

(11) The shares reflected in the table are issuable upon conversion of, and Mr. Silverman has agreed to convert in the Preferred Stock Conversion, his 51,668 shares of Preferred Stock into shares of Common Stock.

(12) Includes 8,525,000 shares of Common Stock issuable upon the conversion, to occur immediately prior and subject to consummation of the Offering, of the 1,705,000 shares of Preferred Stock owned by TIGP. The Company has been advised that, immediately after the closing of the Offering, TIGP will be dissolved and its assets will be distributed to its partners. See notes (7) and (8) above.

                          DESCRIPTION OF CAPITAL STOCK

    Pursuant to the Company's Certificate of Incorporation, the Company has authority to issue an aggregate of 51,860,000 shares of capital stock, consisting of 50,000,000 shares of Common Stock, par value $.002 per share, and 1,860,000 shares of Preferred Stock, par value $6.45 per share. As of May 15, 1996, after giving effect to the five-for-one stock split, the Company's issued and outstanding capital stock consisted of 41,746,240 shares of Common Stock, held by five holders of record, and 1,860,000 shares of Preferred Stock, held by four holders of record. Pursuant to the Preferred Stock Conversion, the holders of all of the issued and outstanding shares of Preferred Stock have agreed to convert, immediately prior and subject to the closing of the Offering, all of the 1,860,000 shares of Preferred Stock owned by them into an aggregate of 9,300,000 shares of Common Stock. Thus, no information regarding the currently outstanding Preferred Stock is set forth below.

    Concurrently with the closing of the Offering, officers of the Company will cause to be filed in Delaware and to take effect a Restated Certificate of Incorporation of the Company (the "Restated Certificate"). Under the Restated Certificate, the Company will have authority to issue an aggregate of 160,000,000 shares of capital stock, consisting of 150,000,000 shares of Common Stock, par value $.002 per share, and 10,000,000 shares of preferred stock.

    Set forth below is a description of the Common Stock, and of preferred stock that may be issued, under the Restated Certificate.

COMMON STOCK

    The rights of the holders of the Common Stock discussed below are subject to such rights as the Board of Directors may hereafter confer on the holders of the preferred stock; accordingly, rights conferred on holders of preferred stock issued under the Restated Certificate may adversely affect the rights of holders of the Common Stock.

    Subject to the right of holders of Preferred Stock, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor, at such times and in such amounts as the Board of Directors may from time to time determine. See "Dividend Policy." The shares of Common Stock are neither redeemable nor convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive, PRO RATA, the assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

PREFERRED STOCK

    The Restated Certificate authorizes the Board of Directors to issue preferred stock in classes or series and to establish the designations, preferences, qualifications, limitations or restrictions of any class or series with respect to, among other things, the rate and nature of dividends, the price, terms and conditions on which shares may be redeemed, the terms and conditions for conversion or exchange into any other class or series of the stock and voting rights. The Company will have authority, without approval of the holders of Common Stock, to issue preferred stock that has voting, dividend or liquidation rights superior to the Common Stock and that may adversely affect the rights of holders of Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company currently has no plans to issue any shares of preferred stock.

DELAWARE STATUTORY BUSINESS COMBINATION PROVISION

    Section 203 of the Delaware General Corporation Law ("DGCL") is applicable to corporate takeovers in Delaware. Subject to certain exceptions set forth therein, Section 203 of the DGCL provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain specified shares) or (c) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. Except as specified therein, an "interested stockholder" is defined to include any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation, (ii) an affiliate or associate of that corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date, and (iii) an affiliate or associate of the persons described in the foregoing clauses (i) or
(ii). Under  certain  circumstances, Section  203  of  the DGCL  makes  it  more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or By-laws, elect for the corporation not to be governed by
Section 203, effective twelve months after adoption. None of the Certificate of Incorporation, the Restated Certificate and the By-laws exempt the Company from the restrictions imposed under Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors of the Company because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that results in the stockholder becoming an interested stockholder.

TRANSFER AGENT AND REGISTRAR

    The  Transfer Agent and Registrar  for the Common Stock is
       .

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, TeleTech will have outstanding 55,046,240 shares of Common Stock. Of these outstanding shares of Common Stock, 8,015,200 shares, including the shares to be sold in the Offering, will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of TeleTech, as that term is defined in Rule 144 promulgated under the Securities Act. The remaining 49,031,040 shares of Common Stock are "restricted securities" as the term is defined in Rule 144 ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if such shares qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act, which are summarized below. Sales of the Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

    All officers and directors and certain stockholders (including the Selling Stockholders) and option holders of TeleTech have agreed that they will not, directly or indirectly, without the prior written consent of Morgan Stanley & Co. Incorporated, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exchangeable for Common Stock, for a period of 180 days after the date of this Prospectus. The Company has been advised that TIGP, one of the Selling Stockholders, intends to dissolve after the Offering and distribute its shares of Common Stock to its partners, provided that all of such partners have agreed to be bound by the 180-day lock-up arrangement. The number of outstanding shares subject to the lock-up arrangements that will be available for sale in the public market, upon
expiration of the 180-day lock-up period, will be approximately          shares.
The  approximately          remaining Restricted Shares will become eligible for
sale upon expiration of their respective two-year holding periods or upon exercise of the registration rights described below.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years (including, in certain circumstances, the holding period of a prior owner) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 570,400 shares immediately after the Offering); or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain "manner of sale" provisions and notice requirements and to the availability of current public information about TeleTech. Under Rule 144(k), a person who is not deemed to have been an affiliate of TeleTech at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including, in certain circumstances, the holding period of a prior owner), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of the Offering.

    In addition, any employee, officer or director of or consultant to TeleTech who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice provisions of Rule 144.

    Following the Offering, the Company intends to file under the Securities Act one or more registration statements on Form S-8 to register all of the shares of Common Stock (i) subject to outstanding options and reserved for future option grants under the Option Plan and (ii) subject to options granted outside of the Option Plan. These registration statements are expected to become effective upon filing and shares covered by these registration statements will be eligible for sale, subject, in the case of affiliates only, to the restrictions of Rule 144, other than the holding period requirement, and subject to expiration of the lock-up agreements with the Underwriters.

    Pursuant to the Amended and Restated Investment Agreement to take effect upon the closing of the Offering, the Existing Stockholders are entitled, by majority vote, to require TeleTech, at its sole expense, to register under the Securities Act all or part of their Common Stock. In addition, if TeleTech proposes to register any of its securities under the Securities Act for its own account, the Existing Stockholders may require TeleTech, at its sole expense, to include in such registration all or part of the 9,300,000 shares of Common Stock owned by the Existing Stockholders. These registration rights will continue in effect following the Preferred Stock Conversion and the closing of the Offering. An aggregate of 1,000,000 such shares are being registered by the Selling
Stockholder in connection with the Offering. See "Compensation Committee Interlocks and Insider Participation."

    Under the terms of the Stock Transfer and Registration Rights Agreement, if TeleTech proposes to register any of its securities under the Securities Act for its own account, the Common Stockholders may require TeleTech, at its sole expense, to include in such registration all or part of the 970,240 shares of Common Stock held by the Common Stockholders. None of such shares are being registered in connection with the Offering. See "Certain Relationships and Related Party Transactions."

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                      FOR NON-U.S. HOLDERS OF COMMON STOCK

    The following discussion concerns the material United States federal income and estate tax consequences of the ownership and disposition of shares of Common Stock applicable to Non-U.S. Holders of such shares of Common Stock. In general, a "Non-U.S. Holder" is any holder other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the law of the United States or any State or (iii) an estate or trust whose income is includible in gross income for United States federal income tax purposes regardless of its source. The discussion is based on current law, which is subject to change retroactively or prospectively, and is for general information only. The discussion does not address all aspects of federal income and estate taxation and does not address any aspects of state, local or non-U.S. tax laws. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder (including the fact that in the case of a Non-U.S. Holder that is a partnership, the United States tax consequences of holding and disposing of shares of Common Stock may be affected by certain determinations made at the partner level). Accordingly, prospective investors are urged to consult their tax advisors regarding the
United States federal, state, local and non-U.S. income and other tax consequences of holding and disposing of shares of Common Stock.

    DIVIDENDS. Dividends, if any (see "Dividend Policy"), paid to a Non-U.S. Holder generally will be subject to United States withholding tax at a 30% rate (or a lower rate as may be prescribed by an applicable tax treaty) unless the dividends are effectively connected with a trade or business of the Non-U.S. Holder within the United States. Dividends effectively connected with a trade or business will generally not be subject to withholding (if the Non-U.S. Holder properly files an executed United States Internal Revenue Service ("IRS") Form 4224 with the payor of the dividend) and generally will be subject to United States federal income tax on a net income basis at regular graduated rates. In the case of a Non-U.S. Holder which is a corporation, such effectively connected income also may be subject to the branch profits tax (which is generally imposed on a foreign corporation on the repatriation from the United States of effectively connected earnings and profits). The branch profits tax may not apply if the recipient is a qualified resident of certain countries with which the United States has an income tax treaty. To determine the applicability of a tax treaty providing for a lower rate of withholding, dividends paid to a stockholder's address of record in a foreign country are presumed, under the current IRS position, to be paid to a resident of that country, unless the payor has knowledge that such presumption is not warranted or an applicable tax treaty (or United States Treasury Regulations thereunder) requires some other method for determining a non-U.S. Holder's residence. However, recently proposed U.S. Treasury Regulations, if adopted, would modify the forms and procedures for this certification.

    SALE OF COMMON STOCK. Generally, a Non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the disposition of such holder's shares of Common Stock unless (i) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder with the United States (in which case the branch profits tax may apply); (ii) the Non-U.S. Holder is an individual who holds the shares of Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and to whom such gain is United States source;
(iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain former United States citizens or residents; or
(iv) the Company is or has been a "U.S. real property holding corporation" for federal income tax purposes (which the Company does not believe that it is or is likely to become) at any time during the five year period ending on the date of disposition (or such shorter period that such shares were held) and, subject to certain exceptions, the Non-U.S. Holder held, directly or indirectly, more than five percent of the Common Stock.

    ESTATE TAX. Shares of Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specifically defined for United States federal estate tax purposes) of the United States at the time of death may be subject to United States federal estate tax.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    DIVIDENDS. The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to and the tax withheld, if any, with respect to such holder. These information reporting requirements apply regardless of whether withholding was reduced by an applicable tax treaty. Copies of these information returns may also be available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides. Dividends that are subject to United States withholding tax at the 30% statutory rate or at a reduced tax treaty rate and dividends that are effectively connected with the conduct of a trade or business in the United States (if certain certification and disclosure requirements are met) are exempt from backup withholding of U.S. federal income tax. In general, backup withholding at a rate of 31% and information reporting will apply to other dividends paid on shares of Common Stock to holders that are not "exempt recipients" and fail to provide in the manner required certain identifying information (such as the holder's name, address and taxpayer identification number). Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients.

    DISPOSITIONS OF COMMON STOCK. The payment of the proceeds from the disposition of shares of Common Stock through the United States office of a broker will be subject to information reporting and backup withholding unless the holder, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. Generally, the payment of the proceeds from the disposition of shares of Common Stock to or through a non-U.S. office of a broker will not be subject to backup withholding and will not be subject to information reporting. In the case of the payment of proceeds from the disposition of shares of Common Stock through a non-U.S. office of a broker that is a U.S. person or a "U.S.-related person," existing regulations require information reporting (but not backup withholding) on the payment unless the broker receives a statement from the owner, signed under penalties of perjury, certifying, among other things, its status as a Non-U.S. Holder, or the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no actual knowledge to the contrary. For tax purpose, a "U.S.-related person" is (i) a "controlled foreign corporation" for United States federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business.

    Any amount withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS. Non-U.S. Holders should consult their tax advisors regarding the application of these rules to their particular situations, the availability of an exemption therefrom and the procedures for obtaining such an exemption, if available.

                                  UNDERWRITERS

    Under the terms and subject to conditions contained in an Underwriting Agreement dated the date hereof, the U.S. Underwriters named below, for whom Morgan Stanley & Co. Incorporated, Alex. Brown & Sons Incorporated and Smith Barney Inc. are serving as U.S. Representatives, have severally agreed to purchase, and the Company and the Selling Stockholders have severally agreed to sell, and the International Underwriters named below, for whom Morgan Stanley & Co. International Limited, Alex. Brown & Sons Incorporated and Smith Barney Inc. are serving as International Representatives (collectively with the U.S. Representatives, the "Representatives"), have severally agreed to purchase, and the Company and the Selling Stockholders have severally agreed to sell, the respective number of shares of Common Stock that in the aggregate equal the number of shares set forth opposite the names of such Underwriters below:

                                                                                                NUMBER
NAME                                                                                           OF SHARES
- ---------------------------------------------------------------------------------------------  ---------
U.S. Underwriters:
    Morgan Stanley & Co. Incorporated........................................................
    Alex. Brown & Sons Incorporated..........................................................
    Smith Barney Inc.........................................................................

        Subtotal.............................................................................
                                                                                               ---------
International Underwriters:
    Morgan Stanley & Co. International Limited...............................................
    Alex. Brown & Sons Incorporated..........................................................
    Smith Barney Inc.........................................................................
                                                                                               ---------
        Subtotal.............................................................................
                                                                                               ---------
        Total................................................................................
                                                                                               ---------
                                                                                               ---------

    The U.S. Underwriters and the International Underwriters are collectively referred to as the "Underwriters." The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions, including the conditions that no stop order suspending the effectiveness of the Registration Statement is in effect and no proceedings for such purpose are pending before or threatened by the Securities and Exchange Commission and that there has been no material adverse change or any development involving a prospective material adverse change in the earnings, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, from that set forth in the Registration Statement. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any are taken.

    Pursuant to the Agreement Between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions set forth below, (i) it is not purchasing any U.S. Shares (as defined below) for the account of anyone other than a United States or Canadian Person (as defined below) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any U.S. Shares or distribute this Prospectus outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions set forth below, (a) it is not purchasing any International Shares (as defined below) for the account of any United States or Canadian Person and
(b) it has not offered or sold, and will not offer or sell, directly or indirectly, any International Shares or distribute this Prospectus within the United States or Canada or to any United States or Canadian Person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. and International Underwriters. With respect to Smith Barney Inc.

and Alex. Brown & Sons Incorporated, the foregoing representations or agreements
(a) made by them in their capacity as U.S. Underwriters shall apply only to shares of Common Stock purchased by them in their capacity as U.S. Underwriters,
(b) made by them in their capacity as International Underwriters shall apply only to shares of Common Stock purchased by them in their capacity as
International   Underwriters  and  (c)  shall  not  restrict  their  ability  to distribute this Prospectus to any person. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside of the United States and Canada of any United States or Canadian Person) and includes any United States or Canadian branch of a person who is not otherwise a United States or Canadian Person, and "United States" means the United States of America, its territories, its possessions and all areas subject to its jurisdiction. All shares of Common Stock to be offered by the U.S. Underwriters and International Underwriters under the Underwriting Agreement are referred to herein as the "U.S. Shares" and the "International Shares," respectively.

    Pursuant to the Agreement Between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and the International Underwriters of any number of shares of Common Stock to be purchased pursuant to the Underwriting Agreement as may be mutually agreed. The per share price and currency settlement of any shares of Common Stock so sold shall be the public offering price range set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

    Pursuant to the Agreement Between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any shares of Common Stock, directly or indirectly, in Canada in contravention of the securities laws of Canada or any province or territory thereof and has represented that any offer of such shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any shares of Common Stock a notice starting in substance that, by purchasing such shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such shares in Canada in contravention of the securities laws of Canada or any province or territory thereof and that any offer of shares of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made, and that such dealer will deliver to any other dealer to whom it sells any of such shares a notice to the foregoing effect.

    Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented that (i) it has not offered or sold and will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (the "Regulations"); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to such shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of such shares, if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995, or is a person to whom such document may otherwise lawfully be issued or passed on.

    Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any shares of Common Stock acquired in connection with the Offering, except for offers or sales of Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law of Japan. Each International Underwriter has further agreed to send to any dealer who purchases from it any of such shares of Common Stock a notice stating in substance that such dealer may not offer or sell any of such shares, directly or indirectly, in Japan or to or for the account of any resident thereof, except pursuant to any exemption from the registration requirements of the Securities and Exchange Law of Japan, and that such dealer will send to any other dealer to whom it sells any of such shares a notice to the foregoing effect.

    The Underwriters propose to offer part of the shares of Common Stock offered hereby directly to the public at the public offering price set forth in the cover page hereof and part to certain dealers at a price which represents a concession not in excess of $ per share under the public offering price. The Underwriters may allow, and such dealers may re-allow, a concession not in excess of $ per share to other Underwriters or to certain other dealers. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

    Pursuant to the Underwriting Agreement, Mr. Tuchman, one of the Selling Stockholders, has granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an additional 900,000 shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, incurred in the sale of the shares of Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such U.S. Underwriters' name in the preceding table bears to the total number of shares of Common Stock offered hereby to the U.S. Underwriters.

    The Representatives have informed the Company and the Selling Stockholders that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

    The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

    See "Shares Eligible for Future Sale" for a description of certain arrangements by which all officers, directors and certain stockholders and option holders of the Company have agreed not to sell or otherwise dispose of Common Stock or convertible securities of the Company for up to 180 days after the date of this Prospectus without the prior consent of Morgan Stanley & Co. Incorporated. The Company and the Selling Stockholders have agreed in the Underwriting Agreement that they will not, directly or indirectly, without the prior written consent of Morgan Stanley & Co. Incorporated, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exchangeable for Common Stock, for a period of 180 days after the date of this Prospectus, except under certain circumstances. TIGP, one of the Selling Stockholders, is permitted to distribute its remaining shares of Common Stock to its partners, provided that all of such partners have agreed to be bound by the 180-day lock-up arrangement.

PRICING OF THE OFFERING

    Prior to the Offering, there has been no public market for the Company's Common Stock. The initial public offering price will be determined by negotiation between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of the Company and its industry in general, revenues, earnings and certain other financial and operating information of the Company in recent periods and the price-earnings ratios, price-revenues ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The estimated initial public offering price range set forth on the cover page of this Preliminary Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for TeleTech by Neal, Gerber & Eisenberg, Chicago, Illinois. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Katten Muchin & Zavis, Chicago, Illinois.

                                    EXPERTS

    The financial statements of TeleTech as of December 31, 1994 and 1995, and for each of the two years in the period ended December 31, 1995 and the financial statements Access 24 for the 10 months ended December 31, 1995 and for the year ended February 28, 1995 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The financial statements of TeleTech as of December 31, 1993 and for the 11 month period ended December 31, 1993 included in this Prospectus and elsewhere in the Registration Statement have been audited by Gumbiner, Savett, Finkel, Fingleson & Rose, Inc. (formerly Gumbiner, Savett, Friedman & Rose, Inc.), independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

    TeleTech has filed with the Commission under the Securities Act a Registration Statement on Form S-1 with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. For further information with respect to TeleTech and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission, including at the Commission's Public Reference Room, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained at prescribed rates from the Public Reference Section of the Commission as its principal office in Washington, D.C.

    Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other documents filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference.

                         INDEX TO FINANCIAL STATEMENTS
                            TELETECH HOLDINGS, INC.

                                                                                                               PAGE
                                                                                                             ---------
Report of Gumbiner, Savett, Finkel, Fingleson & Rose, Inc. (formerly Gumbiner, Savett, Friedman & Rose,
 Inc.).....................................................................................................        F-2
Report of Arthur Andersen LLP..............................................................................        F-3
Consolidated and Combined Balance Sheets as of December 31, 1994 and 1995, and
 March 31, 1996............................................................................................        F-4
Consolidated and Combined Statements of Income for the eleven months ended December 31, 1993, the years
 ended December 31, 1994 and 1995 and the three months ended March 31, 1995 and 1996.......................        F-6
Consolidated and Combined Statements of Stockholders' Equity for the years ended December 1994 and 1995....        F-7
Consolidated and Combined Statements of Cash Flows for the eleven months ended December 31, 1993, the years
 ended December 31, 1994 and 1995 and the three months ended March 31, 1995 and 1996.......................        F-8
Notes to Consolidated and Combined Financial Statements for the years ended December 31, 1994 and 1995 and
 for the eleven months ended December 31, 1993 and for the three months ended March 31, 1995 and 1996......       F-10

                   ACCESS 24 SERVICE CORPORATION PTY LIMITED
                            AND CONTROLLED ENTITIES

                                                                                                               PAGE
                                                                                                             ---------
Consolidated Balance Sheets as of February 29, 1995 and December 31, 1995..................................       F-26
Consolidated Profit and Loss Accounts for the year ended February 28, 1995 and the ten months ended
 December 31, 1995.........................................................................................       F-27
Consolidated Statements of Cash Flows for the year ended February 28, 1995 and the ten months ended
 December 31, 1995.........................................................................................       F-28
Notes to the Consolidated Financial Statements for the years ended February 28, 1995 and the ten months
 ended December 31, 1995...................................................................................       F-29

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
TeleTech Holdings, Inc.
Denver, Colorado

    We have audited the accompanying combined statements of income and cash flows of TeleTech Telecommunications, Inc. and TeleTech Teleservices, Inc. ("the Companies") (see Note 1) for the eleven months ended December 31, 1993. These combined statements of income and cash flows are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined statements of income and cash flows based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements of income and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statements of income and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statements of income and cash flows. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the combined statements of income and cash flows referred to above present fairly, in all material respects, the results of the Companies' operations and cash flows for the eleven months ended
December 31, 1993 in conformity with generally accepted accounting principles.

                             GUMBINER, SAVETT, FINKEL, FINGLESON & ROSE, INC. (formerly Gumbiner, Savett, Friedman & Rose, Inc.)

Santa Monica, California
April 13, 1994

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To TeleTech Holdings, Inc.:

    We have audited the accompanying consolidated and combined balance sheets of TELETECH HOLDINGS, INC. (a Delaware corporation) and subsidiaries, as of December 31, 1994 and 1995, and the related consolidated and combined statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the consolidated and combined financial position of TeleTech Holdings, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                             ARTHUR ANDERSEN LLP

Denver, Colorado,
February 10, 1996.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the members of
Access 24 Service Corporation Pty Limited



    We have audited the accompanying financial statements of Access 24 Service Corporation Pty Limited and Controlled Entities and of the economic entity for the periods ended 28 February 1995 and December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on those financial statements based on our audit.



    We conducted our audit in accordance with Australian Auditing Standards, which do not differ substantially from generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Access 24 Service Corporation Pty Limited and Controlled Entities as of 28 February 1995 and December 31, 1995, and the results of the group's operations and cash flows for the periods then ended in accordance with Australian Accounting Standards.



    There are certain differences between Australian Accounting Standards and those generally accepted in the United States of America. Application of the generally accepted accounting principles in the United States of America would not result in material differences to these financial statements.



                                          ARTHUR ANDERSEN


                                          Chartered Accountants



                                          /s/ Arthur Andersen Chartered
                                          Accountants



Sydney, Australia,


May 21, 1996

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES

                    CONSOLIDATED AND COMBINED BALANCE SHEETS

                                                              DECEMBER 31
                                                      ----------------------------
                       ASSETS                             1994           1995
- ----------------------------------------------------  -------------  -------------    MARCH 31,      PRO FORMA
                                                                                        1996         MARCH 31,
                                                                                    -------------      1996
                                                                                     (UNAUDITED)   -------------
                                                                                                    (UNAUDITED)
                                                                                                     (NOTE 1)
CURRENT ASSETS:
  Cash and cash equivalents.........................  $      37,733  $      42,304  $     728,403
  Short-term investments............................             --     10,361,213      8,203,527
  Accounts receivable, net of allowance for doubtful
   accounts of $172,512, $788,907 and $896,685,
   respectively.....................................      4,298,147      9,786,123     14,280,609
  Prepaids and other assets.........................        201,439        238,022        608,896
  Deposits..........................................        123,883        220,243        432,010
  Deferred tax asset (Note 8).......................             --        485,742        637,720
                                                      -------------  -------------  -------------
    Total current assets............................      4,661,202     21,133,647     24,891,165
                                                      -------------  -------------  -------------
PROPERTY AND EQUIPMENT, net of accumulated
 depreciation of $3,935,136, $6,059,424 and
 $6,987,766, respectively...........................      5,386,456      9,103,701     16,308,351
                                                      -------------  -------------  -------------
OTHER ASSETS:
  Deposits..........................................         53,968             --             --
  Deferred contract costs (Note 1)..................             --        345,978      1,731,234
  Goodwill (net of amortization of $108,000) (Note
   1)...............................................             --             --      6,272,193
  Other assets......................................             --             --        251,297
                                                      -------------  -------------  -------------
    Total assets....................................  $  10,101,626  $  30,583,326  $  49,454,240
                                                      -------------  -------------  -------------
                                                      -------------  -------------  -------------


      The accompanying notes are an integral part of these balance sheets.

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES

                    CONSOLIDATED AND COMBINED BALANCE SHEETS

                                                                  DECEMBER 31
                                                           --------------------------
          LIABILITIES AND STOCKHOLDERS' EQUITY                 1994          1995
- ---------------------------------------------------------  ------------  ------------   MARCH 31,     PRO FORMA
                                                                                           1996       MARCH 31,
                                                                                       ------------      1996
                                                                                       (UNAUDITED)   ------------
                                                                                                     (UNAUDITED)
                                                                                                       (NOTE 1)
CURRENT LIABILITIES:
  Bank overdraft.........................................  $    560,490  $  1,427,017  $         --
  Short term borrowings (Note 6).........................       638,635     1,000,000     3,500,000
  Current portion of capital lease obligations
   (Note 4)..............................................       401,001     1,255,966     2,129,440
  Current portion of other long-term debt (Note 5).......       624,483       195,660       189,443
  Current portion of subordinated notes payable to
   stockholder (Note 7)..................................       145,299            --            --
  Accounts payable.......................................     1,442,503     2,604,297     4,820,221
  Accrued employee compensation..........................       962,664     1,742,915     3,452,438
  Other accrued expenses.................................       475,142     1,261,984     4,322,239
  Customer advances and deposits.........................       165,756       292,626       537,282
  Deferred income........................................        25,683        47,699       560,215
                                                           ------------  ------------  ------------
    Total current liabilities............................     5,441,656     9,828,164    19,511,278
DEFERRED TAX LIABILITIES (Note 8)........................            --       507,365       498,790
LONG-TERM DEBT, net of current portion:
  Capital lease obligations (Note 4).....................       911,578     3,192,997     5,408,307
  Subordinated note payable to stockholder
   (Note 7)..............................................       959,038            --            --
  Other debt (Note 5)....................................       592,282       396,618     1,127,846
                                                           ------------  ------------  ------------
    Total liabilities....................................     7,904,554    13,925,144    26,546,221
                                                           ------------  ------------  ------------
COMMITMENTS AND CONTINGENCIES (Note 9)
MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK (Notes
 1 and 11):
  $6.45 par value, 1,860,000 shares authorized, zero,
   1,860,000, 1,860,000, and zero shares respectively
   issued and outstanding (including accrued dividends of
   zero, $867,430, $1,078,645 and zero)..................            --    12,867,430    13,078,645            --
                                                           ------------  ------------  ------------  ------------
STOCKHOLDERS' EQUITY (Note 1):
  Common stock, $.002 par value, 150,000,000 shares
   authorized, zero, 40,700,000, 41,746,240 and
   51,046,240 shares, respectively issued and
   outstanding...........................................            --        81,400        83,493       102,093
  Common stock of combined entities, no par value
   10,000,000 shares authorized, 127,500, zero, zero and
   zero shares, respectively, issued and outstanding.....        25,000            --            --            --
  Additional paid-in capital.............................            --     2,172,072     7,401,179    20,461,224
  Cumulative translation adjustment......................            --            --       141,095       141,095
  Unearned compensation-restricted stock.................            --            --      (380,000)     (380,000)
  Retained earnings......................................     2,172,072     1,537,280     2,583,607     2,583,607
                                                           ------------  ------------  ------------  ------------
    Total stockholders' equity...........................     2,197,072     3,790,752     9,829,374    22,908,019
                                                           ------------  ------------  ------------  ------------
    Total liabilities and stockholders' equity...........  $ 10,101,626  $ 30,583,326  $ 49,454,240
                                                           ------------  ------------  ------------
                                                           ------------  ------------  ------------


      The accompanying notes are an integral part of these balance sheets.

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES

                 CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

                                                 ELEVEN                                  THREE MONTHS ENDED MARCH
                                              MONTHS ENDED   YEAR ENDED DECEMBER 31,               31,
                                              DECEMBER 31,  --------------------------  --------------------------
                                                  1993          1994          1995          1995          1996
                                              ------------  ------------  ------------  ------------  ------------
                                                                                               (UNAUDITED)
REVENUES....................................  $ 19,519,593  $ 35,462,172  $ 50,467,490  $ 10,412,306  $ 22,019,345
                                              ------------  ------------  ------------  ------------  ------------
OPERATING EXPENSES:
  Costs of services.........................    10,726,189    17,405,789    27,245,961     5,468,962    11,194,498
  Selling, general and administrative
   expenses.................................     7,956,176    15,860,157    18,625,431     4,328,934     8,102,020
                                              ------------  ------------  ------------  ------------  ------------
    Total operating expenses................    18,682,365    33,265,946    45,871,392     9,797,896    19,296,518
                                              ------------  ------------  ------------  ------------  ------------
INCOME FROM OPERATIONS......................       837,228     2,196,226     4,596,098       614,410     2,722,827
                                              ------------  ------------  ------------  ------------  ------------
OTHER INCOME (EXPENSES):
  Interest expense..........................      (299,552)     (481,516)     (459,589)     (102,912)     (234,013)
  Interest income...........................            --            --       577,350       152,400       111,308
  Other (Note 14)...........................            --            --     2,371,221     2,288,390      (341,278)
                                              ------------  ------------  ------------  ------------  ------------
                                                  (299,552)     (481,516)    2,488,982     2,337,878      (463,983)
                                              ------------  ------------  ------------  ------------  ------------
    Income before income taxes..............       537,676     1,714,710     7,085,080     2,952,288     2,258,844
PROVISION (BENEFIT) FOR INCOME TAXES........       (10,000)       19,736     2,928,996     1,324,463     1,001,302
                                              ------------  ------------  ------------  ------------  ------------
    Net income..............................  $    547,676  $  1,694,974  $  4,156,084  $  1,627,825  $  1,257,542
                                              ------------  ------------  ------------  ------------  ------------
                                              ------------  ------------  ------------  ------------  ------------
SHARES USED IN COMPUTING PRO FORMA NET
 INCOME PER COMMON AND COMMON EQUIVALENT
 SHARE......................................                                54,657,975    54,585,654    54,682,083
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
PRO FORMA NET INCOME PER COMMON AND COMMON
 EQUIVALENT SHARE...........................                                      $.08          $.03          $.02
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
PRO FORMA NET INCOME AND EARNINGS PER COMMON
 SHARE (UNAUDITED)
  (Notes 1 and 8):
    Historical net income before income
     taxes..................................  $    537,676  $  1,714,710
    Historical provision (benefit) for
     income taxes...........................       (10,000)       19,736
    Pro forma income tax effects............       248,996       657,866
                                              ------------  ------------
    Pro forma net income....................  $    298,680  $  1,037,108
                                              ------------  ------------
                                              ------------  ------------
    Pro forma common shares outstanding.....    44,085,354    44,085,354
                                              ------------  ------------
                                              ------------  ------------
    Pro forma earnings per common share.....          $.01          $.02
                                              ------------  ------------
                                              ------------  ------------


        The accompanying notes are an integral part of these statements.

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
          CONSOLIDATED AND COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                MANDATORILY
                                                REDEEMABLE,                           STOCKHOLDERS' EQUITY
                                                CONVERTIBLE        ----------------------------------------------------------
                                                 PREFERRED                                 COMMON
                                                   STOCK               COMMON STOCK       STOCK OF    ADDITIONAL  CUMULATIVE
                                           ----------------------  --------------------   COMBINED     PAID-IN    TRANSLATION
                                            SHARES      AMOUNT      SHARES     AMOUNT     ENTITIES     CAPITAL    ADJUSTMENT
                                           ---------  -----------  ---------  ---------  -----------  ----------  -----------
BALANCES, January 1, 1994................                                                 $  25,000   $       --   $      --
  Distribution to stockholder............                                                        --           --          --
  Net income.............................                                                        --           --          --
                                                                                         -----------  ----------  -----------
BALANCES, December 31, 1994..............         --  $        --         --  $      --      25,000           --          --
  Issue of Preferred Stock (Note 11).....  1,860,000   12,000,000         --         --          --           --          --
  Adjustment to reclassify retained
   earnings to additional paid in capital
   upon termination of S corporation
   election
   (Note 11).............................         --           --         --         --          --    2,172,072          --
  Stock exchange (Note 1)................         --           --  40,700,000    81,400     (25,000)          --          --
  Distribution to stockholder............         --           --         --         --          --           --          --
  Net Income.............................         --           --         --         --          --           --          --
  Dividends accrued on Preferred Stock
   (Note 11).............................         --      867,430         --         --          --           --          --
                                           ---------  -----------  ---------  ---------  -----------  ----------  -----------
BALANCES, December 31, 1995..............  1,860,000   12,867,430  40,700,000    81,400          --    2,172,072          --
  Purchase of Access 24 (Note 16)........         --           --    970,240      1,941          --    4,849,259          --
  Cumulative translation adjustments.....         --           --         --         --          --           --     141,095
  Net income.............................         --           --         --         --          --           --          --
  Dividends accrued on Preferred Stock
   (Note 11).............................         --      211,215         --         --          --           --          --
  Issuance of restricted stock for
   compensation..........................         --           --     76,000        152          --      379,848          --
                                           ---------  -----------  ---------  ---------  -----------  ----------  -----------
BALANCES, March 31, 1996 (unaudited).....  1,860,000   13,078,645  41,746,240    83,493          --    7,401,179     141,095
  Pro Forma adjustment to reflect
   conversion of Mandatorily Redeemable
   Preferred Stock to Common Stock (Note
   11)...................................  (1,860,000) (13,078,645) 9,300,000    18,600          --   13,060,045          --
                                           ---------  -----------  ---------  ---------  -----------  ----------  -----------
BALANCES, Pro Forma March 31, 1996
 (unaudited).............................         --  $        --  51,046,240 $ 102,093   $      --   $20,461,224  $ 141,095
                                           ---------  -----------  ---------  ---------  -----------  ----------  -----------


                                              UNEARNED
                                           COMPENSATION-                 TOTAL
                                             RESTRICTED    RETAINED   STOCKHOLDERS'
                                               STOCK       EARNINGS      EQUITY
                                           --------------  ---------  ------------
BALANCES, January 1, 1994................    $       --    $ 917,098   $  942,098
  Distribution to stockholder............            --     (440,000)    (440,000)
  Net income.............................            --    1,694,974    1,694,974
                                           --------------  ---------  ------------
BALANCES, December 31, 1994..............            --    2,172,072    2,197,072
  Issue of Preferred Stock (Note 11).....            --           --           --
  Adjustment to reclassify retained
   earnings to additional paid in capital
   upon termination of S corporation
   election
   (Note 11).............................            --    (2,172,072)          --
  Stock exchange (Note 1)................            --      (56,400)          --
  Distribution to stockholder............            --    (1,694,974)  (1,694,974)
  Net Income.............................            --    4,156,084    4,156,084
  Dividends accrued on Preferred Stock
   (Note 11).............................            --     (867,430)    (867,430)
                                           --------------  ---------  ------------
BALANCES, December 31, 1995..............            --    1,537,280    3,790,752
  Purchase of Access 24 (Note 16)........            --           --    4,851,200
  Cumulative translation adjustments.....            --           --      141,095
  Net income.............................            --    1,257,542    1,257,542
  Dividends accrued on Preferred Stock
   (Note 11).............................            --     (211,215)    (211,215)
  Issuance of restricted stock for
   compensation..........................      (380,000)          --           --
                                           --------------  ---------  ------------
BALANCES, March 31, 1996 (unaudited).....      (380,000)   2,583,607    9,829,374
  Pro Forma adjustment to reflect
   conversion of Mandatorily Redeemable
   Preferred Stock to Common Stock (Note
   11)...................................            --           --   13,078,645
                                           --------------  ---------  ------------
BALANCES, Pro Forma March 31, 1996
 (unaudited).............................    $ (380,000)   $2,583,607  $22,908,019
                                           --------------  ---------  ------------


        The accompanying notes are an integral part of these statements.

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES

               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

                                             ELEVEN                                  THREE MONTHS ENDED MARCH
                                          MONTHS ENDED   YEAR ENDED DECEMBER 31,               31,
                                          DECEMBER 31,  --------------------------  --------------------------
                                              1993          1994          1995          1995          1996
                                          ------------  ------------  ------------  ------------  ------------
                                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................  $    547,676  $  1,694,974  $  4,156,084  $  1,627,825  $  1,257,542
  Adjustments to reconcile net income to
   net cash provided by (used in)
   operating activities--
    Depreciation and amortization.......       722,753     1,164,696     2,124,287       435,998     1,047,383
    Allowance for doubtful accounts.....       302,408       (20,381)      616,395        46,545       107,778
    Deferred taxes on income............       (22,000)           --        21,623       212,500      (160,553)
    Changes in assets and liabilities--
      Accounts receivable...............    (4,804,330)    2,288,110    (6,104,371)   (1,466,617)   (3,135,533)
      Prepaids and other assets.........      (162,599)       75,774       (36,583)      (16,080)     (169,594)
      Deposits..........................      (125,144)      (26,327)      (42,392)      (39,872)     (129,853)
      Deferred costs....................            --            --      (345,978)           --    (1,385,256)
      Other assets......................            --            --            --            --       101,871
      Bank overdraft....................        81,277       479,213       866,527      (560,490)   (1,572,294)
      Accounts payable..................     2,298,421    (1,860,500)    1,161,794      (234,569)    1,941,453
      Accrued expenses..................       133,076       200,925       786,842     1,725,434     2,012,477
      Accrued employee compensation.....      (129,094)      328,371       780,251     1,122,634     1,344,802
      Customer advances and deposits....       309,863      (213,933)      126,870      (118,868)      244,656
      Deferred income...................       492,350      (466,667)       22,016       675,796       (16,255)
                                          ------------  ------------  ------------  ------------  ------------
      Net cash provided by (used in)
       operating activities.............      (355,343)    3,644,255     4,133,365     3,410,236     1,488,644
                                          ------------  ------------  ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment....    (1,589,609)   (1,932,312)   (1,735,206)     (243,469)   (3,301,426)
  Purchase of Access 24, net of cash
   acquired.............................            --            --            --            --    (2,218,149)
(Increase) decrease in short-term
 investments............................            --            --   (10,361,213)  (11,840,569)    2,499,017
                                          ------------  ------------  ------------  ------------  ------------
      Net cash used in investing
       activities.......................    (1,589,609)   (1,932,312)  (12,096,419)  (12,084,038)   (3,020,558)
                                          ------------  ------------  ------------  ------------  ------------


        The accompanying notes are an integral part of these statements.

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES

               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

                                                 ELEVEN                                  THREE MONTHS ENDED MARCH
                                              MONTHS ENDED   YEAR ENDED DECEMBER 31,               31,
                                              DECEMBER 31,  --------------------------  --------------------------
                                                  1993          1994          1995          1995          1996
                                              ------------  ------------  ------------  ------------  ------------
                                                                                               (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in short-term
   borrowings...............................  $    832,000  $   (840,365) $    361,365  $   (388,635) $  2,500,000
  Payments on long-term debt................      (157,756)     (418,241)     (624,487)     (113,121)      (47,829)
  Proceeds from long-term debt borrowings...     1,042,374       475,000            --            --            --
  Payments under capital lease
   obligations..............................       (99,984)     (324,924)     (969,942)     (149,522)     (356,895)
  Payments under subordinated notes payable
   to stockholder...........................       (49,695)     (125,680)   (1,104,337)   (1,104,337)           --
  Distributions to stockholder                          --      (440,000)   (1,694,974)   (1,210,000)           --
  Issuance of preferred stock...............            --            --    12,000,000    12,000,000            --
                                              ------------  ------------  ------------  ------------  ------------
      Net cash provided by (used in)
       financing activities.................     1,566,939    (1,674,210)    7,967,625     9,034,385     2,095,276
                                              ------------  ------------  ------------  ------------  ------------
Effect of exchange rate changes on cash.....            --            --            --            --       122,737
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS................................      (378,013)       37,733         4,571       360,583       686,099
CASH AND CASH EQUIVALENTS, beginning of
 period.....................................       378,013            --        37,733        37,733        42,304
                                              ------------  ------------  ------------  ------------  ------------
CASH AND CASH EQUIVALENTS, end of period....  $         --  $     37,733  $     42,304  $    398,316  $    728,403
                                              ------------  ------------  ------------  ------------  ------------
                                              ------------  ------------  ------------  ------------  ------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
  Cash paid for interest....................  $    299,552  $    455,375  $    464,551  $    101,403  $    155,904
                                              ------------  ------------  ------------  ------------  ------------
                                              ------------  ------------  ------------  ------------  ------------
  Cash paid for income taxes................  $    108,085  $     13,506  $  2,423,591  $         --  $    525,000
                                              ------------  ------------  ------------  ------------  ------------
                                              ------------  ------------  ------------  ------------  ------------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
 AND FINANCING ACTIVITIES:
  Assets acquired through capital leases....  $  2,137,884  $    211,194  $  4,106,326  $  1,589,799  $  1,712,887
                                              ------------  ------------  ------------  ------------  ------------
                                              ------------  ------------  ------------  ------------  ------------
  Stock issued in purchase of Access 24.....  $         --  $         --  $         --  $         --  $  4,851,200
                                              ------------  ------------  ------------  ------------  ------------
                                              ------------  ------------  ------------  ------------  ------------


        The accompanying notes are an integral part of these statements.

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
       AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

    TeleTech Holdings, Inc. ("THI" or the "Company") is a provider of outsourced strategic customer care solutions for Fortune 1000 corporations in targeted industries in the United States, United Kingdom, Australia and New Zealand. Customer care encompasses a wide range of customer acquisition, retention and satisfaction programs designed to maximize the lifetime value of the relationship between the Company's clients and their customers.

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The consolidated financial statements are comprised of the accounts of THI and its wholly owned subsidiaries, TeleTech Telecommunications, Inc., a California corporation ("TTC"), TeleTech Teleservices, Inc., a Colorado corporation ("TTS") and effective January 1, 1996, Access 24 and subsidiaries (Note 16), (jointly "the Group"). Prior to January 1, 1995, the Group comprised TTC and TTS, held under the common ownership of a sole stockholder ("the Stockholder"). Financial statements for 1993 and 1994 represent the combined financial statements of TTC and TTS.

    In January 1995, a Preferred Stock Purchase Agreement and an Investment Agreement (collectively the "Agreements") were executed by TeleTech Investors General Partnership ("TIGP"), Essaness Theaters Corporation ("Essaness") and the Stockholder. The Stockholder of TTC and TTS contributed 100% of his shares in these companies to THI, a newly formed Delaware corporation, in exchange for 40,700,000 shares of THI's common stock, which constituted 100% of THI's outstanding stock. Concurrent with this stock exchange, TIGP and Essaness purchased an aggregate of 1,860,000 shares of THI's convertible preferred stock ("Preferred Stock") for $12 million. The Preferred Stock is initially convertible into 9,300,000 shares of THI's common stock (Note 11). TIGP and Essaness purchased 1,705,000 and 155,000 shares of the Preferred Stock, respectively. The Agreements also required THI to enter into employment agreements with key executives, to obtain key man life and disability insurance policies and to adopt a stock option plan for key employees.

    The exchange of stock constituted a reorganization of entities under common control and the assets and liabilities of TTC and TTS are reflected in the consolidated financial statements of THI based on their historical cost to TTC and TTS.

    All intercompany balances and transactions have been eliminated in the consolidated and combined financial statements.

    UNAUDITED PRO FORMA INFORMATION

    If the offering contemplated by this Prospectus is consummated, all of the Preferred Stock outstanding at the closing date will be converted into shares of Common Stock ("Common Stock"). The unaudited pro forma balance sheet as of March 31, 1996, reflects the conversion of outstanding Preferred Stock at March 31, 1996 into 9,300,000 shares of Common Stock.

    INTERIM FINANCIAL STATEMENTS

    The consolidated financial statements of THI as of March 31, 1995 and 1996 presented herein have been prepared by THI without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements reflect all adjustments (consisting of only normal recurring accruals) which, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows of THI and subsidiaries as of March 31, 1995 and 1996, and for the periods then ended.

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
       AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FOREIGN CURRENCY TRANSLATION

    The assets and liabilities of the Company's foreign subsidiaries whose functional currency is other than the U.S. Dollar are translated at the exchange rates in effect on the reporting date, and income and expenses are translated at the weighted average exchange rate during the period. The net effect of translation gains and losses are not included in determining net income, but are accumulated as a separate component of shareholders' equity. Foreign currency transaction gains and losses are included in determining net income. Such gains and losses were not material for any period presented.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation. Additions, improvements, and major renewals are capitalized. Maintenance, repairs, and minor renewals are expensed as incurred. Amounts paid for software licenses and third-party packaged software are capitalized. Costs relating to the internal development of software are expensed as incurred.

    Depreciation is computed on the straight-line method based on the estimated useful lives of the assets, as follows:

Computer equipment and software...........................................    5 years
Telephone equipment.......................................................    5 years
Furniture and fixtures....................................................  5-7 years
Leasehold improvements....................................................  5-7 years
Vehicles..................................................................    5 years

    Assets acquired under capital lease obligations are amortized over the life of the applicable lease of four to seven years (or the estimated useful lives of the assets, of four to seven years, where title to the leased assets passes to the Company on termination of the lease).

    REVENUE RECOGNITION

    The Company recognizes revenues at the time services are performed. The Company has certain contracts which are billed in advance. Accordingly, amounts billed but not earned under these contracts are excluded from revenues and included in deferred income.

    RESEARCH AND DEVELOPMENT

    Research and development costs are charged to operations when incurred and are included in operating expenses. Research and development costs amounted to approximately $430,000, $684,000, $458,000, $108,000 (unaudited) and $102,000
(unaudited) for the eleven months ended December 31, 1993, the years ended December 31, 1994 and 1995, and the three-month periods ended March 31, 1995 and 1996, respectively.

    DEFERRED CONTRACT COST

    The Company defers certain direct costs incurred in connection with preparing to provide services under long-term facilities management agreements. Costs that have been deferred include the costs of hiring dedicated personnel to manage client-owned facilities, their related payroll and other directly associated costs from the time long-term facilities management agreements are entered into until the beginning of providing services. Such costs are amortized ratably over the life of the long-term facilities management agreements based on total estimated revenues to be earned under the agreements. Deferred contract costs

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
       AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) at December 31, 1995 and March 31, 1996 include costs incurred in preparing to provide services under a five year agreement entered into in October, 1995, under which the Company began providing services during April 1996.

    INTANGIBLE ASSETS

    The excess of cost over the fair market value of tangible net assets and trademarks of acquired businesses is amortized on a straight-line basis over the periods of expected benefit of 15 years. Accumulated amortization of intangible assets for the three-month period ended March 31, 1996, was $108,000 (unaudited). No amortization expense was recorded in prior periods.

    Subsequent to an acquisition, the corporation continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of an intangible asset may warrant revision or that the remaining balance of an intangible asset may not be recoverable. When factors indicate that an intangible asset should be evaluated for possible impairment, the corporation uses an estimate of the related business' undiscounted future cash flows over the remaining life of the asset in measuring whether the intangible asset is recoverable. Management does not consider that any provision for impairment of intangible assets is required.

    INCOME TAXES

    The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions which have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets are then reduced by a valuation allowance for amounts which do not satisfy the realization criteria of SFAS 109.

    During 1993 and 1994, TTC and TTS were S corporations and their income was taxable to the Stockholder rather than the companies. Effective January 1, 1995, S corporation status terminated and THI and its domestic subsidiaries began to file consolidated corporate Federal and state income tax returns (Access 24, (Note 16) will file separate tax returns in Australia). As required by SFAS 109, this change in tax status was recognized by establishing deferred tax assets and liabilities for temporary differences between the tax basis and amounts reported in the accompanying consolidated balance sheet (Note 8).

    EARNINGS PER SHARE

    Earnings per share are computed based upon the weighted average number of common shares and common share equivalents outstanding. The shares of convertible Preferred Stock are considered common stock equivalents due to the mandatory conversion provision (Note 11). Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and common stock equivalent shares issued by the Company at prices below the assumed public offering price during the twelve month period prior to the proposed offering date (using the treasury stock method) have been included in the calculation as if they were outstanding for all the periods presented regardless of whether they are antidilutive. On May 14, 1996, the Company approved a five for one share common stock split to be effective immediately prior and subject

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
       AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) to the closing of the offering contemplated by this Registration Statement. Common stock amounts, equivalent share amounts and per share amounts have been adjusted retroactively to give effect to the stock split.

    The weighted average number of common shares and common share equivalents was calculated as follows assuming the anticipated five-for-one stock split:

                                                                                      THREE MONTHS ENDED MARCH
                                                                        YEAR ENDED              31,
                                                                       DECEMBER 31,  --------------------------
                                                                           1995          1995          1996
                                                                       ------------  ------------  ------------
                                       PRO FORMA ELEVEN   PRO FORMA
                                         MONTHS ENDED     YEAR ENDED
                                         DECEMBER 31,    DECEMBER 31,
                                             1993            1994
                                       ----------------  ------------
                                         (UNAUDITED)     (UNAUDITED)                        (UNAUDITED)
Common shares outstanding............      40,700,000     40,700,000    40,700,000     40,700,000    41,746,240
Convertible preferred stock..........              --             --     9,300,000      9,300,000     9,300,000
Common equivalent shares.............       3,385,354      3,385,354     4,657,975      4,585,654     3,635,843
                                       ----------------  ------------  ------------  ------------  ------------
Shares used in computing pro forma
 net income per common and common
 equivalent share....................      44,085,354     44,085,354    54,657,975     54,585,654    54,682,083
                                       ----------------  ------------  ------------  ------------  ------------
                                       ----------------  ------------  ------------  ------------  ------------

    For comparative purposes, the earnings per share for 1993 and 1994 have been calculated on a pro-forma basis as the historical earnings per share is not meaningful due to the Company reorganization on January 1, 1995.

    A portion of the proceeds from the proposed public offering will be used to repay short-term borrowings. If this reduction had taken place at January 1, 1995 or January 1, 1996, the effect on pro forma earnings would have been immaterial.

    INCREASE IN AUTHORIZED SHARES

    On May 14, 1996, the Board of Directors authorized an amendment to the Company's Certificate of Incorporation that will be effective upon the closing of the proposed public offering of the Company's Common Stock. The amendment increases the authorized shares of Common Stock to 150,000,000 shares. The amendment also authorizes the Company to issue up to 10,000,000 shares of preferred stock.

    RESTRICTED STOCK AWARDS

    In January 1996, the Company awarded 76,000 restricted shares of the Company's common stock to certain employees as compensation to be earned over the term of the employees' related employment agreements (three years). The market value of the stock at the date of award was $380,000. This amount has been recorded as unearned compensation-restricted stock and is shown as a separate component of stockholders' equity.

    CASH AND CASH EQUIVALENTS

    For the purposes of the statement of cash flows, the Company considers all cash and investments with an original maturity of 90 days or less to be cash equivalents.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and
assumptions   that    affect    the    reported   amounts    of    assets    and

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
       AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    NEW ACCOUNTING STANDARDS

    In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 is effective for financial statements for fiscal years beginning after December 15, 1995. The adoption of SFAS 121 on January 1, 1996 had no impact on the Company's consolidated financial position or results of operations.

    In October 1995, the  Financial Accounting Standards  Board issued SFAS  No.
123. "Accounting for Stock Based Compensation." With respect to stock options granted to employees, SFAS No. 123 permits companies to continue using the accounting method promulgated by the Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," to measure compensation or to adopt the fair value based method prescribed by SFAS No. 123. If APB No. 25's method is continued, pro forma disclosures are required as if SFAS No. 123 accounting provisions were followed. Management has determined not to adopt SFAS No. 123's accounting recognition provisions (Note 12).

(2) CONCENTRATIONS
    The Company's revenues from major customers (revenues in excess of 10% of total sales) are from entities involved in the telecommunications, technology, transportation, healthcare and financial services industries and for the periods ended December 31, 1993, 1994 and 1995 are as follows:

                                                                     THREE MONTHS
                                   ELEVEN         YEAR ENDED             ENDED
                                MONTHS ENDED     DECEMBER 31,          MARCH 31,
                                DECEMBER 31,   -----------------   -----------------
                                    1993        1994      1995      1995      1996
                                ------------   -------   -------   -------   -------
                                                                      (UNAUDITED)
Customer A....................          23%       18%       31%       33%       22%
Customer B....................          --         5%       18%       24%        6%
Customer C....................          21%       17%        9%       13%        6%
Customer D....................          --        13%       --        --        --
Customer E....................          18%       --        --        --        --
                                        --        --        --        --        --
                                        62%       53%       58%       70%       34%
                                        --        --        --        --        --
                                        --        --        --        --        --

    The loss of one or more of its significant customers could have a material adverse effect on the Company's business, operating results or financial condition.

    To limit the Company's credit risk, management performs ongoing credit evaluations of its customers and maintains allowances for potentially uncollectible accounts. Although the Company is directly impacted by economic conditions in the telecommunications, technology, transportation, healthcare and financial services industries, management does not believe significant credit risk exists at December 31, 1995 or at March 31, 1996.

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
       AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(2) CONCENTRATIONS (CONTINUED)
    GEOGRAPHIC AREA INFORMATION

    Prior to the acquisition of Access 24 in January 1996 (Note 16), the Company operated exclusively within the United States. Unaudited geographic area information for the three months ended March 31, 1996 is as follows:

                                                        UNITED STATES     EUROPE     ASIA PACIFIC       TOTAL
                                                        -------------  ------------  -------------  -------------
Revenues..............................................  $  18,680,313  $    476,576  $   2,862,456  $  22,019,345
Income (loss) before income taxes.....................      2,054,659       (86,676)       290,861      2,258,844
Assets................................................     37,317,780     1,794,743     10,341,717     49,454,240

(3) PROPERTY AND EQUIPMENT
    Property and equipment consisted of the following at December 31, 1994 and 1995, and March 31, 1996:

                                                                              DECEMBER 31,
                                                                      ----------------------------
                                                                          1994           1995
                                                                      -------------  -------------    MARCH 31,
                                                                                                        1996
                                                                                                    -------------
                                                                                                     (UNAUDITED)
Computer equipment and software.....................................  $   5,848,105  $   9,807,113  $  11,197,300
Telephone equipment.................................................      1,105,246      1,219,642      1,851,831
Furniture and fixtures..............................................      1,507,171      2,938,478      5,307,555
Leasehold improvements..............................................        861,070      1,197,892      4,915,141
Vehicles............................................................             --             --         24,290
                                                                      -------------  -------------  -------------
                                                                          9,321,592     15,163,125     23,296,117
Less--Accumulated depreciation......................................     (3,935,136)    (6,059,424)    (6,987,766)
                                                                      -------------  -------------  -------------
                                                                      $   5,386,456  $   9,103,701  $  16,308,351
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

    Included in the cost of property and equipment above is equipment obtained through capitalized leases. The following is a summary of equipment under capital leases as of December 31, 1994 and 1995, and March 31, 1996:

                                                                               DECEMBER 31,
                                                                        ---------------------------
                                                                            1994          1995
                                                                        ------------  -------------    MARCH 31,
                                                                                                         1996
                                                                                                     -------------
                                                                                                      (UNAUDITED)
Computer equipment and software.......................................  $    726,569  $   3,227,113  $   4,166,995
Telephone equipment...................................................       282,969        310,295        737,314
Furniture and fixtures................................................       847,984      2,038,597      3,854,957
Vehicles..............................................................            --             --          1,811
                                                                        ------------  -------------  -------------
                                                                           1,857,522      5,576,005      8,761,077
Less--Accumulated depreciation........................................      (556,704)    (1,291,704)    (1,073,018)
                                                                        ------------  -------------  -------------
                                                                        $  1,300,818  $   4,284,301  $   7,688,059
                                                                        ------------  -------------  -------------
                                                                        ------------  -------------  -------------

    Depreciation expense related to leased equipment under capital leases was $109,556, $409,518, $984,597, $77,947 (unaudited) and $312,265 (unaudited) for the eleven months ended December 31, 1993, the years ended December 31, 1994 and 1995, and the three-month periods ended March 31, 1995 and 1996, respectively.

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
       AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(4) CAPITAL LEASE OBLIGATIONS
    On July 11, 1995, the Company negotiated a master lease agreement with a bank under which it may lease equipment up to a value of $8,000,000. As of May 13, 1996, the master lease has been amended to increase the lease line to $15,000,000. The term of the leases are 48 months and interest is payable at the then most recent weekly average of three-year Treasury notes plus 125 basis points. In August 1995, the Company entered into another master lease agreement with a bank under which it may lease equipment. Under the agreement, individual lease terms are negotiated on a lease by lease basis. Subsequent to December 31, 1995, the Company entered into several leases under this agreement which are being accounted for as operating leases (See Note 9).

    The Company finances a substantial portion of its property and equipment under noncancelable capital lease obligations. Accordingly, the fair value of the equipment has been capitalized and the related obligation recorded. The average implicit interest rate on these leases was 8.9% at December 31, 1995. Interest is charged to expense at a level rate applied to declining principal over the period of the obligation.

    The future minimum lease payments under capitalized lease obligations as of December 31, 1995 and March 31, 1996 are as follows:

                                                                                      DECEMBER 31,
                                                                                          1995
                                                                                      -------------    MARCH 31,
                                                                                                         1996
                                                                                                     -------------
                                                                                                      (UNAUDITED)
Year ending December 31--
  1996..............................................................................  $   1,658,828  $   2,159,825
  1997..............................................................................      1,594,470      2,608,577
  1998..............................................................................      1,246,793      2,116,303
  1999..............................................................................        570,519      1,217,108
  2000..............................................................................         54,875        211,443
                                                                                      -------------  -------------
                                                                                          5,125,485      8,313,256
  Less--Amount representing interest................................................       (676,522)      (775,509)
                                                                                      -------------  -------------
                                                                                          4,448,963      7,537,747
  Less--Current portion of capital lease obligations................................     (1,255,966)    (2,129,440)
                                                                                      -------------  -------------
                                                                                      $   3,192,997  $   5,408,307
                                                                                      -------------  -------------
                                                                                      -------------  -------------

    Interest expense on the outstanding obligations under such leases was $39,981, $160,483, $312,653, $73,350 (unaudited) and $135,524 (unaudited) for the eleven months ended December 31, 1993, the years ended December 31, 1994 and 1995, and the three-month periods ended March 31, 1995 and 1996, respectively.

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
       AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(5) LONG-TERM DEBT
    As of December 31, 1994 and 1995 and March 31, 1996, long-term debt consisted of the following (unsecured unless otherwise stated):

                                                                                 DECEMBER 31,
                                                                          --------------------------
                                                                              1994          1995
                                                                          ------------  ------------   MARCH 31,
                                                                                                          1996
                                                                                                      ------------
                                                                                                      (UNAUDITED)
Note payable, interest at 8% per annum, principal and interest payable
 monthly at $3,594, maturing May 2000...................................  $    189,177  $    160,131  $    152,500
Note payable, collateralized by all of the assets of TTS, interest
 payable monthly at 6% per annum, principal due July 1995...............       350,000            --            --
Note payable, interest at 6% per annum, principal and interest payable
 monthly at $4,563, maturing January 1997...............................       106,989        57,297        44,403
Note payable, interest at 13% per annum, principal and interest payable
 monthly at $9,266, maturing April 1995.................................        95,599            --            --
Note payable, interest at 6% per annum, principal and interest payable
 monthly at $3,598, maturing June 1997..................................       100,000        61,786        51,869
Note payable, interest at 5% per annum, principal and interest payable
 monthly at $7,077, maturing January 2000...............................       375,000       313,064       295,675
Note payable to a bank, interest at 8-9% per annum, principal payable annually at $154,568 maturing September 2000, secured by an equitable
 mortgage over all assets and uncalled capital of Access 24.............            --            --       772,842
                                                                          ------------  ------------  ------------
                                                                             1,216,765       592,278     1,317,289
  Less--Current portion.................................................      (624,483)     (195,660)     (189,443)
                                                                          ------------  ------------  ------------
                                                                          $    592,282  $    396,618  $  1,127,846
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

    Annual maturities of the long-term debt described above are as follows:

                                                                                       DECEMBER 31,
                                                                                           1995
                                                                                       ------------   MARCH 31,
                                                                                                         1996
                                                                                                     ------------
                                                                                                     (UNAUDITED)
Year ended December 31--
  1996...............................................................................   $  195,660   $    147,831
  1997...............................................................................      134,324        288,892
  1998...............................................................................      115,210        269,778
  1999...............................................................................      122,278        276,846
  2000...............................................................................       24,806        179,372
  Thereafter.........................................................................           --        154,570
                                                                                       ------------  ------------
                                                                                        $  592,278   $  1,317,289
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
       AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(6) SHORT-TERM BORROWINGS
    On June 23, 1994, TTC entered into a revolving line of credit agreement (the "Credit Agreement") with a bank under which it could borrow up to $3,000,000 through June 30, 1995. Initial borrowings under this line of credit were used to retire TTC's previous line of credit. Interest is payable monthly at the bank's prime rate plus 1.75% (10.25% at December 31, 1994).

    On April 12, 1995, the Company negotiated a new unsecured revolving line of credit agreement with the bank under which it may borrow up to $5,000,000. Interest is payable at various interest rates. The borrowings can be made at (1) the bank's prime rate, (2) a CD rate plus 125 basis points for periods of 7 to 90 days with minimum advances of $500,000 with $100,000 increments, (3) LIBO rate plus 125 basis points for borrowing periods of 1, 2, 3 or 6 months, or (4) agreed upon rates. At December 31, 1995 and March 31, 1996, the amount outstanding under this facility was $1,000,000 and $3,500,000, respectively, and is classified as short-term.

    In April 1996, the Company was granted an increased line of credit of $15,000,000 through May 1998. The terms of this line of credit remained unchanged from the previous $5,000,000 line of credit.

    The Company is required to comply with certain minimum financial ratios under covenants in connection with the borrowings described above.

(7) SUBORDINATED NOTES PAYABLE TO COMMON STOCKHOLDER
    At December 31, 1994 subordinated notes payable to the Stockholder with interest at 8% per annum amounted to $1,104,337, of which $145,299 was due within one year.

    These notes payable were subordinated to the long-term debt (Note 5) and the short-term borrowings (Note 6) as specified in the credit agreements. Interest incurred on indebtedness to the stockholder amounted to approximately $91,000, $96,000, $11,000, $11,000 (unaudited) and $0 (unaudited) for the eleven months ended December 31, 1993, the years ended December 31, 1994 and 1995, and the three months ended March 31, 1995 and 1996, respectively.

    In February 1995, in conjunction with the Company's reorganization and stock sale (Note 1), the Company paid in full these subordinated notes payable.

(8) INCOME TAXES
    As stated in Note 1, TTC and TTS terminated their S corporation status effective January 1, 1995. This change in tax status was recognized by establishing net deferred tax liabilities of approximately $212,000 on that date for temporary differences between tax basis and amounts reported in the accompanying combined balance sheets of TTC and TTS. The current provision for income taxes for 1994 and for the 11 months ended December 31, 1993, reflects only amounts payable to certain state tax jurisdictions that do not recognize S corporation status. Beginning in 1995, THI and its domestic subsidiaries will file consolidated corporate federal and state income tax returns. Access 24 (Note 17) will file separate tax returns in the various countries in which it provides services.

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
       AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(8) INCOME TAXES (CONTINUED)
    The components of income before income taxes are as follows:

                                                                                              THREE MONTHS
                                                                   YEAR ENDED                    ENDED
                                                                  DECEMBER 31,                 MARCH 31,
                                                           --------------------------  --------------------------
                                                               1994          1995          1995          1996
                                                           ------------  ------------  ------------  ------------
                                               ELEVEN
                                            MONTHS ENDED
                                            DECEMBER 31,
                                                1993
                                            -------------
                                             (UNAUDITED)                                      (UNAUDITED)
Domestic..................................   $   537,676   $  1,714,710  $  7,085,080  $  2,952,288  $  2,054,659
Foreign...................................            --             --            --            --       204,185
                                            -------------  ------------  ------------  ------------  ------------
Total.....................................   $   537,676   $  1,714,710  $  7,085,080  $  2,952,288  $  2,258,844
                                            -------------  ------------  ------------  ------------  ------------
                                            -------------  ------------  ------------  ------------  ------------

    The components of the provision for income taxes are as follows:

                                                                                        THREE MONTHS ENDED MARCH
                                                                          YEAR ENDED              31,
                                                                         DECEMBER 31,  --------------------------
                                                                             1995          1995          1996
                                                                         ------------  ------------  ------------
                                                                                              (UNAUDITED)
Current provision:
  Federal..............................................................   $2,472,925   $    952,940  $    942,658
  State................................................................      433,813        159,023       145,691
  Foreign..............................................................           --             --        73,506
                                                                         ------------  ------------  ------------
                                                                           2,906,738      1,111,963     1,161,855
                                                                         ------------  ------------  ------------
Deferred provision:
  Federal..............................................................     (153,610)            --      (132,761)
  State................................................................      (36,632)            --       (27,792)
                                                                         ------------  ------------  ------------
                                                                            (190,242)            --      (160,553)
Change in tax status from S corporation to C corporation...............      212,500        212,500            --
                                                                         ------------  ------------  ------------
                                                                          $2,928,996   $  1,324,463  $  1,001,302
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------

    The following reconciles the Company's effective tax rate to the federal statutory rate for the year ended December 31, 1995 and for the three months ended March 31, 1995 and 1996:

                                                                                        THREE MONTHS ENDED MARCH
                                                                          YEAR ENDED              31,
                                                                         DECEMBER 31,  --------------------------
                                                                             1995          1995          1996
                                                                         ------------  ------------  ------------
                                                                                              (UNAUDITED)
Income tax expense per federal statutory rate..........................   $2,408,927   $  1,003,778  $    768,007
State income taxes, net of federal deduction...........................      262,139         98,687       111,813
Effect of change in tax status from S corporation to C corporation.....      212,500        212,500            --
Permanent differences..................................................       37,210          9,498       114,482
Environmental tax......................................................        8,220             --            --
Foreign income taxed at higher rate....................................           --             --         7,000
                                                                         ------------  ------------  ------------
                                                                          $2,928,996   $  1,324,463  $  1,001,302
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
       AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(8) INCOME TAXES (CONTINUED)
    The Company's deferred income tax assets and liabilities are summarized as follows:

                                                                                       YEAR ENDED
                                                                                      DECEMBER 31,
                                                                                          1995
                                                                                      ------------  THREE MONTHS
                                                                                                     ENDED MARCH
                                                                                                      31, 1996
                                                                                                    -------------
                                                                                                     (UNAUDITED)
Deferred tax assets:
  Allowance for doubtful accounts...................................................   $  178,068    $   292,496
  Vacation accrual..................................................................      307,674        345,224
                                                                                      ------------  -------------
                                                                                          485,742        637,720
Deferred tax liabilities:
  Excess depreciation for tax.......................................................     (507,365)      (498,790)
                                                                                      ------------  -------------
Net deferred income tax (liability) asset...........................................   $  (21,623)   $   138,930
                                                                                      ------------  -------------
                                                                                      ------------  -------------

    A valuation allowance has not been recorded as the Company expects that all deferred tax assets will be realized in the future.

    The combined statement of income for 1993 and 1994 presents, on an unaudited pro forma basis, net income as if the Company had filed consolidated C corporation federal and state income tax returns for that year. The pro forma tax effects assume that the deferred tax assets established effective January 1, 1995, as described above, would have been provided for as the related temporary differences arose. The pro forma provision for income taxes for 1993 and 1994 is reconciled to the amount computed by applying the statutory federal tax rate to income before taxes as follows:

                                                                                                 UNAUDITED
                                                                                          ------------------------
                                                                                             1993         1994
                                                                                          (PRO FORMA)  (PRO FORMA)
                                                                                          -----------  -----------
                                                                                            AMOUNT       AMOUNT
                                                                                          -----------  -----------
Income tax expense per federal statutory rate...........................................   $ 182,810    $ 583,001
State income taxes, net of federal deduction............................................      23,410       81,491
Permanent differences...................................................................      32,776       13,110
                                                                                          -----------  -----------
  Total pro forma provision for income taxes............................................     238,996      677,602
Historical provision (benefit) for income taxes.........................................     (10,000)      19,736
                                                                                          -----------  -----------
Pro forma tax effects...................................................................   $ 248,996    $ 657,866
                                                                                          -----------  -----------
                                                                                          -----------  -----------

(9) COMMITMENTS AND CONTINGENCIES
    The Company leases its premises in Sherman Oaks and Burbank, California and Denver, Colorado pursuant to agreements expiring through 2003. The monthly rents are subject to certain operating expenses and real estate taxes.

    The Company has various operating leases for equipment and office space. Lease expense under operating leases was approximately $626,000, $1,366,000, $442,000, $88,000 (unaudited) and $118,000 (unaudited), for the eleven months ended December 31, 1993, the years ended December 31, 1994 and 1995, and the three months ended March 31, 1995 and 1996, respectively.

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
       AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(9) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The future minimum rental payments required under noncancelable operating leases as of December 31, 1995, and March 31, 1996, are as follows:

                                                                                       DECEMBER 31,
                                                                                           1995
                                                                                       -------------   MARCH 31,
                                                                                                          1996
                                                                                                      ------------
                                                                                                      (UNAUDITED)
Year ended December 31--
  1996...............................................................................  $   2,611,341  $  1,494,490
  1997...............................................................................      2,202,442     1,982,791
  1998...............................................................................      1,877,301     1,946,135
  1999...............................................................................      1,773,350     1,645,375
  2000...............................................................................        768,452       347,356
  Thereafter.........................................................................      1,974,493       302,900
                                                                                       -------------  ------------
                                                                                       $  11,207,379  $  7,719,047
                                                                                       -------------  ------------
                                                                                       -------------  ------------

(10) EMPLOYEE BENEFIT PLAN
    The Company has a 401(k) Profit Sharing Plan which covers all employees who have completed one year of service, as defined, and are 21 or older.
Participants may defer up to 19% of their gross pay up to a maximum limit determined by law. Participants are always 100% vested in their contributions.

    The Company may make discretionary contributions to the plan which are distributed to participants in accordance with the plan. Participants are vested in these contributions at a rate of 20% per year. For the eleven months ended December 31, 1993 and the years ended December 31, 1994 and 1995, the Company's contributions to the plan were $40,000, $64,000 and $131,000, respectively. There were no contributions made during the periods ended March 31, 1995 and 1996.

(11) MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
    In January, 1995, the Company issued 1,860,000 shares of convertible preferred stock, $6.45 par value, at $6.45 per share for gross proceeds of $12,000,000. The Company used the funds for the repayment of certain notes as well as for working capital requirements.

    Preferred Stock is initially convertible at the option of the preferred stockholders, into 9,300,000 shares of common stock. This number of shares of common stock is subject to adjustment in the event of certain issuances of common stock, excluding up to 7,000,000 shares of common stock that may be issued upon exercise of stock options, to ensure that preferred stockholders maintain ownership of 16.9% of the common stock on a fully diluted basis (as adjusted pursuant to the Company's Certificate of Incorporation).

    In the event that preferred stockholders do not exercise their conversion rights set out above, the preferred stock converts to common stock at the rate set out above, at the earlier of the consummation of a qualified initial offering of shares to the public (as defined in the Company's Certificate of Incorporation) or May 18, 2002.

    In the event that the holders of Preferred Stock have not exercised their conversion rights prior to May 18, 2002, they are entitled to either convert their Preferred Stock to shares of common stock or redeem their shares for cash. Such conversion is to provide an internal rate of return to the Preferred Stockholders of 7% per annum. Accordingly, dividends are accrued cumulatively at the rate of 0.5833% per month.

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
       AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(12) STOCK OPTION PLANS
    The Company adopted a stock option plan during 1995 and amended and restated the plan in January 1996, for directors, officers, employees, consultants and independent contractors. The plan reserves 7,000,000 shares of common stock and permits the award of incentive stock options ("ISOs"), other non-qualified options ("NSOs"), stock appreciation rights ("SARs") and restricted stock. Under the terms of this plan, the purchase price of shares subject to each ISO granted must not be less than the fair market value on the date of grant. The compensation committee of the Board of Directors has complete discretion as to exercise prices of all other awards, including NSOs. Outstanding options vest over a three or five-year period and are exercisable for ten years from the date of grant.

    In January, 1996, the Company adopted a stock option plan for non-employee directors (the "Director Plan"), covering 750,000 shares of common stock. All options are to be granted at fair market value at the date of grant. Options vest as of the date of the option and are not exercisable until six months after the option date. Options granted are exercisable for ten years from the date of grant unless a participant is terminated for cause or one year after a participant's death. Options to purchase 225,000 shares were outstanding at March 31, 1996.

    STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123 ("SFAS 123")

    During 1995, the Financial Accounting Standards Board issued SFAS 123, "Accounting for Stock Based Compensation," which defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by the Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting in APB 25 must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting defined in this Statement has been applied.

    The Company has elected to account for its stock-based compensation plans under APB 25; however, the Company has computed for pro-forma disclosure purposes the value of all options granted during 1995 and in the quarter ended March 31, 1996, using the Black-Scholes option pricing model as prescribed by SFAS 123 and the following weighted average assumptions used for grants:

Risk-free interest rate.................................................       6.34%
Expected dividend yield.................................................          0%
Expected lives..........................................................  4.48 years
Expected volatility.....................................................         59%

    Options were assumed to be exercised upon vesting for the purpose of this valuation. Adjustments are made for options forfeited prior to vesting. The total value of options granted was computed to be the following approximate amounts, which would be amortized on a straight line basis over the vesting period of the options:

Year ended December 31, 1995..............................................  $ 340,727
Three months ended March 31, 1996 (unaudited).............................  $ 335,010

    If the Company had accounted for these plans in accordance with SFAS 123, the Company's net income and pro forma net income per share would have been reported as follows:

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
       AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(12) STOCK OPTION PLANS (CONTINUED)
    NET INCOME

                                                                       YEAR ENDED
                                                                      DECEMBER 31,
                                                                          1995
                                                                      ------------  THREE MONTHS ENDED
                                                                                      MARCH 31, 1996
                                                                                    -------------------
                                                                                        (UNAUDITED)
As Reported.........................................................   $4,156,084      $   1,257,542
Pro Forma...........................................................    3,815,357            922,532

    PRO FORMA NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE

                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                                           1995
                                                                      ---------------   THREE MONTHS ENDED
                                                                                          MARCH 31, 1996
                                                                                       ---------------------
                                                                                            (UNAUDITED)
As Reported.........................................................     $    0.08           $    0.02
Pro Forma...........................................................     $    0.07           $    0.02

    A summary of the status of the Company's two stock option plans at March 31, 1996 and December 31, 1995 together with changes during the periods then ended are presented in the following table:

                                                                YEAR ENDED           THREE MONTHS ENDED
                                                             DECEMBER 31, 1995         MARCH 31, 1996
                                                          -----------------------  -----------------------
                                                                       WEIGHTED                 WEIGHTED
                                                                        AVERAGE                  AVERAGE
                                                                       PRICE PER                PRICE PER
                                                            SHARES       SHARE       SHARES       SHARE
                                                          ----------  -----------  ----------  -----------
Outstanding at beginning of period......................          --                2,355,000   $    1.88
Grants during period....................................   2,355,000   $    1.88      793,750   $    5.13
                                                          ----------               ----------
Outstanding at end of period............................   2,355,000   $    1.88    3,148,750   $    2.70
                                                          ----------               ----------
                                                          ----------               ----------

    The following table sets forth the exercise price range, number of shares, weighted average exercise price and remaining contractual lives by groups of similar price and grant date:

                                                WEIGHTED
                                                 AVERAGE
   EXERCISE     NUMBER OF      WEIGHTED        CONTRACTUAL
 PRICE RANGE      SHARES     AVERAGE PRICE        LIFE
- --------------  ----------  ---------------  ---------------
$ 1.29 - $1.30   1,400,000     $    1.29               10
$            2     455,000     $    2.00               10
$       3 - $5   1,243,750     $    4.36               10
$            7      50,000     $    7.00               10

    Subsequent to March 31, 1996, THI granted an additional 1,819,750 options at a weighted average price of $8.15.

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS
    Fair values of cash equivalents and other current amounts receivable and payable approximate the carrying amounts due to their short-term nature. Short-term investments consist of overnight deposits in mutual funds. These funds hold short-term investments which include primarily U.S. Government Treasury

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
       AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
Bills, bankers' acceptance notes, commercial paper and Master notes with maturities of 90 days or less. Interest accrues daily on these funds, and accordingly, the carrying values of these investments approximate their fair values.

    Debt carried on the Company's consolidated balance sheet of $592,278 and $1,317,289 at December 31, 1995 and March 31, 1996, has an estimated fair value of $626,478 and $1,173,339, respectively. The fair value of the long-term portion of the Company's debt is based on discounting future cash flows using current interest rates adjusted for risk. The fair value of the short-term debt approximates its recorded value due to its short-term nature.

(14) OTHER INCOME
    Other income (expense) for the year ended December 31, 1995 and for the three months ended March 31, 1995 includes $2,400,000 received in settlement of a premature termination of a contract.

(15) RELATED PARTY TRANSACTIONS
    During fiscal 1995, the Company provided reservations call handling services to Midway Airlines Corporation ("Midway"), a majority-owned subsidiary of Zell/Chilmark Fund, L.P. Samuel Zell, a director of the Company, is an affiliate of Zell/Chilmark Fund, L.P. During the twelve months ended December 31, 1995 and the three months ended March 31, 1996, the Company charged Midway an aggregate of $1,291,862 and $600,904, respectively, for services rendered by the Company. As of December 31, 1995 and March 31, 1996, the amounts due from Midway for services rendered by the Company was $535,845 and $570,274 (unaudited), respectively, of which $354,526 and $462,958 (unaudited), respectively, was past due.

    In April 1996, the Company agreed to accept from Midway, and Midway delivered to the Company, a promissory note in the principal amount of $500,000 to evidence a portion of the total amount due. The note bears interest at a rate of 8% per annum and is payable in 12 equal installments of principal, together with interest, commencing May 1, 1996. The Company is continuing to provide call handling services to Midway.

    The Company utilizes the services of The Riverside Agency, Inc. for reviewing, obtaining and/or renewing various insurance policies. The Riverside Agency, Inc. is a wholly owned subsidiary of Equity Group Investments, Inc., of which Samuel Zell, a director of the Company, is Chairman of the Board. During the twelve months ended December 31, 1995 and the three months ended March 31, 1996, the Company incurred $23,965 and $47,930, respectively, for such services.

(16) ACQUISITIONS
    On January 1, 1996, the Company acquired 100% of the common stock of Access 24 Services Corporation Pty Limited (with its subsidiaries, "Access 24"), for consideration of $7.1 million, consisting of cash of $2.27 million and 970,240 shares of common stock in the Company. Access 24 provides inbound, toll free customer service, primarily to the healthcare and financial services sector in Australia, the United Kingdom and New Zealand.

    This acquisition has been accounted for using the purchase method. Goodwill of $6.3 million arising on the acquisition is being amortized over 15 years on a straight line basis.

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
       AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(16) ACQUISITIONS (CONTINUED)
    The following unaudited pro forma consolidated income statement gives effect to the consummation of the acquisition as if it had occurred on January 1, 1995:

                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                                     YEAR ENDED DECEMBER 31, 1995
                                                                                  -----------------------------------
                                                                                     THI      ACCESS 24    PRO FORMA
                                                                                  ---------  -----------  -----------
                                                                                                   (UNAUDITED)
Revenue.........................................................................  $  50,467   $  10,239    $  60,706
                                                                                  ---------  -----------  -----------
                                                                                  ---------  -----------  -----------
Net income (loss)...............................................................  $   4,156   $    (166)   $   3,990
                                                                                  ---------  -----------  -----------
                                                                                  ---------  -----------  -----------
Pro forma net income per common and common equivalent share.....................  $    0.08                $    0.07
                                                                                  ---------               -----------
                                                                                  ---------               -----------
Shares used in computing pro forma net income per common and common equivalent
 share..........................................................................     54,658                   54,658
                                                                                  ---------               -----------
                                                                                  ---------               -----------

    Pro  forma  net loss  for Access  24 for  the year  ended December  31, 1995
reflects  a  charge  of  $422,000  for  amortization  of  goodwill  arising   on
acquisition.

(17) SUBSEQUENT EVENTS (UNAUDITED)
    SALE OF STOCK
    As of April 30, 1996, the Company sold 50% of the common stock of Access 24, Limited (the Company's United Kingdom subsidiary that operates a call center in London, England) to PPP Healthcare Group plc ("PPP") for cash consideration of $3.8 million. This transaction resulted in an after-tax gain of approximately $1.6 million.

    In addition, Access 24, Limited also issued 1,000,000 Cumulative 7% Preference Shares at a par value of 1 pound each, redeemable in 2006, to PPP for consideration of $1.5 million.

    Access 24, Limited did not contribute significantly to the results of operations of the Company for any of the periods presented herein.

    BONUS PLAN
    In May, 1996, the Company adopted the 1996 Management Bonus Plan ("Bonus Plan") to provide a performance-based incentive for the Company's executive officers and key employees. The compensation committee of the Board of Directors administers the Bonus Plan and determines which employees are eligible for anticipation. Bonuses are based on the Company's results of operations.

    TRANSACTION FEES
    In May 1996, the Board of Directors approved the payment of fees to the Equity Group Investments, Inc., an affiliate of Samuel Zell, a director of the Company, for advice and assistance in consummating the following transactions:

i)         Access 24 purchase (Note 16)...............................  $ 300,000
ii)        The Company's proposed initial public offering of stock....    500,000
iii)       Sale of Access 24, Limited stock to PPP....................    200,000
                                                                        ---------
                                                                        $1,000,000
                                                                        ---------
                                                                        ---------

    Fees associated with the Access 24 purchase will be allocated to the purchase price. Fees associated with the proposed public offering of common stock will be netted against the offering proceeds. Fees associated with the sale of stock to PPP will be netted of against the gain arising on this sale.

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                             DECEMBER 31,
                                                                                                 1995      FEBRUARY 29,
                                                                                             ------------      1995
                                                                                   NOTE                    ------------
                                                                                   -----          A$
                                                                                              (NOTE 22)         A$
CURRENT ASSETS
  Cash........................................................................           5       816,220     1,837,982
  Receivables.................................................................           6     1,976,041     1,340,978
  Other.......................................................................           7       401,173       165,432
                                                                                             ------------  ------------
TOTAL CURRENT ASSETS..........................................................                 3,193,434     3,344,392
                                                                                             ------------  ------------
NON-CURRENT ASSETS
  Property, plant and equipment...............................................           8     4,217,281     2,170,050
  Intangibles.................................................................           9     1,964,360     2,163,362
  Other.......................................................................          10       466,726       366,517
                                                                                             ------------  ------------
TOTAL NON-CURRENT ASSETS......................................................                 6,648,367     4,699,929
                                                                                             ------------  ------------
TOTAL ASSETS..................................................................                 9,841,801     8,044,321
                                                                                             ------------  ------------
CURRENT LIABILITIES
  Creditors and borrowings....................................................          11     3,042,545     2,230,026
  Provisions..................................................................          12       802,176     1,586,870
                                                                                             ------------  ------------
TOTAL CURRENT LIABILITIES.....................................................                 3,844,721     3,816,896
                                                                                             ------------  ------------
NON-CURRENT LIABILITIES
  Creditors and borrowings....................................................          13     2,521,226       791,276
  Provisions..................................................................          14       169,943        97,216
                                                                                             ------------  ------------
TOTAL NON-CURRENT LIABILITIES.................................................                 2,691,169       888,492
                                                                                             ------------  ------------
TOTAL LIABILITIES.............................................................                 6,535,890     4,705,388
                                                                                             ------------  ------------
  NET ASSETS..................................................................                 3,305,911     3,338,933
                                                                                             ------------  ------------
                                                                                             ------------  ------------
SHAREHOLDERS' EQUITY
  Share capital...............................................................          15           212           212
  Reserves....................................................................          16     3,017,136     3,007,188
  Retained profits............................................................                   288,563       331,533
                                                                                             ------------  ------------
TOTAL SHAREHOLDERS' EQUITY....................................................                 3,305,911     3,338,933
                                                                                             ------------  ------------
                                                                                             ------------  ------------

      The accompanying notes form an integral part of this balance sheet.

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                                                                                              TEN MONTHS
                                                                                                ENDED       YEAR ENDED
                                                                                             DECEMBER 31,  FEBRUARY 28,
                                                                                                 1995          1995
                                                                                   NOTE      ------------  ------------
                                                                                   -----          A$            A$
                                                                                              (NOTE 22)
Operating revenue.............................................................           2    12,208,051     12,726,187
                                                                                             ------------  ------------
                                                                                             ------------  ------------
Operating profit..............................................................           2       463,916      1,611,910
Income tax attributable to operating profit...................................           3       492,351        612,820
                                                                                             ------------  ------------
Operating profit/(loss) after income tax......................................                   (28,435)       999,090
Retained profits at the beginning of the period...............................                   331,533        118,101
Adjustment to retained profits at the beginning of the period re AASB 1028:
 Accounting for Employee Entitlements.........................................           1       (14,535)            --
                                                                                             ------------  ------------
Adjusted retained profits at the beginning of the financial period............                   316,998             --
                                                                                             ------------  ------------
Total available for appropriation.............................................                   288,563      1,117,191
Dividends provided for........................................................                        --        785,658
                                                                                             ------------  ------------
Retained profits at the end of the financial period...........................                   288,563        331,533
                                                                                             ------------  ------------
                                                                                             ------------  ------------

 The accompanying notes form an integral part of this profit and loss account.

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                             TEN MONTHS
                                                                                                ENDED       YEAR ENDED
                                                                                            DECEMBER 31,   FEBRUARY 28,
                                                                                                1995           1995
                                                                                  NOTE      -------------  ------------
                                                                              ------------       A$             A$
                                                                                              (NOTE 22)
Cash flows from operating activities
  Receipts from customers...................................................                   11,936,094    12,451,360
  Payments to suppliers and employees.......................................                  (10,749,686)   (9,938,953)
  Interest paid.............................................................                      (10,972)           --
  Interest received.........................................................                       82,708        87,747
  Advances to related parties...............................................                      (68,591)           --
  Repayment of advances to related parties..................................                           --        78,855
  Interest paid (leases)....................................................                     (128,958)      (70,192)
  Income taxes paid.........................................................                     (578,105)     (209,093)
                                                                                            -------------  ------------
  Net operating cash flows..................................................         21(b)        482,490     2,399,724
                                                                                            -------------  ------------
Cash flows from investing activities
  Cash paid for acquisition of property, plant and equipment................                   (1,510,622)     (684,091)
  Payments for investments..................................................                           --            --
  Proceeds from sale of fixed assets........................................                       60,079        54,187
  Acquisition of intangibles................................................                           --        (1,547)
                                                                                            -------------  ------------
  Net investing cash flows..................................................                   (1,450,543)     (631,451)
                                                                                            -------------  ------------
Cash flows from financing activities
  Proceeds from borrowings..................................................                    1,000,000             -
  Repayment of hire purchase and lease liabilities..........................                     (456,043)     (260,613)
  Advances to controlled entities...........................................                           --            --
  Repayment of advances to controlled entities..............................                           --            --
  Dividends paid............................................................                     (785,658)           --
                                                                                            -------------  ------------
Net financing cash flows....................................................                     (241,701)     (260,613)
                                                                                            -------------  ------------
Net increase/(decrease) in cash held........................................                   (1,209,754)    1,507,660
Cash at the beginning of the financial period...............................                    1,837,982       327,538
Exchange rate variations on foreign cash balances...........................                       (8,461)        2,784
                                                                                            -------------  ------------
Cash at the end of the financial period.....................................         21(a)        619,767     1,837,982
                                                                                            -------------  ------------
                                                                                            -------------  ------------

 The accompanying notes form an integral part of this statement of cash flows.

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995

NOTE 1.  STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES:

(a)  BASIS OF THE PREPARATION OF THE FINANCIAL STATEMENTS

    The financial statements have been prepared in accordance with the historical cost convention using the accounting policies described below and do not take account of changes in either the general purchasing power of the dollar or in the prices of specific assets.

    The carrying amounts of all non-current assets are reviewed at least annually to determine whether they exceed their recoverable amount. The recoverable amounts of all non-current assets have been determined using net cash flows which have not been discounted to their present value.

    All amounts are in Australian dollars.

(b)  PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the financial statements of the parent entity, Access 24 Service Corporation Pty Limited and its controlled entities. The term "Economic Entity" used throughout these financial statements means the parent entity and its controlled entities.

    Where a controlled entity has been acquired during the period, its results are included in the consolidated result from the date of acquisition. Similarly, where a controlled entity is sold, its results are included in the consolidated result until the date of disposal.

    All inter-entity balances and transactions have been eliminated.

(c)  OPERATING REVENUE

    Sales revenue represents revenue earned (net of discounts and allowances) from the sale of services. Other revenue includes interest income on short term deposits and gross proceeds from the sale of non-current assets.

(d)  PLANT AND EQUIPMENT

    (i)  ACQUISITION

    Items of plant and equipment are recorded at cost and depreciated as outlined below.

    (ii)  DISPOSALS OF ASSETS

    The gain or loss on disposal of assets is calculated as the difference between the carrying amount of the asset at the time of disposal and the proceeds on disposal, and is included in the result of the economic entity in the period of disposal.

    (iii)  DEPRECIATION AND AMORTIZATION

    Items of plant and equipment, and leasehold property, are depreciated/amortized over their estimated useful lives ranging from 3 to 30 years. The straight line method is used except in the case of one controlled entity where the reducing balance method is used in respect of all plant and equipment.

    (iv)  LEASED PLANT AND EQUIPMENT

    Assets of the economic entity acquired under finance leases are capitalized. The initial amount of the leased asset and corresponding lease liability are recorded at the present value of minimum lease payments. Leased assets are amortized over the life of the relevant lease or, where it is likely the economic entity will obtain ownership of the asset on expiration of the lease, the expected useful life of the asset. Lease liabilities are reduced by the principal component of lease payments. The interest component is charged against operating profit.

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995
                                  (CONTINUED)

NOTE 1.  STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Operating leases are not capitalized and rental payments are charged against operating profit in the period in which they are incurred.

(e)  INCOME TAX

    The economic entity adopts the liability method of tax effect accounting.

    Income tax expense is calculated on operating profit adjusted for permanent differences between taxable and accounting income. The tax effect of timing differences which arise from items being brought to account in different periods for income tax and accounting purposes, is carried forward in the balance sheet as a future income tax benefit or a deferred tax liability.

    Future income tax benefits relating to tax losses are only brought to account when their realization is virtually certain.

(f)  FOREIGN CURRENCY

    TRANSACTIONS

    Foreign currency transactions are translated to Australian currency at the rates of exchange ruling at the dates of the transactions. Amounts receivable and payable in foreign currencies at balance date are translated at the rates of exchange ruling on that date.

    TRANSLATION OF FINANCIAL STATEMENTS OF OVERSEAS OPERATIONS

    All overseas operations are deemed self-sustaining as each is financially and operationally independent of Access 24 Service Corporation Pty Limited. The financial statements of overseas operations are translated using the current rate method and any exchange differences are taken directly to the foreign currency translation reserve.

(g)  PROVISIONS

    EMPLOYEE ENTITLEMENTS

    Provision has been made in the financial statements for benefits accruing to employees in relation to such matters as annual leave and long service leave. Long service leave provisions are calculated based on the probability of employee's service continuity, even though in some cases such amounts are not currently vesting.

    From this financial year, all on-costs, including payroll tax, workers' compensation premiums and fringe benefits tax are included in the determination of provisions for annual leave and long service leave. Provisions for annual leave and current long service leave are measured at their nominal value. Non current long service leave is measured at its present value where materially different from the nominal value. All provision where previously measure at their nominal value. This represents a change in accounting policy so as to satisfy the requirements of AASB 1028--Accounting for Employee Entitlements.

    The impact of this change in policy for the economic entity is to reduce opening retained profits by $14,535.

    DOUBTFUL DEBTS

    The collectibility of debts is assessed at year end and specific provision is made for any doubtful accounts.

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995
                                  (CONTINUED)

NOTE 1.  STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
(h)  SUPERANNUATION FUND

    Contributions to a defined contribution superannuation fund are expensed in the year they are paid or become payable. No amount is recognized in the accounts or group accounts in respect of the net surplus or deficiency of each plan.

(i)  INTANGIBLES

    Goodwill represents the excess of the purchase consideration over the fair value of identifiable net assets acquired at the time of acquisition of a business or shares in a controlled entity.

    Goodwill is amortized by the straight line method over the period during which benefits are expected to be received. This is taken as being 10 years.

(j)  COMPARATIVE BALANCES

    Certain prior year comparatives have been amended to accord with current year disclosure.

NOTE 2.  REVENUE AND EXPENSES:

                                                                  TEN MONTHS
                                                                     ENDED       YEAR ENDED
                                                                 DECEMBER 31,   FEBRUARY 28,
                                                                     1995           1995
                                                                 -------------  -------------
Operating profit/(loss) for the period has been arrived at
 after including:
Operating Revenue:
  Fees received................................................  $  11,783,312  $  12,316,889
  Interest from:
    --other persons............................................         84,986         87,747
  Other revenue................................................        339,753        321,551
                                                                 -------------  -------------
Total operating revenue........................................     12,208,051     12,726,187
                                                                 -------------  -------------
                                                                 -------------  -------------
EXPENSES:
Abnormal item:
  Write off of non recoverable loan............................        188,952             --
                                                                 -------------  -------------
Other expenses:
  Provision for doubtful debts.................................        (42,135)        35,255
  Provision for annual leave...................................        408,906        389,223
  Provision for long service leave.............................         16,203         25,230
  Rental expense on operating leases...........................        466,083        216,506
  Depreciation of plant and equipment..........................        547,589        346,420
  Interest paid
    --Other persons............................................         19,203             --
    --Finance leases and hire purchases........................        130,408         70,192
  Amortization of goodwill.....................................        210,048        237,668
  Amortization of finance lease assets.........................        196,086        203,335
  Foreign exchange (gains)/losses..............................          9,128        (36,841)
  (Gain)/loss on disposal of fixed assets (a)..................        (28,929)        71,733
                                                                 -------------  -------------
  (a) Proceeds on the disposal of fixed assets were:...........         60,079         54,187
                                                                 -------------  -------------
                                                                 -------------  -------------

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995
                                  (CONTINUED)

NOTE 3.  INCOME TAX:

    (a) The difference between income tax expense provided in the financial statements and the prima facie income tax expense is reconciled as follows.

                                                                                        TEN MONTHS
                                                                                          ENDED       YEAR ENDED
                                                                                       DECEMBER 31,  FEBRUARY 28,
                                                                                           1995          1995
                                                                                       ------------  ------------
Operating profit.....................................................................   $  463,916   $  1,611,910
                                                                                       ------------  ------------
                                                                                       ------------  ------------
Prima facie tax expense thereon at 36% (February 28, 1995: 33%)......................      167,010        531,930
Increase/ (decrease) in prima facie tax expense arising from:
  Amortization of goodwill...........................................................       57,830         78,430
  Entertaining.......................................................................        3,833          2,724
  Fringe benefit tax.................................................................           --          2,141
  Write-off of non-recoverable loan..................................................       68,023             --
  Other non-deductible items.........................................................       21,585         (3,667)
  Effects of lower rates of tax on overseas income...................................       (5,537)            --
  Prior year adjustment..............................................................       10,708          1,262
  Tax losses not brought to account..................................................      168,899             --
                                                                                       ------------  ------------
Total income tax attributable to operating profit....................................      492,351        612,820
                                                                                       ------------  ------------
                                                                                       ------------  ------------
Total income tax expense comprises movements in:
  Provision for income tax...........................................................      445,758        656,627
  Provision for deferred income tax..................................................       52,246         47,045
  Future income tax benefit..........................................................       (5,653)       (90,852)
                                                                                       ------------  ------------
                                                                                        $  492,351   $    612,820
                                                                                       ------------  ------------
                                                                                       ------------  ------------

    (b) As at 31 December 1995, there are companies within the economic entity which have income tax losses available to offset against future years' taxable income. The benefit of these losses has not been brought to account as realization is not virtually certain.

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995
                                  (CONTINUED)

NOTE 4. PARENT ENTITY INVESTMENT IN CONTROLLED ENTITIES AND CONTRIBUTION TO CONSOLIDATED RESULT:

    (a) Particulars in relation to controlled entities

                                                                                                          CONTRIBUTION TO
                                       % OF SHARES HELD                BOOK VALUE OF INVESTMENT      CONSOLIDATED PROFIT/(LOSS)
                              -----------------------------------  --------------------------------  --------------------------
                                                   FEBRUARY 28,                      FEBRUARY 28,                  FEBRUARY 28,
                                                       1995                              1995                          1995
                              DECEMBER 31 1995   ----------------    DECEMBER 31    ---------------                ------------
                              -----------------                         1995                         DECEMBER 31
                                                                   ---------------                       1995
                                  (NOTE 22)                           (NOTE 22)                      ------------
                                                                                                      (NOTE 22)
Access 24 Service
 Corporation Pty Limited....            --                 --         $      --        $      --      $  343,285    $  852,890
Access 24 (Service
 Corporation) Limited
 (incorporated in New
 Zealand)...................           100%               100%               83               83          99,021       146,200
Controlled entities acquired
 during the period:
  Support 24 Pty Limited
   (incorporated in
   Australia) (iii)(vi).....            --                 --                --               --              --            --
  Access 24 Limited
   (incorporated in the
   United Kingdom)
   (iii)(iv)................           100%                --                 4               --        (440,535)           --
  High Performance
   Healthcare Pty Limited
   (incorporated in
   Australia) (v)...........           100%                --                99               --         (30,206)           --
                                                                          -----            -----     ------------  ------------
                                                                      $     186        $      83      $  (28,435)   $  999,090
                                                                          -----            -----     ------------  ------------
                                                                          -----            -----     ------------  ------------

- ------------
(i)  All entities operate solely in their place of incorporation.

(ii) The financial year ends of each controlled entity are the same as that of the parent entity.

(iii)This company is not audited by the parent entity auditor or their affiliates.

(iv) The parent entity acquired this company for cash consideration of $4. The company did not trade prior to the acquisition by the parent entity.

(v) The parent entity acquired this company for cash consideration of $99. The company did not trade prior to the acquisition by the parent entity.

(vi) A 51% shareholding in this company was acquired for nil consideration on July 1, 1995 and was sold for $1 consideration on December 22, 1995. At the date of acquisition, the net deficiency of Support 24 was $145,983 made up of the following assets and liabilities by major class: Cash balances
     $2,089, Receivables $10,522, Fixed Assets $10,875 and Creditors & Borrowings $(169,469). At the date of disposal, the net assets of Support 24 were $892 and were made up of: Receivables $59,967 and Creditors & Borrowings $(59,075). A loss of $42,078 had been generated from trading activities during the period the company was a controlled entity and Access 24 Service Corporation Pty Limited forgave a loan of $188,952 resulting in an operating profit of $146,874 for the same period.

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995
                                  (CONTINUED)

NOTE 4. PARENT ENTITY INVESTMENT IN CONTROLLED ENTITIES AND CONTRIBUTION TO CONSOLIDATED RESULT: (CONTINUED)
    (b) Segment information

                                                      TEN MONTHS ENDED DECEMBER 31, 1995
                                            -------------------------------------------------------
                                            EXTERNAL   INTERGROUP     TOTAL     SEGMENT    SEGMENT
                                             REVENUE     REVENUE     REVENUE    RESULT     ASSETS
                                            ---------  -----------  ---------  ---------  ---------
Australia.................................  $10,085,045  $ 251,754  $10,336,799 $ 313,079 $8,080,913
New Zealand...............................  1,645,502          --   1,645,502     99,021  1,203,597
United Kingdom............................    477,504          --     477,504   (438,957) 2,170,657
Eliminations..............................         --    (251,754)   (251,754)    (1,578) (1,613,366)
                                            ---------  -----------  ---------  ---------  ---------
Consolidated..............................  $12,208,051  $      --  $12,208,051 $ (28,435) $9,841,801
                                            ---------  -----------  ---------  ---------  ---------
                                            ---------  -----------  ---------  ---------  ---------


                                                         YEAR ENDED FEBRUARY 28, 1995
                                            -------------------------------------------------------
                                            EXTERNAL   INTERGROUP     TOTAL     SEGMENT    SEGMENT
                                             REVENUE     REVENUE     REVENUE    RESULT     ASSETS
                                            ---------  -----------  ---------  ---------  ---------
Australia.................................  $11,228,111  $ 169,891  $11,398,002 $ 852,890 $7,440,308
New Zealand...............................  1,498,076          --   1,498,076    146,200  1,137,691
Eliminations..............................         --    (169,891)   (169,891)        --   (533,678)
                                            ---------  -----------  ---------  ---------  ---------
Consolidated..............................  $12,726,187  $      --  $12,726,187 $ 999,090 $8,044,321
                                            ---------  -----------  ---------  ---------  ---------
                                            ---------  -----------  ---------  ---------  ---------

    The   group  derives  income  by   providing  emergency  medical  and  trade
assistance.

    (c) Ultimate Parent Entity

    The ultimate parent entity of Access 24 Service Corporation Pty Limited is the Royal Automobile Club of Victoria (RACV) Limited, a company incorporated in the state of Victoria.

NOTE 5.  CASH:

                                                                                 FEBRUARY 28,
                                                                                     1995
                                                                   DECEMBER 31,  ------------
                                                                       1995
                                                                   ------------
                                                                    (NOTE 22)
Cash at bank and in hand.........................................   $  807,875   $  1,797,191
Cash held in trust...............................................        8,345         40,791
                                                                   ------------  ------------
                                                                    $  816,220   $  1,837,982
                                                                   ------------  ------------
                                                                   ------------  ------------

NOTE 6.  RECEIVABLES:

                                                                                 FEBRUARY 28,
                                                                                     1995
                                                                   DECEMBER 31,  ------------
                                                                       1995
                                                                   ------------
                                                                    (NOTE 22)
Trade debtors....................................................   $1,288,033   $    801,326
Provision for doubtful trade debtors.............................       (1,530)       (43,665)
                                                                   ------------  ------------
                                                                     1,286,503        757,661
Trade balances receivable from related parties...................      186,474        117,882
Amounts receivable from controlled entities......................           --             --
Accrued fees.....................................................      499,624        462,059
Other debtors....................................................        3,440          3,376
                                                                   ------------  ------------
                                                                    $1,976,041   $  1,340,978
                                                                   ------------  ------------
                                                                   ------------  ------------

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995
                                  (CONTINUED)

NOTE 7.  OTHER CURRENT ASSETS:

                                                                                 FEBRUARY 28,
                                                                                     1995
                                                                   DECEMBER 31,  ------------
                                                                       1995
                                                                   ------------
                                                                    (NOTE 22)
Other assets.....................................................   $  121,621   $     96,348
Prepayments......................................................      279,552         69,084
                                                                   ------------  ------------
                                                                    $  401,173   $    165,432
                                                                   ------------  ------------
                                                                   ------------  ------------

NOTE 8.  PLANT AND EQUIPMENT:

    Plant and equipment and leasehold improvements:

                                                                                 FEBRUARY 28,
                                                                                     1995
                                                                   DECEMBER 31,  ------------
                                                                       1995
                                                                   ------------
                                                                    (NOTE 22)

At cost (a)......................................................   $4,285,965   $  2,124,874
Less accumulated depreciation....................................     (924,807)      (375,932)
                                                                   ------------  ------------
                                                                    $3,361,158   $  1,748,942
                                                                   ------------  ------------
Leased plant and equipment:
  Capitalized value of leased plant and equipment................   $1,236,861   $    667,753
  Less accumulated amortization..................................     (380,738)      (246,645)
                                                                   ------------  ------------
                                                                       856,123        421,108
                                                                   ------------  ------------
                                                                    $4,217,281   $  2,170,050
                                                                   ------------  ------------
                                                                   ------------  ------------

(a) A charge has been registered by a finance company, over assets under hire purchase of a controlled entity, to the value of $83,584.

NOTE 9.  INTANGIBLES:

                                                                                 FEBRUARY 28,
                                                                                     1995
                                                                   DECEMBER 31,  ------------
                                                                       1995
                                                                   ------------
                                                                    (NOTE 22)
Goodwill at cost.................................................   $2,455,393   $  2,443,866
Accumulated amortization.........................................     (491,033)      (280,504)
                                                                   ------------  ------------
                                                                    $1,964,360   $  2,163,362
                                                                   ------------  ------------
                                                                   ------------  ------------

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995
                                  (CONTINUED)

NOTE 10.  OTHER NON-CURRENT ASSETS:

                                                                                 FEBRUARY 28,
                                                                                     1995
                                                                   DECEMBER 31,  ------------
                                                                       1995
                                                                   ------------
                                                                    (NOTE 22)
Investments
  --Controlled entities (Note 4(a))..............................   $       --   $         --
Security deposits................................................      110,770         82,895
Future income tax benefit........................................      270,871        276,523
Amount receivable from a controlled entity.......................           --             --
Other non-current assets.........................................       85,085          7,099
                                                                   ------------  ------------
                                                                    $  466,726   $    366,517
                                                                   ------------  ------------
                                                                   ------------  ------------

NOTE 11.  CREDITORS AND BORROWINGS (CURRENT):

                                                                                 FEBRUARY 28,
                                                                                     1995
                                                                   DECEMBER 31,  ------------
                                                                       1995
                                                                   ------------
                                                                    (NOTE 22)
Bank overdraft...................................................   $  196,453   $         --
Trade creditors..................................................      357,306        294,785
Sundry creditors.................................................      948,329        928,507
Lease and hire purchase liabilities (Note 18(a)).................      821,968        607,080
Prepaid fees and claims:
  --Trade........................................................      710,527        322,548
  --Trust accounts...............................................        7,962         41,316
Amounts due to related parties...................................           --         35,790
                                                                   ------------  ------------
                                                                    $3,042,545   $  2,230,026
                                                                   ------------  ------------
                                                                   ------------  ------------

NOTE 12.  PROVISIONS (CURRENT):

                                                                                 FEBRUARY 28,
                                                                                     1995
                                                                   DECEMBER 31,  ------------
                                                                       1995
                                                                   ------------
                                                                    (NOTE 22)
Dividend.........................................................   $       --   $    785,657
Taxation.........................................................      423,680        567,220
Employee entitlements............................................      378,496        233,993
                                                                   ------------  ------------
                                                                    $  802,176   $  1,586,870
                                                                   ------------  ------------
                                                                   ------------  ------------

NOTE 13.  CREDITORS AND BORROWINGS (NON-CURRENT):

                                                                                 FEBRUARY 28,
                                                                                     1995
                                                                   DECEMBER 31,  ------------
                                                                       1995
                                                                   ------------
                                                                    (NOTE 22)
Bank Loan (a)....................................................   $1,000,000   $         --
Lease and hire purchase liabilities (Note 18(a)).................    1,521,226        791,276
                                                                   ------------  ------------
                                                                    $2,521,226   $    791,276
                                                                   ------------  ------------
                                                                   ------------  ------------

    (a) The bank loan is secured by a registered mortgage debenture over all the assets/undertakings of the parent entity and by a letter of support to the value of $3.77m from the ultimate parent entity, the RACV.

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995
                                  (CONTINUED)

NOTE 14.  PROVISIONS (NON-CURRENT):

                                                                                 FEBRUARY 28,
                                                                                     1995
                                                                   DECEMBER 31,  ------------
                                                                       1995
                                                                   ------------
                                                                    (NOTE 22)
Deferred income tax..............................................   $  111,345   $     59,099
Employee entitlements............................................       58,598         38,117
                                                                   ------------  ------------
                                                                    $  169,943   $     97,216
                                                                   ------------  ------------
                                                                   ------------  ------------

NOTE 15.  SHARE CAPITAL:

                                                                                FEBRUARY 28,
                                                                                    1995
                                                                 DECEMBER 31,   -------------
                                                                     1995
                                                                 -------------
                                                                   (NOTE 22)
Authorized capital:
  --10,000,000 ordinary shares of $1 each......................  $  10,000,000  $  10,000,000
                                                                 -------------  -------------
Issued and fully paid:
  --212 ordinary shares of $1 each.............................  $         212  $         212
                                                                 -------------  -------------
                                                                 -------------  -------------

NOTE 16.  RESERVES:

                                                                                 FEBRUARY 28,
                                                                                     1995
                                                                   DECEMBER 31,  ------------
                                                                       1995
                                                                   ------------
                                                                    (NOTE 22)
Share premium account............................................   $2,999,900   $  2,999,900
Foreign currency translation.....................................       17,236          7,288
                                                                   ------------  ------------
                                                                    $3,017,136   $  3,007,188
                                                                   ------------  ------------
                                                                   ------------  ------------
Foreign currency translation
  --Balance at beginning of year.................................   $    7,288   $       (273)
  --Gain on translation of overseas controlled entities..........        9,948          7,561
                                                                   ------------  ------------
  --Balance at end of period.....................................   $   17,236   $      7,288
                                                                   ------------  ------------
                                                                   ------------  ------------

NOTE 17.  REMUNERATION OF AUDITORS:

    Amounts received or due and receivable by the auditors of the company for:

                                                                                 FEBRUARY 28,
                                                                                     1995
                                                                   DECEMBER 31,  ------------
                                                                       1995
                                                                   ------------
                                                                    (NOTE 22)
- --Audit services.................................................   $   43,363   $     20,418
- --Other services.................................................           --         20,250
                                                                   ------------  ------------
                                                                    $   43,363   $     40,668
                                                                   ------------  ------------
                                                                   ------------  ------------

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995
                                  (CONTINUED)

NOTE 18.  COMMITMENTS:

                                                                                 FEBRUARY 28,
                                                                                     1995
                                                                   DECEMBER 31,  ------------
                                                                       1995
                                                                   ------------
                                                                    (NOTE 22)
(a) Finance lease and hire purchase expenditure contracted for is payable as follows:
  Not later than one year........................................   $  852,954   $    623,191
  Later than one year and not later than two years...............      727,574        423,010
  Later than two years and not later than five years.............      771,673        463,396
                                                                   ------------  ------------
                                                                     2,352,201      1,509,597
Deduct future finance charges (i)................................       (9,007)      (111,241)
                                                                   ------------  ------------
Net lease and hire purchase liability............................   $2,343,194   $  1,398,356
                                                                   ------------  ------------
                                                                   ------------  ------------
Reconciled to:
  Current liability (Note 11)....................................   $  821,968   $    607,080
  Non-current liability (Note 13)................................    1,521,226        791,276
                                                                   ------------  ------------
                                                                    $2,343,194   $  1,398,356
                                                                   ------------  ------------
                                                                   ------------  ------------

    (i) In the current period, assets under hire purchase have been recorded on a gross basis, resulting in the recognition of a liability and equivalent asset equal to the amount of future interest payable. The finance charges disclosed for the current year relate solely to finance leases while the prior year comparatives include interest on assets under hire purchase.

                                                                                 FEBRUARY 28,
                                                                                     1995
                                                                   DECEMBER 31,  ------------
                                                                       1995
                                                                   ------------
                                                                    (NOTE 22)
b) Operating leases
  expenditure contracted for is payable as follows:
  Not later than one year........................................   $  302,129   $    238,429
  Later than one year and not later than two years...............      320,008        243,739
  Later than two year and not later than five years..............      361,031        517,833
                                                                   ------------  ------------
                                                                    $  983,168   $  1,000,001
                                                                   ------------  ------------
                                                                   ------------  ------------

    The above operating lease commitments include amounts for rental operating leases which are gross of amounts received for subleases of various premises.

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995
                                  (CONTINUED)

NOTE 19.  REMUNERATION OF DIRECTORS:
    The number of directors of the parent entity who received, or were due to receive, remuneration (including brokerage, commissions, bonuses, retirement payments and salaries, but excluding prescribed benefits) directly or indirectly from the company or any related body corporate, as shown in the following bands were:

                                                                                              PARENT ENTITY
                                                                                        --------------------------
                                                                                        DECEMBER 31,  FEBRUARY 28,
                                                                                            1995          1995
                                                                                        ------------  ------------
$     0 - $  9,999....................................................................           --             2
$ 20,000 - $ 29,999...................................................................            1            --
$ 50,000 - $ 59,999...................................................................            1            --
$110,000 - $119,999...................................................................            1            --
$210,000 - $219,999...................................................................            2            --
$250,000 - $259,999...................................................................           --             2
$260,000 - $269,999...................................................................           --             1
$270,000 - $279,999...................................................................            1            --

The aggregate remuneration of the directors referred to in the above bands was:          $  904,589    $  776,821
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    The total of all remuneration received, or due and receivable, directly or indirectly, from the respective corporations of which they are a director, or any related body corporate, by all the directors of each corporation in the economic entity of December 31, 1995 and February 28, 1995 $904,589 and $839,301, respectively.

Amounts paid to or on behalf of directors of the company in respect
 of retirement benefits and superannuation contributions were:          $  53,071    $  67,043
                                                                       -----------  -----------
                                                                       -----------  -----------

NOTE 20.  RELATED PARTY DISCLOSURES:

    (a) The directors of Access 24 Service Corporation Pty Limited during the financial period were:

       Dr. John Eric Kendall
       Mr. Louis Thomas Carroll
       Mr. Nigel Alexander Dick
       Mr. John Norman Isaac
       Mr. Keith William Blyth (resigned August 1, 1995)
       Mr. Edmund Christopher Johnson (appointed September 8, 1995)

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995
                                  (CONTINUED)

NOTE 20.  RELATED PARTY DISCLOSURES: (CONTINUED)
    (b) The following related party transactions occurred during the financial period:

                                                      NATURE OF RELATIONSHIP WITH ACCESS 24 SERVICE       OWNERSHIP
            IDENTITY OF RELATED PARTY                            CORPORATION PTY LIMITED                   INTEREST
- --------------------------------------------------  --------------------------------------------------  --------------
RACV Insurance Pty Limited                          Commonly controlled entity                                  --
Access 24 (Service Corporation) Limited (NZ)        Controlled entity                                          100%
Access 24 Limited (UK)                              Controlled entity                                          100%
High Performance Healthcare Pty Ltd                 Controlled entity                                          100%
Support 24 Pty Limited                              Controlled entity                                           51%
Auto 24 Pty Limited                                 Commonly controlled entity                                  --
Dataview Solutions Pty Limited                      Director related entity                                     --

                                                                                                              VOLUME
                                                               TERMS & CONDITIONS OF EACH                  FEBRUARY 28,
IDENTITY OF RELATED PARTY           TYPE OF TRANSACTION                TRANSACTION                             1995
- -----------------------------  -----------------------------  -----------------------------     VOLUME     ------------
                                                                                             DECEMBER 31,
                                                                                                 1995
                                                                                             ------------
                                                                                              (NOTE 22)
RACV Insurance Pty Limited     Sales                          Commercial terms and            $  779,467    $  693,039
                                                              conditions

Auto 24 Pty Limited            Staff services fees            Commercial terms and               877,093       448,863
                                                              conditions

                               Loans advanced                 Interest charged at                651,050       545,000
                                                              commercial bank rates

                               Loan repayments                                                   632,459       427,118

                               Interest receipts                                                  18,392            --

High Performance Healthcare    Loans advanced                 Nil interest                        34,933            --
 Pty Limited

Access 24 (Service             Management fees                Commercial terms and               251,754       169,891
 Corporation) Limited                                         conditions

                               Loans advanced                 Nil interest                            --       555,000

                               Loan repayments                                                   220,708        42,000

Support 24 Pty Limited         Loans advanced                 Nil interest                       313,952            --

                               Loan repayments                                                    75,000            --

Dataview Solutions Pty         Rent and related costs,        Commercial terms and            $  100,329    $  133,906
 Limited                       software development, and      conditions
                               accounts preparation

Access 24 Limited              Loan advance                   Nil interest                     1,256,206            --

    (c) During the current financial period, the parent entity entered into certain contracts on behalf of a controlled entity. These contracts are for:

    - the provision of services to third parties,

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995
                                  (CONTINUED)

NOTE 20.  RELATED PARTY DISCLOSURES: (CONTINUED)
    - operating lease for premises,

    - finance lease for equipment.

    The assets, liabilities, revenues and expenses associated with these contracts have been reflected in the financial statements of the economic entity. They have not been reflected in the financial statements of the parent entity as, in substance, the transactions relate solely to the operations of the controlled entity.

    (d) Interests in the shares of entities within the economic entity held by directors of the reporting entity and their director related entities, as at December 31, 1995:

                                                        ACCESS 24 SERVICE CORPORATION
                                                                   PTY LTD
                                                       --------------------------------
                                                        $1 ORDINARY SHARES, FULLY PAID
                                                       --------------------------------
                                                        DECEMBER 31,     FEBRUARY 28,
                                                            1995             1995
                                                       ---------------  ---------------
J. E. Kendall........................................            70               70
L. T. Carroll........................................            36               36

NOTE 21.  CASH FLOWS:

    (a) Reconciliation of cash

    For the purposes of the statement of cash flows, cash includes cash on hand and in banks and deposits at call, net of outstanding bank overdrafts. Cash at the end of the financial period as shown in the statement of cash flows is reconciled to the related items in the balance sheet as follows:

                                                                   DECEMBER 31,  FEBRUARY 28,
                                                                       1995          1995
                                                                   ------------  ------------
Cash balance comprises:
  Cash at bank and on hand.......................................   $  807,875   $  1,797,191
  Cash held in trust.............................................        8,345         40,791
                                                                   ------------  ------------
                                                                       816,220      1,837,982
  Bank overdraft.................................................     (196,453)            --
                                                                   ------------  ------------
                                                                    $  619,767   $  1,837,982
                                                                   ------------  ------------
                                                                   ------------  ------------

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995
                                  (CONTINUED)

NOTE 21.  CASH FLOWS: (CONTINUED)
    (b) Reconciliation of operating profit/loss after tax to net cash flows from operating activities:

                                                                                  YEAR ENDED
                                                                                 FEBRUARY 28,
                                                                                     1995
                                                                    TEN MONTHS   ------------
                                                                      ENDED
                                                                   DECEMBER 31,
                                                                       1995
                                                                   ------------
                                                                    (NOTE 22)
Operating profit/(loss) after tax................................   $  (28,435)  $    999,090
Depreciation and amortization:
  --Property, plant and equipment................................      547,589        346,420
  --Intangibles..................................................      210,048        237,668
  --Leased assets................................................      196,086        203,335
Gain/(loss) on sale of non-current assets........................      (28,929)        70,736
Bad and doubtful debts...........................................      (42,135)        35,255

Changes in assets and liabilities:
Trade receivables................................................     (486,706)      (128,396)
Other receivables................................................          (64)         2,662
Advances to related parties......................................      (68,592)            --
Intercompany trade receivables...................................           --             --
Security deposits................................................      (27,875)            --
Accrued fees.....................................................      (37,565)            --
Future income tax benefit........................................        5,652        (90,852)
Prepayments......................................................     (210,468)       (65,178)
Other assets.....................................................       (6,449)            --
Trade creditors..................................................       62,521          4,359
Sundry creditors and accruals....................................       19,822        225,978
Prepaid fees and claims:
  --Trade creditors..............................................      387,979             --
  --Trust accounts...............................................      (33,354)        (4,498)
Amounts due to related parties...................................      (35,790)            --
Repayment of advances to related parties.........................           --         78,855
Tax provision....................................................     (143,540)       447,534
Deferred income tax liability....................................       52,246         47,045
Adjustment to retained earnings (re AASB 1028: Accounting for
 Employee Entitlements)..........................................      (14,535)            --
Employee provisions..............................................      164,984        (10,289)
                                                                   ------------  ------------
Net cash flows from operating activities.........................   $  482,490   $  2,399,724
                                                                   ------------  ------------
                                                                   ------------  ------------

    (c) Non-cash financing and investing activities:

    Purchases of certain plant and equipment has been conducted through finance leases and hire purchase agreements. These transactions do not result in cash outflows until the lease payments occur as per the individual agreements. Purchases of property, plant and equipment financed in this way for the 10 months ended December 31, 1995 totalled $630,789 for Access 24 and $1,304,100 for the economic entity ($826,505 and $787,960 for the year ended February 28, 1995). The total value of property, plant and equipment under lease and the resulting lease liabilities are disclosed in the financial statements.

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995
                                  (CONTINUED)

NOTE 22.  FINANCIAL PERIOD:
    The parent entity and its controlled entities have changed financial year end from February 28 to December 31. As a result, these financial statements cover the ten month period from March 1 1995 to December 31, 1995. The comparative figures relate to the year ended February 28, 1995.

INSIDE BACK COVER OF PROSPECTUS:

    The inside back cover is a multicolor graphic layout entitled "CUSTOMER CONNECTIVITY through TeleTech's network of people and technology." AFTER THE WORDS "CUSTOMER CONNECTIVITY", THERE IS A SUPERSCRIPT "R" SURROUNDED BY A CIRCLE, INDICATING THAT THE WORDS ARE A REGISTERED TRADEMARK OF TELETECH.

    Located in the center of the page is a rectangular photograph of a call center over which is superimposed the word "TELETECH". Along the bottom edge of this photograph are four ovals labelled as follows (from left to right): "PHONE" (together with graphic icon of telephone handset); "INTERNET" (together with graphic icon of arrow "clicking" on a computer screen); "IVR" (together with a graphic icon of three buttons arranged vertically and labeled "1, 2 and 3"); and "FAX" (together with graphic icon of telephone handset and a sheet of paper).

    Located towards the bottom of the page, below the above-described rectangular photograph and connected to the same by a curvilinear line, is an oval graphic labeled "teletech's clients", beneath which is written "fortune 1000."

    Located above the rectangular photograph are six oval photographs containing close-up of one or more faces and labelled "client's customers." Overlapping each of these oval photographs is one of graphic icons identified along the bottom of the rectangular photograph, which indicates the services provided by TeleTech to the client's customer (e.g., FAX, PHONE, IVR [interactive voice response] and INTERNET). Each oval photograph is connected to the rectangular photograph by a curvilinear line.

    TeleTech's corporate logo appears in the lower left-hand corner of the page, under which are written the words: "COPYRIGHT 1996."

OUTSIDE BACK COVER OF PROSPECTUS

                                     [LOGO]

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                [ALTERNATIVE PAGE FOR INTERNATIONAL PROSPECTUS]
PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED            , 1996

                                6,000,000 SHARES

                                     [LOGO]
                                  COMMON STOCK
                                 --------------

 OF THE 6,000,000 SHARES OF COMMON STOCK BEING OFFERED, 4,000,000 SHARES ARE BEING SOLD BY THE COMPANY AND 2,000,000 SHARES ARE BEING SOLD BY THE SELLING
  STOCKHOLDERS NAMED HEREIN. THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF SHARES BY THE SELLING STOCKHOLDERS. SEE "PRINCIPAL AND
   SELLING STOCKHOLDERS." OF THE SHARES  BEING OFFERED,         SHARES  ARE
     BEING OFFERED INITIALLY OUTSIDE OF THE UNITED STATES AND CANADA BY THE
     INTERNATIONAL  UNDERWRITERS  AND             SHARES ARE  BEING OFFERED
     INITIALLY IN THE UNITED  STATES AND CANADA  BY THE U.S.  UNDERWRITERS.
     SEE  "UNDERWRITERS." PRIOR TO THE OFFERING, THERE HAS BEEN NO PUBLIC
       MARKET FOR THE COMMON STOCK OF THE COMPANY. IT IS CURRENTLY ANTICIPATED THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN
       $          AND  $         .  SEE "UNDERWRITERS"  FOR A DISCUSSION
                        OF THE  FACTORS  CONSIDERED IN  DETERMINING  THE
                            INITIAL OFFERING PRICE.
                            ------------------------

        THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                          COMMENCING ON PAGE 6 HEREOF.
                               -----------------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON  THE  ACCURACY  OR ADEQUACY  OF  THIS  PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                             PRICE $       A SHARE
                              -------------------

                                                             UNDERWRITING                           PROCEEDS TO
                                                             DISCOUNTS AND       PROCEEDS TO          SELLING
                                         PRICE TO PUBLIC    COMMISSIONS (1)      COMPANY (2)       STOCKHOLDERS
                                        -----------------  -----------------  -----------------  -----------------
PER SHARE.............................          $                  $                  $                  $
TOTAL (3).............................          $                  $                  $                  $

- ---------
    (1) THE COMPANY AND THE SELLING STOCKHOLDERS HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
    (2)  BEFORE  DEDUCTING  EXPENSES  PAYABLE   BY  THE  COMPANY  ESTIMATED   AT
       $           . THE  COMPANY HAS AGREED TO PAY  THE EXPENSES OF THE SELLING
       STOCKHOLDERS, OTHER THAN UNDERWRITING DISCOUNTS AND COMMISSIONS.
    (3) ONE OF THE SELLING STOCKHOLDERS HAS GRANTED THE U.S. UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO AN AGGREGATE OF 900,000 ADDITIONAL SHARES OF COMMON STOCK AT THE PRICE TO PUBLIC LESS UNDERWRITING DISCOUNTS AND COMMISSIONS FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE U.S. UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS, PROCEEDS TO COMPANY AND PROCEEDS TO SELLING STOCKHOLDERS
       WILL BE $        , $       ,  $       , AND  $       , RESPECTIVELY.  SEE
       "UNDERWRITERS."

                            ------------------------

    THE SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY KATTEN MUCHIN & ZAVIS, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT
DELIVERY OF THE SHARES WILL BE MADE ON OR ABOUT         , 1996 AT THE OFFICE  OF
MORGAN STANLEY & CO. INCORPORATED, NEW YORK, NEW YORK, AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                              -------------------

MORGAN STANLEY & CO.
       INTERNATIONAL
                      ALEX. BROWN & SONS
                                           INCORPORATED
                                                               SMITH BARNEY INC.
           , 1996

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following are the estimated expenses (other than the SEC registration fee, NASD filing fee and the Nasdaq National Market application fee) of the issuance and distribution of the securities being registered, all of which will be paid by TeleTech Holdings, Inc. ("TeleTech").

SEC registration fee............................................  $41,637.93
NASD filing fee.................................................  12,575.00
Nasdaq National Market application fee..........................  50,000.00
Printing expenses...............................................      *
Fees and expenses of counsel....................................      *
Fees and expenses of accountants................................      *
Transfer agent and registrar fees...............................      *
Blue sky fees and expenses......................................      *
Miscellaneous...................................................      *
                                                                  ---------
    Total.......................................................  $   *
                                                                  ---------
                                                                  ---------

- ---------
*To be provided by amendment.

TeleTech will bear all of the foregoing expenses. In addition, TeleTech intends to pay all expenses of registration, issuance and distribution, excluding underwriters' discounts and commissions, with respect to the shares being sold by the Selling Stockholders.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of such person's service as a director of officer of the corporation, or such person's service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by such person ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by such person, in connection with the defense or settlement of such action; provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the adjudicating court (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, or (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders. The General Corporation Law of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of Delaware provides for the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

    TeleTech's Restated Certificate of Incorporation and By-laws provide that TeleTech shall indemnify its directors, officers, employees and other agents to the fullest extent permitted by Delaware law.

    TeleTech has also entered into agreements to indemnify its directors and certain of its officers, in addition to the indemnification provided for in TeleTech's Restated Certificate of Incorporation and By-laws. These agreements provide, among other things, that TeleTech will indemnify its directors and officers for all direct and indirect expenses and costs (including, without limitation, all reasonable attorneys' fees and related disbursements, other out-of-pocket costs and reasonable compensation for time spent by such persons for which they are not otherwise compensated by TeleTech or any third person) and liabilities of any type whatsoever (including, but not limited to, judgements, fines and settlement fees) actually and reasonably incurred by such person in connection with either the investigation, defense, settlement or appeal of any threatened, pending or completed action, suit or other proceeding, including any action by or in the right of the corporation, arising out of such person's services as a director, officer, employee or other agent of TeleTech, any subsidiary of TeleTech or any other company or enterprise to which the person provides services at the request of TeleTech. TeleTech believes that these provisions and agreements are necessary to attract and retain talented and experienced directors and officers.

    TeleTech maintains liability insurance for the benefit of its directors and officers.

    Under the terms of the Underwriting Agreement, the Underwriters have agreed to indemnify, under certain conditions, TeleTech, its directors, certain of its officers and persons who control TeleTech within the meaning of the Securities Act of 1933, as amended (the "Securities Act") against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    The shares of common stock, par value $.002 per share (the "Common Stock"), issued in the transactions described below reflect a five-for-one split of the Common Stock to be effected immediately prior to the closing of the Offering contemplated by this Registration Statement.

    Pursuant to the terms of, and as a condition precedent to consummation of the transactions contemplated by, that certain Preferred Stock Purchase Agreement dated as of December 22, 1994 by and among TeleTech Teleservices, Inc., a Colorado corporation ("TTS"), TeleTech Telecommunications, Inc., a California corporation ("TTC"), TeleTech, TeleTech Investors General Partnership, an Illinois general partnership (the "Partnership"), and Essaness Theaters Corporation, a Delaware corporation ("Essaness"), TeleTech, on January 17, 1995, issued (a) 40,700,000 shares of Common Stock to Kenneth D. Tuchman ("Tuchman") in exchange for all of the issued and outstanding shares of capital stock of TTS and TTC then owned by Tuchman, and (b) and 1,705,000 and 155,000 of its convertible preferred stock, par value $6.45 per share ("Preferred Stock"), to the Partnership and Essaness, respectively, in exchange for $11,000,000 and $1,000,000 respectively. Each share of Preferred Stock is convertible into five shares of Common Stock, subject to adjustment under various anti-dilution provisions.

    Between January 1, 1995 and May 15, 1996, TeleTech granted to certain of its officers, employees, consultants and independent contractors options to acquire an aggregate of 4,968,500 shares of Common Stock. All of such options were granted pursuant to option agreements between TeleTech and each option holder and are subject to the terms of the TeleTech Holdings, Inc. Stock Plan ("Option Plan").

    On January 1, 1996, TeleTech acquired all of the outstanding capital stock of Access 24 Service Corporation Pty Limited, a corporation incorporated under the laws of New South Wales, Australia ("Access 24"). As consideration for such capital stock, TeleTech issued 712,520 shares of Common Stock to Bevero Pty Limited and paid $2.27 million and issued 257,220 shares of Common Stock to Access 24 Holdings Pty Limited.

    In connection with the acquisition of Access 24, TeleTech entered into an employment agreement dated as of January 1, 1996 with Dr. John E. Kendall, as Vice President, Strategic Planning, of TeleTech. In connection with Dr. Kendall's execution of the agreement, TeleTech issued to Dr. Kendall 38,000 shares of Common Stock, which shares constitute restricted stock subject to the terms of the Option Plan and vest proportionately over the three year period commencing on the date of issuance.

    Also in connection with the acquisition of Access 24, TeleTech caused Access 24 to enter into an employment agreement dated as of January 1, 1996 with Louis
T. Carroll, as Managing Director of Access 24. In connection with Mr. Carroll's execution of the agreement, TeleTech issued to Mr. Carroll 38,000 shares of Common Stock, which shares constitute restricted stock subject to the terms of the Option Plan and vest proportionately over the three year period commencing on the date of issuance.

    During 1996, TeleTech has granted options to acquire 225,000 shares of Common Stock to its former and current non-executive directors, at an exercise price of $5.00 per share, pursuant to the TeleTech Holdings, Inc. Directors Stock Option Plan (the "Directors Plan"). All of such options are subject to the terms of the Directors Plan and were granted pursuant to option agreements between TeleTech and each director who received such options.

    No underwriters were involved in the transactions described above. All of the shares and options issued in the foregoing transactions were issued or granted by the Company in reliance upon the exemptions from registration available under Section 4(2) of the Securities Act, including Rule 701, Regulation D or Regulation S promulgated thereunder.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits
       See attached Exhibit Index.

    (b) Financial Statement Schedules:
       None

ITEM 17.  UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closings specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, (i) the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado on June 5, 1996.


                                          By:       /s/ KENNETH D. TUCHMAN

                                             -----------------------------------
                                                     Kenneth D. Tuchman
                                             CHAIRMAN OF THE BOARD OF DIRECTORS,
                                                PRESIDENT AND CHIEF EXECUTIVE
                                                           OFFICER


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED ON JUNE 5, 1996 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED:



                      SIGNATURE                                                   TITLE
- ------------------------------------------------------  ---------------------------------------------------------

                /s/ KENNETH D. TUCHMAN
     -------------------------------------------        Chairman of the Board, President and Chief Executive
                  Kenneth D. Tuchman                     Officer (Principal Executive Officer)

                  * STEVEN B. COBURN
     -------------------------------------------        Chief Financial Officer (Principal Financial and
                   Steven B. Coburn                      Accounting Officer)

                   * ALAN SILVERMAN
     -------------------------------------------        Director
                    Alan Silverman

                 * RICHARD WEINGARTEN
     -------------------------------------------        Director
                  Richard Weingarten

                    * SAMUEL ZELL
     -------------------------------------------        Director
                     Samuel Zell

          *By:        /s/ KENNETH D. TUCHMAN
        --------------------------------------
                  Kenneth D. Tuchman
                 As Attorney-in-Fact

                                 EXHIBIT INDEX


 EXHIBIT
   NO.                                                   DESCRIPTION
- ---------  --------------------------------------------------------------------------------------------------------
1.1*       Form of Underwriting Agreement
3.1*       Restated Certificate of Incorporation of TeleTech
3.2*       Amended and Restated By-laws of TeleTech
4.1*       Amended  and Restated Investment Agreement dated  as of May    , 1996 among TeleTech, TeleTech Investors
            General Partnership, Alan Silverman, Susan Silverman and Jack Silverman
4.2*       Stock Transfer and Registration Rights Agreement dated as  of January 1, 1996 among TeleTech, Access  24
            Holdings Pty Limited, Bevero Pty Limited and Access 24 Service Corporation Pty Limited
4.3*       Specimen Common Stock Certificate
5.1*       Opinion of Neal, Gerber & Eisenberg, counsel to TeleTech
10.1**     Employment Agreement dated as of January 1, 1995 between Kenneth D. Tuchman and TeleTech
10.2**     Employment  Agreement  dated as  of  January 1,  1995  between Joseph  D.  Livingston and  TeleTech (the
            "Livingston Employment Agreement")
10.3*      Amendment to the Livingston Employment Agreement dated May   , 1996
10.4*      Employment Agreement dated as of September 30, 1995 between Steven B. Coburn and TeleTech
10.5**     Preferred Stock Purchase  Agreement dated as  of December  22, 1994 among  TeleTech Teleservices,  Inc.,
            TeleTech  Telecommunications,  Inc.,  TeleTech,  TeleTech Investors  General  Partnership  and Essaness
            Theaters Corporation
10.6*      Subscription and Shareholders  Agreement dated  April 30,  1996 among  TeleTech, Access  24 Limited  and
            Priplan Investments Limited
10.7**     TeleTech Holdings, Inc. Stock Plan
10.8**     TeleTech Holdings, Inc. Director Stock Option Plan
10.9       Sublease  Agreement dated  September 26,  1994 between  International Business  Machines Corporation and
            TeleTech Telecommunications, Inc.
10.10      Agreement dated March 16, 1993  between 1700 Lincoln Limited  and TeleTech Telecommunications, Inc.  and
            TeleTech Teleservices, Inc.
10.11**    Lease  dated  September 21,  1995 between  First Union  Management, Inc.  and TeleTech  Teleservices and
            TeleTech
10.12      Form of Client Services Agreement
10.13*     Agreement for Call Center Management between United Parcel General Services Co. and TeleTech
10.14*     Office Lease  dated July  24, 1992  between Sam  Menlo, d/b/a  Menlo Enterprises  and TeleTech  Telecom-
            munications
10.15**    Business  Loan  Agreement  dated  March  29,  1996  among  TeleTech  Telecommunications,  Inc., TeleTech
            Teleservices, Inc. and  TeleTech, as  Borrower, and  First Interstate  Bank of  California, as  Lender;
            Addendum dated March 29, 1996
10.16**    Stock  Purchase Agreement dated as of  January 1, 1996 among Access  24 Holdings Pty Limited, Bevero Pty
            Limited, Access 24 Service Corporation Pty Limited and TeleTech
10.17*     Master Lease Agreement dated as  of July 11, 1995 among  First Interstate Bank of California,  TeleTech,
            TeleTech Telecommunications, Inc. and TeleTech Teleservices, Inc.
10.18      Master Equipment Lease Agreement dated as of August 16, 1995 between NationsBanc Leasing Corporation and
            TeleTech
21.1*      List of subsidiaries
23.1       Consent of Arthur Anderson LLP, independent public accountants
23.2       Consent of Gumbiner, Savett, Finkel, Fingleson & Rose, Inc. (formerly Gumbiner, Savett, Friedman & Rose,
            Inc.), independent public accountants
23.3*      Consent of Neal, Gerber & Eisenberg (included in Exhibit 5.1)
24.1**     Power of Attorney (previously included on the signature page to the Registration Statement)
27**       Financial Data Schedule


- ----------

 *To be filed by amendment.
**Previously filed